Exhibit 99.2

CATERPILLAR INC.

Consolidated Financial Statements

2010

TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm

Consolidated Financial Statements and Notes

Five-year Financial Summary

Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A)

Overview

2010 Compared with 2009

Fourth Quarter 2010 Compared with Fourth Quarter 2009

2009 Compared with 2008

Glossary of Terms

Liquidity and Capital Resources

Critical Accounting Policies

Global Workforce

Other Matters

Non-GAAP Financial Measures

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Caterpillar Inc.:

In our opinion, the accompanying consolidated statement of financial position and the related consolidated statements of results of operations, changes in stockholders’ equity, and of cash flow, including pages A-4 through A-76, present fairly, in all material respects, the financial position of Caterpillar Inc. and its subsidiaries at December 31, 2010, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing on page A-3 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.  Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control Over Financial Reporting (not presented herein), management has excluded Electro-Motive Diesel, Inc. (EMD) from its assessment of internal control over financial reporting as of December 31, 2010 because EMD was acquired by the Company in August 2010.  We have also excluded EMD from our audit of internal control over financial reporting. EMD is a wholly-owned subsidiary of the Company whose total assets and total revenues represent approximately 2% and 1%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2010.

/s/ PricewaterhouseCoopers LLP

Peoria, Illinois

February 22, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments discussed in Note 22, as to which the date is May 23, 2011

STATEMENT 1	Caterpillar Inc.

Consolidated Results of Operations for the Years Ended December 31

(Dollars in millions except per share data)

	2010	2009	2008
Sales and revenues:
Sales of Machinery and Power Systems	$39,867	$29,540	$48,044
Revenues of Financial Products	2,721	2,856	3,280
Total sales and revenues	42,588	32,396	51,324

Operating costs:
Cost of goods sold	30,367	23,886	38,415
Selling, general and administrative expenses	4,248	3,645	4,399
Research and development expenses	1,905	1,421	1,728
Interest expense of Financial Products	914	1,045	1,153
Other operating (income) expenses	1,191	1,822	1,181
Total operating costs	38,625	31,819	46,876

Operating profit	3,963	577	4,448

Interest expense excluding Financial Products	343	389	274
Other income (expense)	130	381	327

Consolidated profit before taxes	3,750	569	4,501

Provision (benefit) for income taxes	968	(270)	953
Profit of consolidated companies	2,782	839	3,548

Equity in profit (loss) of unconsolidated affiliated companies	(24)	(12)	37

Profit of consolidated and affiliated companies	2,758	827	3,585

Less: Profit (loss) attributable to noncontrolling interests	58	(68)	28

Profit(1)	$2,700	$895	$3,557

Profit per common share	$4.28	$1.45	$5.83

Profit per common share — diluted (2)	$4.15	$1.43	$5.66

Weighted-average common shares outstanding (millions)
- Basic	631.5	615.2	610.5
- Diluted (2)	650.4	626.0	627.9

Cash dividends declared per common share	$1.74	$1.68	$1.62

(1)	Profit attributable to common stockholders.
(2)	Diluted by assumed exercise of stock-based compensation awards, using the treasury stock method.

See accompanying notes to Consolidated Financial Statements.

STATEMENT 2	Caterpillar Inc.

Consolidated Financial Position at December 31

(Dollars in millions)

	2010	2009	2008
Assets
Current assets:
Cash and short-term investments	$3,592	$4,867	$2,736
Receivables - trade and other	8,494	5,611	9,397
Receivables - finance	8,298	8,301	8,731
Deferred and refundable income taxes	931	1,216	1,223
Prepaid expenses and other current assets	908	862	1,017
Inventories	9,587	6,360	8,781
Total current assets	31,810	27,217	31,885

Property, plant and equipment - net	12,539	12,386	12,524
Long-term receivables - trade and other	793	971	1,479
Long-term receivables - finance	11,264	12,279	14,264
Investments in unconsolidated affiliated companies	164	105	94
Noncurrent deferred and refundable income taxes	2,493	2,714	3,311
Intangible assets	805	465	511
Goodwill	2,614	2,269	2,261
Other assets	1,538	1,632	1,453
Total assets	$64,020	$60,038	$67,782

Liabilities
Current liabilities:
Short-term borrowings:
Machinery and Power Systems	$204	$433	$1,632
Financial Products	3,852	3,650	5,577
Accounts payable	5,856	2,993	4,827
Accrued expenses	2,880	2,641	3,254
Accrued wages, salaries and employee benefits	1,670	797	1,242
Customer advances	1,831	1,217	1,898
Dividends payable	281	262	253
Other current liabilities	1,521	1,281	1,450
Long-term debt due within one year:
Machinery and Power Systems	495	302	456
Financial Products	3,430	5,399	5,036
Total current liabilities	22,020	18,975	25,625
Long-term debt due after one year:
Machinery and Power Systems	4,505	5,652	5,736
Financial Products	15,932	16,195	17,098
Liability for postemployment benefits	7,584	7,420	9,975
Other liabilities	2,654	2,496	2,634
Total liabilities	52,695	50,738	61,068
Commitments and contingencies (Notes 20 and 21)
Redeemable noncontrolling interest (Note 24)	461	477	524
Stockholders’ equity
Common stock of $1.00 par:
Authorized shares: 2,000,000,000
Issued shares: (2010, 2009 and 2008 - 814,894,624) at paid-in amount	3,888	3,439	3,057
Treasury stock: (2010 — 176,071,910 shares; 2009 - 190,171,905 shares and 2008 - 213,367,983 shares) at cost	(10,397)	(10,646)	(11,217)
Profit employed in the business	21,384	19,711	19,826
Accumulated other comprehensive income (loss)	(4,051)	(3,764)	(5,579)
Noncontrolling interests	40	83	103
Total stockholders’ equity	10,864	8,823	6,190
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$64,020	$60,038	$67,782

See accompanying notes to Consolidated Financial Statements.

STATEMENT 3	Caterpillar Inc.

Changes in Consolidated Stockholders’ Equity for the Years Ended December 31

(Dollars in millions)

	Common stock	Treasury stock	Profit employed in the business	Accumulated other comprehensive income (loss)	Noncontrolling interests	Total	Comprehensive income (loss)
Balance at January 1, 2008	$2,744	$(9,451)	$17,365	$(1,791)	$113	$8,980
Profit of consolidated and affiliated companies	—	—	3,557	—	28	3,585	$3,585
Foreign currency translation, net of tax of $133	—	—	—	(488)	23	(465)	(465)
Pension and other postretirement benefits
Current year actuarial gain (loss), net of tax of $1,854	—	—	—	(3,415)	(30)	(3,445)	(3,445)
Amortization of actuarial (gain) loss, net of tax of $84	—	—	—	150	1	151	151
Current year prior service cost, net of tax of $5	—	—	—	(9)	—	(9)	(9)
Amortization of transition (asset) obligation, net of tax of $1	—	—	—	2	—	2	2
Derivative financial instruments
Gains (losses) deferred, net of tax of $67	—	—	—	100	—	100	100
(Gains) losses reclassified to earnings, net of tax of $14	—	—	—	(22)	2	(20)	(20)
Retained interests
Gains (losses) deferred, net of tax of $13	—	—	—	(22)	—	(22)	(22)
(Gains) losses reclassified to earnings, net of tax of $8	—	—	—	13	—	13	13
Available-for-sale securities
Gains (losses) deferred, net of tax of $67	—	—	—	(125)	—	(125)	(125)
(Gains) losses reclassified to earnings, net of tax of $15	—	—	—	28	—	28	28
Dividends declared	—	—	(981)	—	—	(981)	—
Distributions to noncontrolling interests	—	—	—	—	(10)	(10)	—
Change in ownership for noncontrolling interests	—	—	—	—	(26)	(26)	—
Common shares issued from treasury stock for stock-based compensation: 4,807,533	7	128	—	—	—	135	—
Stock-based compensation expense	194	—	—	—	—	194	—
Net excess tax benefits from stock-based compensation	56	—	—	—	—	56	—
Shares repurchased: 27,267,026 (3)	—	(1,894)	—	—	—	(1,894)	—
Stock repurchase derivative contracts	56	—	—	—	—	56	—
Cat Japan share redemption (4)	—	—	(115)	—	2	(113)	—
Balance at December 31, 2008	$3,057	$(11,217)	$19,826	$(5,579)	$103	$6,190	$(207)
Profit of consolidated and affiliated companies	—	—	895	—	(68)	827	$827
Foreign currency translation, net of tax of $37	—	—	—	342	21	363	363
Pension and other postretirement benefits
Current year actuarial gain (loss), net of tax of $401	—	—	—	924	1	925	925
Amortization of actuarial (gain) loss, net of tax of $113	—	—	—	187	—	187	187
Current year prior service cost, net of tax of $249	—	—	—	300	—	300	300
Amortization of prior service cost, net of tax of $8	—	—	—	(2)	—	(2)	(2)
Amortization of transition (asset) obligation, net of tax of $1	—	—	—	1	—	1	1
Derivative financial instruments
Gains (losses) deferred, net of tax of $16	—	—	—	19	—	19	19
(Gains) losses reclassified to earnings, net of tax of $36	—	—	—	(54)	(2)	(56)	(56)
Retained interests
Gains (losses) deferred, net of tax of $9 (5)	—	—	—	(16)	—	(16)	(16)
(Gains) losses reclassified to earnings, net of tax of $11	—	—	—	20	—	20	20
Available-for-sale securities
Gains (losses) deferred, net of tax of $47	—	—	—	86	—	86	86
(Gains) losses reclassified to earnings, net of tax of $5	—	—	—	8	—	8	8
Dividends declared	—	—	(1,038)	—	—	(1,038)	—
Distributions to noncontrolling interests	—	—	—	—	(10)	(10)	—
Change in ownership for noncontrolling interests	(3)	—	—	—	(15)	(18)	—
Common shares issued from treasury stock for stock-based compensation: 3,571,268	(14)	103	—	—	—	89	—
Common shares issued from treasury stock for benefit plans: 19,624,810 (1)	250	468	—	—	—	718	—
Stock-based compensation expense	132	—	—	—	—	132	—
Net excess tax benefits from stock-based compensation	17	—	—	—	—	17	—
Cat Japan share redemption (4)	—	—	28	—	53	81	—
Balance at December 31, 2009	$3,439	$(10,646)	$19,711	$(3,764)	$83	$8,823	$2,662

(Continued)

STATEMENT 3	Caterpillar Inc.

Changes in Consolidated Stockholders’ Equity for the Years Ended December 31

(Dollars in millions)

	Common stock	Treasury stock	Profit employed in the business	Accumulated other comprehensive income (loss)	Noncontrolling interests	Total	Comprehensive income (loss)
Balance at December 31, 2009	$3,439	$(10,646)	$19,711	$(3,764)	$83	$8,823	$2,662
Adjustment to adopt consolidation of variable interest entities(2)	—	—	(6)	3	—	(3)
Balance at January 1, 2010	$3,439	$(10,646)	$19,705	$(3,761)	$83	$8,820
Profit of consolidated and affiliated companies	—	—	2,700	—	58	2,758	$2,758
Foreign currency translation, net of tax of $73	—	—	—	(52)	18	(34)	(34)
Pension and other postretirement benefits
Current year actuarial gain (loss), net of tax of $214	—	—	—	(539)	(1)	(540)	(540)
Amortization of actuarial (gain) loss, net of tax of $173	—	—	—	307	3	310	310
Current year prior service cost, net of tax of $3	—	—	—	(8)	—	(8)	(8)
Amortization of prior service cost, net of tax of $12	—	—	—	(17)	—	(17)	(17)
Amortization of transition (asset) obligation, net of tax of $1	—	—	—	1	—	1	1
Derivative financial instruments
Gains (losses) deferred, net of tax of $29	—	—	—	(50)	—	(50)	(50)
(Gains) losses reclassified to earnings, net of tax of $18	—	—	—	35	—	35	35
Available-for-sale securities
Gains (losses) deferred, net of tax of $25	—	—	—	37	—	37	37
(Gains) losses reclassified to earnings, net of tax of $2	—	—	—	(4)	—	(4)	(4)
Dividends declared	—	—	(1,103)	—	—	(1,103)	—
Change in ownership for noncontrolling interests	(69)	—	—	—	(66)	(135)	—
Common shares issued from treasury stock for stock-based compensation: 12,612,514	74	222	—	—	—	296	—
Common shares issued from treasury stock for benefit plans: 1,487,481 (1)	67	27	—	—	—	94	—
Stock-based compensation expense	226	—	—	—	—	226	—
Net excess tax benefits from stock-based compensation	151	—	—	—	—	151	—
Cat Japan share redemption (4)	—	—	82	—	(55)	27	—
Balance at December 31, 2010	$3,888	$(10,397)	$21,384	$(4,051)	$40	$10,864	$2,488

(1)	See Note 12 regarding shares issued for benefit plans.
(2)	See Note 6 for additional information.
(3)	Amount consists of $1,800 million of cash-settled purchases and $94 million of derivative contracts.
(4)	See Notes 23 and 24 regarding the Cat Japan share redemption.
(5)

Includes noncredit component of other-than-temporary impairment losses on retained interests of $(8) million, net of tax of $4 million, for the twelve months ended December 31, 2009.   See Note 6 and 17 for additional information.

See accompanying notes to Consolidated Financial Statements.

STATEMENT 4	Caterpillar Inc.

Consolidated Statement of Cash Flow for the Years Ended December 31

(Millions of dollars)

	2010	2009	2008
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$2,758	$827	$3,585
Adjustments for non-cash items:
Depreciation and amortization	2,296	2,336	1,980
Other	469	137	355
Changes in assets and liabilities, net of acquisitions:
Receivables - trade and other	(2,320)	4,014	(545)
Inventories	(2,667)	2,501	(833)
Accounts payable	2,570	(1,878)	(129)
Accrued expenses	117	(505)	660
Accrued wages, salaries and employee benefits	847	(534)	154
Customer advances	604	(646)	286
Other assets - net	358	235	(470)
Other liabilities - net	(23)	12	(371)
Net cash provided by (used for) operating activities	5,009	6,499	4,672

Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(1,575)	(1,504)	(2,320)
Expenditures for equipment leased to others	(1,011)	(968)	(1,566)
Proceeds from disposals of leased assets and property, plant and equipment	1,469	1,242	982
Additions to finance receivables	(8,498)	(7,107)	(14,031)
Collections of finance receivables	8,987	9,288	9,717
Proceeds from sale of finance receivables	16	100	949
Investments and acquisitions (net of cash acquired)	(1,126)	(19)	(117)
Proceeds from sale of available-for-sale securities	228	291	357
Investments in available-for-sale securities	(217)	(349)	(339)
Other - net	132	(128)	197
Net cash provided by (used for) investing activities	(1,595)	846	(6,171)

Cash flow from financing activities:
Dividends paid	(1,084)	(1,029)	(953)
Distribution to noncontrolling interests	—	(10)	(10)
Common stock issued, including treasury shares reissued	296	89	135
Payment for stock repurchase derivative contracts	—	—	(38)
Treasury shares purchased	—	—	(1,800)
Excess tax benefit from stock-based compensation	153	21	56
Acquisitions of noncontrolling interests	(132)	(6)	—
Proceeds from debt issued (original maturities greater than three months):
- Machinery and Power Systems	216	458	1,673
- Financial Products	8,108	11,833	16,257
Payments on debt (original maturities greater than three months):
- Machinery and Power Systems	(1,298)	(918)	(296)
- Financial Products	(11,163)	(11,769)	(14,143)
Short-term borrowings (original maturities three months or less) - net	291	(3,884)	2,074
Net cash provided by (used for) financing activities	(4,613)	(5,215)	2,955
Effect of exchange rate changes on cash	(76)	1	158
Increase (decrease) in cash and short-term investments	(1,275)	2,131	1,614
Cash and short-term investments at beginning of period	4,867	2,736	1,122
Cash and short-term investments at end of period	$3,592	$4,867	$2,736

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

Non-cash activities:

During 2010 and 2009, we contributed 1.5 million and 19.6 million shares of company stock with a fair value of $94 million and $718 million, respectively, to our U.S. benefit plans. See Note 12  for further discussion.

See accompanying notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Operations and summary of significant accounting policies

A.    Nature of operations

Information in our financial statements and related commentary are presented in the following categories:

Machinery and Power Systems — Represents the aggregate total of Construction Industries, Resource Industries, Power Systems, and All Other segments and related corporate items and eliminations.

Financial Products — Primarily includes the company’s Financial Products Segment.  This category includes Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings Inc. (Cat Insurance) and their respective subsidiaries.

As discussed in Note 22 — Segment Information, during the first quarter of 2011, we revised our reportable segments in line with the changes to our organizational structure that were announced during 2010.  The 2008, 2009 and 2010 financial information has been retrospectively revised to reflect the change in reportable segments.

Our products are sold primarily under the brands “Caterpillar,” “CAT,” design versions of “CAT” and “Caterpillar,” “Electro-Motive,” “FG Wilson,” “MaK,” “Olympian,” “Perkins,” “Progress Rail” and “Solar Turbines”.

We conduct operations in our Machinery and Power Systems businesses under highly competitive conditions, including intense price competition. We place great emphasis on the high quality and performance of our products and our dealers’ service support. Although no one competitor is believed to produce all of the same types of machines and engines that we do, there are numerous companies, large and small, which compete with us in the sale of each of our products.

Machines are distributed principally through a worldwide organization of dealers (dealer network), 50 located in the United States and 138 located outside the United States. Worldwide, these dealers serve 182 countries and operate 3,475 places of business, including 1,341 dealer rental outlets.  Reciprocating engines are sold principally through the dealer network and to other manufacturers for use in products manufactured by them. Some of the reciprocating engines manufactured by Perkins are also sold through a worldwide network of 142 distributors located in 183 countries. The FG Wilson branded electric power generation systems are sold through a worldwide network of 154 distributors located in 179 countries.  Some of the large, medium speed reciprocating engines are also sold under the MaK brand through a worldwide network of 19 distributors located in 130 countries.  Our dealers do not deal exclusively with our products; however, in most cases sales and servicing of our products are the dealers’ principal business. Turbines are sold through sales forces employed by the company. At times, these employees are assisted by independent sales representatives.

Manufacturing activities of Machinery and Power Systems are conducted in 94 plants in the United States; 16 in the United Kingdom; nine each in Italy and Mexico; eight in China; six in Canada; five in France; four each in Australia, Brazil and India; three in Poland; two each in Germany, Indonesia, Japan and the Netherlands; and one each in Belgium, Hungary, Malaysia, Nigeria, Russia, South Korea, Switzerland and Tunisia. Twelve parts distribution centers are located in the United States and 17 are located outside the United States.

Financial Products also conducts operations under highly competitive conditions. Financing for users of Caterpillar products is available through a variety of competitive sources, principally commercial banks and finance and leasing companies. We emphasize prompt and responsive service to meet customer requirements and offer various financing plans designed to increase the opportunity for sales of our products and generate financing income for our company. Financial Products activity is conducted primarily in the United States, with additional offices in Africa, Asia, Australia, Canada, the Commonwealth of Independent States, Europe, Latin America and the Middle East.

B.    Basis of consolidation

The financial statements include the accounts of Caterpillar Inc. and its subsidiaries.  Investments in companies that are owned 20% to 50% or are less than 20% owned and for which we have significant influence are accounted for by the equity method.  See Note 9 for further discussion.

We consolidate all variable interest entities (VIEs) where Caterpillar Inc. is the primary beneficiary.  For VIEs, we assess whether we are the primary beneficiary as prescribed by the accounting guidance on the consolidation of VIEs.  The primary beneficiary of a VIE is the party that has both the power to direct the activities that most significantly impact the entity’s economic performance, and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.  We adopted the consolidation of variable interest entities guidance issued in June 2009 effective January 1, 2010.  See Note 1K for additional information.

Certain amounts for prior years have been reclassified to conform with the current-year financial statement presentation.

Shipping and handling costs are included in Cost of goods sold in Statement 1.  Other operating (income) expenses primarily include Cat Financial’s depreciation of equipment leased to others, Cat Insurance’s underwriting expenses, gains (losses) on disposal of long-lived assets, long-lived asset impairment charges, employee separation charges and benefit plan curtailment, settlement and special termination benefits.

Prepaid expenses and other current assets in Statement 2 include core to be returned for remanufacturing, prepaid rent, prepaid insurance and other prepaid items.  In addition, at December 31, 2008, this line included a security deposit of $232 million related to a deposit obligation due in 2009.  See Note 14 for further discussion.

C.    Sales and revenue recognition

Sales of Machinery and Power Systems are recognized and earned when all the following criteria are satisfied:  (a) persuasive evidence of a sales arrangement exists; (b) price is fixed and determinable; (c) collectability is reasonably assured; and (d) delivery has occurred.  Persuasive evidence of an arrangement and a fixed or determinable price exist once we receive an order or contract from a customer or independently owned and operated dealer.  We assess collectability at the time of the sale and if collectability is not reasonably assured, the sale is deferred and not recognized until collectability is probable or payment is received.  Typically, where product is produced and sold in the same country, title and risk of ownership transfer when the product is shipped.  Products that are exported from a country for sale typically pass title and risk of ownership at the border of the destination country.

Sales of certain turbine machinery units are recognized under accounting for construction-type contracts, primarily using the percentage-of-completion method.  Revenue is recognized based upon progress towards completion, which is estimated and continually updated over the course of construction.  We provide for any loss that we expect to incur on these contracts when that loss is probable.

Our remanufacturing operations are primarily focused on the remanufacture of Cat engines and components and rail related products.  In this business, used engines and related components (core) are inspected, cleaned and remanufactured.  In connection with the sale of most of our remanufactured product, we collect a deposit from the dealer that is repaid if the dealer returns an acceptable core within a specified time period.  Caterpillar owns and has title to the cores when they are returned from dealers.  The rebuilt engine or component (the core plus any new content) is then sold as a remanufactured product to dealers and customers.  Revenue is recognized pursuant to the same criteria as machinery and engine sales noted above (title to the entire remanufactured product passes to the dealer upon sale).  At the time of sale, the deposit is recognized in Other current liabilities in Statement 2.  In addition, the core to be returned is recognized as an asset in Prepaid expenses and other current assets in Statement 2 at the estimated replacement cost (based on historical experience with useable cores).  Upon receipt of an acceptable core, we repay the deposit and relieve the liability.  The returned core is then included in inventory.  In the event that the deposit is forfeited (i.e. upon failure by the dealer to return an acceptable core in the specified time period), we recognize the core deposit and the cost of the core in revenue and expense, respectively.

No right of return exists on sales of equipment.  Replacement part returns are estimable and accrued at the time a sale is recognized.

We provide discounts to dealers through merchandising programs.  We have numerous programs that are designed to promote the sale of our products.  The most common dealer programs provide a discount when the dealer sells a product to a targeted end user.  The cost of these discounts is estimated based on historical experience and known changes in merchandising programs and is reported as a reduction to sales when the product sale is recognized.

Our standard invoice terms are established by marketing region. When a sale is made to a dealer, the dealer is responsible for payment even if the product is not sold to an end customer and must make payment within the standard terms to avoid interest costs. Interest at or above prevailing market rates is charged on any past due balance. Our policy is to not forgive this interest.  In 2010, terms were extended to not more than one year for $221 million of receivables, which represents less than 1% of consolidated sales.  In 2009 and 2008, terms were extended to not more than one year for $312 million and $544 million of receivables, respectively, which represent approximately 1% of consolidated sales.

We establish a bad debt allowance for Machinery and Power Systems receivables when it becomes probable that the receivable will not be collected.  Our allowance for bad debts is not significant.

Revenues of Financial Products primarily represent the following Cat Financial revenues:

•      Retail (end-customer) finance revenue on finance leases and installment sale contracts is recognized over the term of the contract at a constant rate of return on the scheduled outstanding principal balance.  Revenue on retail notes is recognized based on the daily balance of retail receivables outstanding and the applicable effective interest rate.

•      Operating lease revenue is recorded on a straight-line basis in the period earned over the life of the contract.

•      Wholesale (dealer) finance revenue on installment contracts and finance leases is recognized over the term of the contract at a constant rate of return on the scheduled outstanding principal balance.  Revenue on wholesale notes is recognized based on the daily balance of wholesale receivables outstanding and the applicable effective interest rate.

•      Loan origination and commitment fees are deferred and then amortized to revenue using the interest method over the life of the finance receivables.

Recognition of income is suspended when collection of future income is not probable. Accrual is resumed, and previously suspended income is recognized, when the receivable becomes contractually current and/or collection doubts are removed. Cat Financial provides wholesale inventory financing to dealers. See Note 6 for more information.

Sales and revenues are presented net of sales and other related taxes.

D.    Inventories

Inventories are stated at the lower of cost or market. Cost is principally determined using the last-in, first-out (LIFO) method. The value of inventories on the LIFO basis represented about 70% of total inventories at December 31, 2010, 2009 and 2008.

If the FIFO (first-in, first-out) method had been in use, inventories would have been $2,575 million, $3,022 million and $3,216 million higher than reported at December 31, 2010, 2009 and 2008, respectively.

E.     Securitized receivables

Cat Financial periodically transfers certain finance receivables relating to retail installment sale contracts and finance leases to special purpose entities (SPEs) as part of their asset-backed securitization program.  When finance receivables are securitized, Cat Financial retains interests in the receivables in the form of subordinated certificates, an interest in future cash flows (excess), reserve accounts and servicing rights. In accordance with the new consolidation accounting guidance adopted January 1, 2010, these SPEs were concluded to be VIEs.  Cat Financial determined that it was the primary beneficiary based on its power to direct activities through its role as servicer and its obligation to absorb losses and right to receive benefits and therefore consolidated the entities using the carrying amounts of the SPEs’ assets and liabilities. Prior to January 1, 2010, the retained interests were recorded in Other assets at fair value. Cat Financial estimated fair value and cash flows using a valuation model and key assumptions for credit losses, prepayment rates and discount rates. See Note 6 and Note 17 for more information.

F.     Depreciation and amortization

Depreciation of plant and equipment is computed principally using accelerated methods. Depreciation on equipment leased to others, primarily for Financial Products, is computed using the straight-line method over the term of the lease. The depreciable basis is the original cost of the equipment less the estimated residual value of the equipment at the end of the lease term. In 2010, 2009 and 2008, Cat Financial depreciation on equipment leased to others was $690 million, $713 million and $724 million, respectively, and was included in Other operating (income) expenses in Statement 1. In 2010, 2009 and 2008, consolidated depreciation expense was $2,202 million, $2,254 million and $1,907 million, respectively. Amortization of purchased finite-lived intangibles is computed principally using the straight-line method, generally not to exceed a period of 20 years.

G.    Foreign currency translation

The functional currency for most of our Machinery and Power Systems consolidated companies is the U.S. dollar. The functional currency for most of our Financial Products and affiliates accounted for under the equity method is the respective local currency.  Gains and losses resulting from the translation of foreign currency amounts to the functional currency are included in Other income (expense) in Statement 1. Gains and losses resulting from translating assets and liabilities from the functional currency to U.S. dollars are included in Accumulated other comprehensive income (loss) in Statement 2.

H.    Derivative financial instruments

Our earnings and cash flow are subject to fluctuations due to changes in foreign currency exchange rates, interest rates and commodity prices.  Our Risk Management Policy (policy) allows for the use of derivative financial instruments to prudently manage foreign currency exchange rate, interest rate, commodity price and Caterpillar stock price exposures and not for the purpose of creating speculative positions.  Derivatives that we use are primarily foreign currency forward and option contracts, interest rate swaps, commodity forward and option contracts and stock repurchase contracts. All derivatives are recorded at fair value.  See Note 3 for more information.

I.      Income taxes

The provision for income taxes is determined using the asset and liability approach.  Tax laws require items to be included in tax filings at different times than the items are reflected in the financial statements.  A current liability is recognized for the estimated taxes payable for the current year.  Deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid.  Deferred taxes are adjusted for enacted changes in tax rates and tax laws.  Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

J.     Estimates in financial statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts. The more significant estimates include: residual values for leased assets, fair values for goodwill impairment tests, impairment of available-for-sale securities, warranty liability, stock-based compensation and reserves for product liability and insurance losses, postretirement benefits, post-sale discounts, credit losses and income taxes.

K.    New accounting guidance

Fair value measurements - In September 2006, the FASB issued accounting guidance on fair value measurements, which provides a common definition of fair value and a framework for measuring assets and liabilities at fair values when a particular standard prescribes it. In addition, this guidance expands disclosures about fair value measurements. In February 2008, the FASB issued additional guidance that (1) deferred the effective date of the original guidance for one year for certain nonfinancial assets and nonfinancial liabilities and (2) removed certain leasing transactions from the scope of the original guidance.  We applied this new guidance to financial assets and liabilities effective January 1, 2008 and nonfinancial assets and liabilities effective January 1, 2009. The adoption of this guidance did not have a material impact on our financial statements.  See Note 17 for additional information.

In January 2010, the FASB issued new accounting guidance that requires the gross presentation of activity within the Level 3 fair value measurement roll forward and details of transfers in and out of Level 1 and 2 fair value measurements.  It also clarifies existing disclosure requirements regarding the level of disaggregation of fair value measurements and disclosures on inputs.  We adopted this new accounting guidance for the quarterly period ended March 31, 2010.  The adoption of this guidance did not have a material impact on our financial statements.  See Note 17 for additional information.

Employers’ accounting for defined benefit pension and other postretirement plans - In September 2006, the FASB issued accounting guidance on employers’ accounting for defined benefit pension and other postretirement plans. This guidance requires recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet.  Under this guidance, gains and losses, prior service costs and credits and any remaining transition amounts under previous guidance that have not yet been recognized through net periodic benefit cost are recognized in Accumulated other comprehensive income (loss), net of tax effects, until they are amortized as a component of net periodic benefit cost. Also, the measurement date — the date at which the benefit obligation and plan assets are measured — is required to be the company’s fiscal year-end.

We adopted the balance sheet recognition provisions at December 31, 2006. We adopted the year-end measurement date effective January 1, 2008 using the “one measurement” approach.  Under the one measurement approach, net periodic benefit cost for the period between any early measurement date and the end of the fiscal year that the measurement provisions are applied is allocated proportionately between amounts to be recognized as an adjustment of Profit employed in the business and net periodic benefit cost for the fiscal year.  Previously, we used a November 30th measurement date for our U.S. pension and other postretirement benefit plans and September 30th for our non-U.S. plans.  The following summarizes the effect of adopting the year-end measurement date provisions as of January 1, 2008.  See Note 12 for additional information.

Adoption of postretirement benefit year-end measurement date

	January 1, 2008		January 1, 2008
(Millions of dollars)	Prior to adoption	Adjustment	Post adoption
Noncurrent deferred and refundable income taxes	$1,553	$8	$1,561
Liability for postemployment benefits	5,059	24	5,083
Accumulated other comprehensive income (loss)	(1,808)	17	(1,791)
Profit employed in the business	17,398	(33)	17,365

Business combinations and noncontrolling interests in consolidated financial statements - In December 2007, the FASB issued accounting guidance on business combinations and noncontrolling interests in consolidated financial statements.  The guidance on business combinations requires the acquiring entity in a business combination to recognize the assets acquired and liabilities assumed. Further, it changes the accounting for acquired in-process research and development assets, contingent consideration, partial acquisitions and transaction costs.  Under the guidance on noncontrolling interests, all entities are required to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. In addition, transactions between an entity and noncontrolling interests are treated as equity transactions.  We adopted this new guidance on January 1, 2009.  As required, the guidance on noncontrolling interests was adopted through retrospective application, and all prior period information has been adjusted accordingly. The adoption of this guidance did not have a material impact on our financial statements.  See Note 23 for further details.

Disclosures about derivative instruments and hedging activities - In March 2008, the FASB issued accounting guidance on disclosures about derivative instruments and hedging activities.  This guidance expands disclosures for derivative instruments by requiring entities to disclose the fair value of derivative instruments and their gains or losses in tabular format.  It also requires disclosure of information about credit risk-related contingent features in derivative agreements, counterparty credit risk, and strategies and objectives for using derivative instruments.  We adopted this new guidance on January 1, 2009.  The adoption of this guidance did not have a material impact on our financial statements.  See Note 3 for additional information.

Employers’ disclosures about postretirement benefit plan assets - In December 2008, the FASB issued accounting guidance on employers’ disclosures about postretirement benefit plan assets. This guidance expands the disclosure set forth in previous guidance by adding required disclosures about (1) how investment allocation decisions are made by management, (2) major categories of plan assets, and (3) significant concentration of risk. Additionally, this guidance requires an employer to disclose information about the valuation of plan assets similar to that required under the accounting guidance on fair value measurements.  We adopted this guidance for our financial statements for the annual period ended December 31, 2009.  The adoption of this guidance did not have a material impact on our financial statements. See Note 12 for additional information.

Recognition and presentation of other-than-temporary impairments - In April 2009, the FASB issued accounting guidance on the recognition and presentation of other-than-temporary impairments.  This new guidance amends the existing impairment guidance relating to certain debt securities and requires a company to assess the likelihood of selling the security prior to recovering its cost basis.  When a security meets the criteria for impairment, the impairment charges related to credit losses would be recognized in earnings, while noncredit losses would be reflected in other comprehensive income.  Additionally, it requires a more detailed, risk-oriented breakdown of major security types and related information. We adopted this guidance on April 1, 2009.  The adoption of this guidance did not have a material impact on our financial statements.  See Notes 6 and 11 for additional information.

Accounting for transfers of financial assets - In June 2009, the FASB issued accounting guidance on accounting for transfers of financial assets.  This guidance amends previous guidance by including: the elimination of the qualifying special-purpose entity (QSPE) concept; a new participating interest definition that must be met for transfers of portions of financial assets to be eligible for sale accounting; clarifications and changes to the derecognition criteria for a transfer to be accounted for as a sale; and a change to the amount of recognized gain or loss on a transfer of financial assets accounted for as a sale when beneficial interests are received by the transferor.  Additionally, the guidance requires extensive new disclosures regarding an entity’s involvement in a transfer of financial assets.  Finally, existing QSPEs (prior to the effective date of this guidance) must be evaluated for consolidation by reporting entities in accordance with the applicable consolidation guidance upon the elimination of this concept.  We adopted this new guidance on January 1, 2010.  The adoption of this guidance did not have a material impact on our financial statements.

Consolidation of variable-interest entities - In June 2009, the FASB issued accounting guidance on the consolidation of VIEs.  This new guidance revises previous guidance by eliminating the exemption for qualifying special purpose entities, by establishing a new approach for determining who should consolidate a VIE and by changing when it is necessary to reassess who should consolidate a VIE.  We adopted this new guidance on January 1, 2010.  The adoption of this guidance resulted in the consolidation of QSPEs related to Cat Financial’s asset-backed securitization program that were previously not recorded on our consolidated financial statements.  The restricted assets (Receivables-finance, Long-term receivables-finance, Prepaid expenses and other current assets, and Other assets) of the consolidated QSPEs totaled $324 million at January 1, 2010.  The liabilities (Accrued expenses, Long-term debt due within one year-Financial Products and Long-term debt due after one year-Financial Products) of the consolidated QSPEs totaled $327 million at January 1, 2010.  See Note 6 for additional information.

Disclosures about the credit quality of financing receivables and the allowance for credit losses — In July 2010, the FASB issued accounting guidance on disclosures about the credit quality of financing receivables and the allowance for credit losses.  The guidance expands disclosures for the allowance for credit losses and financing receivables by requiring entities to disclose information at disaggregated levels.  It also requires disclosure of credit quality indicators, past due information and modifications of financing receivables.  For end of period balances, the new disclosures were effective December 31, 2010 and did not have a material impact on our financial statements.  For activity during a reporting period, the disclosures will be effective January 1, 2011 and we do not expect the adoption to have a material impact on our financial statements.   See Note 6 for additional information.

L.    Goodwill

Goodwill represents the excess of the cost of a business combination over the fair value of the net assets acquired.  We are required to test goodwill for impairment, at the reporting unit level, annually and when events or circumstances indicate the fair value of a reporting unit may be below its carrying value.  A reporting unit is an operating segment or sub-segment to which goodwill is assigned when initially recorded. We assign goodwill to reporting units based on our integration plans and the expected synergies resulting from the business combination.   Because Caterpillar is a highly integrated company, the businesses we acquire are sometimes combined with or integrated into existing reporting units.  When changes occur in the composition of our operating segments or reporting units, goodwill is reassigned to the affected reporting units based on their relative fair values.

We test goodwill for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred.  We perform our annual goodwill impairment test as of October 1 and monitor for interim triggering events on an ongoing basis.  Goodwill is reviewed for impairment utilizing a two-step process.  The first step requires us to compare the fair value of each reporting unit, which we primarily determine using an income approach based on the present value of discounted cash flows, to the respective carrying value, which includes goodwill.  If the fair value of the reporting unit exceeds its carrying value, the goodwill is not considered impaired.  If the carrying value is higher than the fair value, there is an indication that an impairment may exist and the second step is required.  In step two, the implied fair value of goodwill is calculated as the excess of the fair value of a reporting unit over the fair values assigned to its assets and liabilities.  If the implied fair value of goodwill is less than the carrying value of the reporting unit’s goodwill, the difference is recognized as an impairment loss.  See Note 10 for further details.

M.   Accumulated other comprehensive income (loss)

Comprehensive income (loss) and its components are presented in Statement 3.  Accumulated other comprehensive income (loss), net of tax, consisted of the following at December 31:

	December 31,
(Millions of dollars)	2010	2009	2008
Foreign currency translation	$551	$603	$261
Pension and other postretirement benefits	(4,695)	(4,439)	(5,849)
Derivative financial instruments	45	60	95
Retained interests	—	(3)	(7)
Available-for-sale securities	48	15	(79)
Total accumulated other comprehensive income (loss)	$(4,051)	$(3,764)	$(5,579)

N.    Cash flow revision

The Company has revised previously reported cash flows from operating and investing activities for the years ended December 31, 2009 and 2008 in this Form 10-K to adjust for the impact of accrued but unpaid capital expenditures for each period.

Cash provided by operating activities increased from amounts previously reported by $156 million in 2009 and decreased by $125 million in 2008; while cash provided by investing activities decreased by $156 million in 2009, and cash used for investing activities was reduced by $125 million in 2008.

Unaudited cash flows from operating activities were increased by $165 million, $168 million and $115 million for the three, six and nine month periods ended March 31, June 30 and September 30, 2010 respectively, and cash flows from investing activities were decreased by the same amounts for the respective periods. These amounts will be revised in future quarterly filings.

Management has concluded that the impact was not material to any annual or quarterly period.

2.     Stock-based compensation

Our stock-based compensation plans primarily provide for the granting of stock options, stock-settled stock appreciation rights (SARs) and restricted stock units (RSUs) to Officers and other key employees, as well as non-employee Directors. Stock options permit a holder to buy Caterpillar stock at the stock’s price when the option was granted. SARs permit a holder the right to receive the value in shares of the appreciation in Caterpillar stock that occurred from the date the right was granted up to the date of exercise.  A restricted stock unit (RSU) is an agreement to issue shares of Caterpillar stock at the time of vesting.

Our long-standing practices and policies specify all stock-based compensation awards are approved by the Compensation Committee (the Committee) of the Board of Directors on the date of grant.  The stock-based award approval process specifies the number of awards granted, the terms of the award and the grant date.  The same terms and conditions are consistently applied to all employee grants, including Officers. The Committee approves all individual Officer grants.  The number of stock-based compensation awards included in an individual’s award is determined based on the methodology approved by the Committee.  In 2007, under the terms of the Caterpillar Inc. 2006 Long-Term Incentive Plan (approved by stockholders in June of 2006), the Compensation Committee approved the exercise price methodology to be the closing price of the Company stock on the date of the grant.

Common stock issued from Treasury stock under the plans totaled 12,612,514 for 2010, 3,571,268 for 2009 and 4,807,533 for 2008.

The 2010, 2009 and 2008 awards generally vest three years after the date of grant.  At grant, SARs and option awards have a term life of ten years.  Upon separation from service, if the participant is 55 years of age or older with more than ten years of service, the participant meets the criteria for a “Long Service Separation.”  If the “Long Service Separation” criteria are met, the vested options/SARs will have a life that is the lesser of 10 years from the original grant date or five years from the separation date.

Our stock-based compensation plans allow for the immediate vesting upon separation for employees who meet the criteria for a “Long Service Separation” and who have fulfilled the requisite service period of six months.  Compensation expense is recognized over the period from the grant date to the end date of the requisite service period for employees who meet the immediate vesting upon retirement requirements.  For those employees who become eligible for immediate vesting upon retirement subsequent to the requisite service period and prior to the completion of the vesting period, compensation expense is recognized over the period from grant date to the date eligibility is achieved.

Accounting guidance on share-based payments requires companies to estimate the fair value of options/SARs on the date of grant using an option-pricing model.  The fair value of the option/SAR grant was estimated using a lattice-based option-pricing model.  The lattice-based option-pricing model considers a range of assumptions related to volatility, risk-free interest rate and historical employee behavior.  Expected volatility was based on historical and current implied volatilities from traded options on our stock. The risk-free rate was based on U.S. Treasury security yields at the time of grant.  The weighted-average dividend yield was based on historical information.  The expected life was determined from the lattice-based model. The lattice-based model incorporated exercise and post vesting forfeiture assumptions based on analysis of historical data. The following table provides the assumptions used in determining the fair value of the stock-based awards for the years ended December 31, 2010, 2009 and 2008, respectively.

	Grant Year
	2010	2009	2008
Weighted-average dividend yield	2.3%	3.1%	1.9%
Weighted-average volatility	36.4%	36.0%	27.1%
Range of volatilities	35.2-51.8%	35.8-61.0%	27.1-29.0%
Range of risk-free interest rates	0.32-3.61%	0.17-2.99%	1.60-3.64%
Weighted-average expected lives	7 years	8 years	8 years

The fair value of the RSU grant was determined by reducing the stock price on the day of grant by the present value of the estimated dividends to be paid during the vesting period.  The estimated dividends are based on Caterpillar’s weighted-average dividend yield.

The amount of stock-based compensation expense capitalized for the years ended December 31, 2010, 2009 and 2008 did not have a significant impact on our financial statements.

At December 31, 2010, there was $134 million of total unrecognized compensation cost from stock-based compensation arrangements granted under the plans, which is related to non-vested stock-based awards.  The compensation expense is expected to be recognized over a weighted-average period of approximately 1.9 years.

Please refer to Tables I and II below for additional information on our stock-based awards.

TABLE I—Financial Information Related to Stock-based Compensation

	2010		2009		2008
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Stock options/SARs activity:
Outstanding at beginning of year	63,082,787	$44.24	60,398,074	$45.68	60,855,854	$42.18
Granted to officers and key employees(1)	7,556,481	$57.85	6,823,227	$22.17	4,886,601	$73.20
Exercised	(12,568,232)	$32.83	(3,906,785)	$28.13	(5,006,435)	$30.04
Forfeited / expired	(188,038)	$43.64	(231,729)	$38.05	(337,946)	$46.45
Outstanding at end of year	57,882,998	$48.50	63,082,787	$44.24	60,398,074	$45.68
Exercisable at year-end	41,658,033	$48.23	48,256,847	$43.14	43,083,319	$35.81

RSUs activity:
Outstanding at beginning of year	4,531,545		2,673,474		1,253,326
Granted to officers and key employees	1,711,771		2,185,674		1,490,645
Granted to outside directors	—		—		20,878
Vested	(1,538,047)		(286,413)		(61,158)
Forfeited	(55,028)		(41,190)		(30,217)
Outstanding at end of year	4,650,241		4,531,545		2,673,474

Stock options/SARs outstanding and exercisable:

	Outstanding				Exercisable
Exercise	# Outstanding	Weighted- Average Remaining Contractual	Weighted- Average Exercise	Aggregate Intrinsic	# Outstanding	Weighted- Average Remaining Contractual	Weighted- Average Exercise	Aggregate Intrinsic
Prices	at 12/31/10	Life (Years)	Price	Value(2)	at 12/31/10	Life (Years)	Price	Value(2)
$22.17 - 25.36	8,716,831	6.49	$22.96	$616	3,189,844	3.58	$24.32	$221
$26.03 - 29.43	5,614,162	2.23	$27.11	373	5,614,162	2.23	$27.11	373
$38.63 - 40.64	9,355,978	3.44	$38.65	514	9,355,978	3.44	$38.65	514
$44.90 - 57.85	16,257,410	6.47	$51.28	688	9,244,580	4.42	$46.30	437
$63.04 - 73.20	17,938,617	5.92	$70.22	420	14,253,469	5.60	$69.45	344
	57,882,998		$48.50	$2,611	41,658,033		$48.23	$1,889

(1)

Of the 7,556,481 awards granted during the year ended December 31, 2010, 7,125,210 were SARs. Of the 6,823,227 awards granted during the year ended December 31, 2009, 6,260,647 were SARs. Of the 4,886,601 awards granted during the year ended December 31, 2008, 4,476,095 were SARs.

(2)

The difference between a stock award’s exercise price and the underlying stock’s market price at December 31, 2010, for awards with market price greater than the exercise price. Amounts are in millions of dollars.

The computations of weighted-average exercise prices and aggregate intrinsic values are not applicable to RSUs since an RSU represents an agreement to issue shares of stock at the time of vesting.  At December 31, 2010, there were 4,650,241 outstanding RSUs with a weighted average remaining contractual life of 1.2 years.

TABLE II— Additional Stock-based Award Information

(Dollars in millions except per share data)	2010	2009	2008
Stock Options/SARs activity:
Weighted-average fair value per share of stock awards granted	$22.31	$7.10	$22.32
Intrinsic value of stock awards exercised	$518	$77	$232
Fair value of stock awards vested	$119	$213	$18
Cash received from stock awards exercised	$325	$89	$130

RSUs activity:
Weighted-average fair value per share of stock awards granted	$53.35	$20.22	$69.17
Fair value of stock awards vested	$99	$10	$4

Before tax, stock-based compensation expense for 2010, 2009 and 2008 was $226 million, $132 million and $194 million, respectively, with a corresponding income tax benefit of $73 million, $42 million and $62 million, respectively. Included in the 2010 pre-tax stock-based compensation expense was $19 million relating to the modification of awards resulting from separations due to the streamlining of our corporate structure as announced in the second quarter.

In accordance with guidance on share-based payments, we classify stock-based compensation within cost of goods sold, selling, general and administrative expenses and research and development expenses corresponding to the same line item as the cash compensation paid to respective employees, officers and non-employee directors.

We currently use shares in treasury stock to satisfy share award exercises.

The cash tax benefits realized from stock awards exercised for December 31, 2010, 2009 and 2008 were $188 million, $26 million and $60 million, respectively. We use the direct only method and tax law ordering approach to calculate the tax effects of stock-based compensation.  In certain jurisdictions, tax deductions for exercises of stock-based awards did not generate a cash benefit.  A tax benefit of approximately $30 million will be recorded in APIC when these deductions reduce our future income taxes payable.

3.     Derivative financial instruments and risk management

Our earnings and cash flow are subject to fluctuations due to changes in foreign currency exchange rates, interest rates and commodity prices.  In addition, the amount of Caterpillar stock that can be repurchased under our stock repurchase program is impacted by movements in the price of the stock.  Our Risk Management Policy (policy) allows for the use of derivative financial instruments to prudently manage foreign currency exchange rate, interest rate, commodity price and Caterpillar stock price exposures.  Our policy specifies that derivatives are not to be used for speculative purposes.  Derivatives that we use are primarily foreign currency forward and option contracts, interest rate swaps, commodity forward and option contracts, and stock repurchase contracts.  Our derivative activities are subject to the management, direction and control of our senior financial officers.  Risk management practices, including the use of financial derivative instruments, are presented to the Audit Committee of the Board of Directors at least annually.

All derivatives are recognized in Statement 2 at their fair value. On the date the derivative contract is entered, we designate the derivative as (1) a hedge of the fair value of a recognized asset or liability (fair value hedge), (2) a hedge of a forecasted transaction or the variability of cash flow to be paid (cash flow hedge), or (3) an undesignated instrument. Changes in the fair value of a derivative that is qualified, designated and highly effective as a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current earnings. Changes in the fair value of a derivative that is qualified, designated and highly effective as a cash flow hedge are recorded in Accumulated other comprehensive income (loss) (AOCI) in Statement 2 until they are reclassified to earnings in the same period or periods during which the hedged transaction affects earnings.  Changes in the fair value of undesignated derivative instruments and the ineffective portion of designated derivative instruments are reported in current earnings. Cash flow from designated derivative financial instruments are classified within the same category as the item being hedged on Statement 4.  Cash flow from undesignated derivative financial instruments are included in the investing category on Statement 4.

We formally document all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking various hedge transactions.  This process includes linking all derivatives that are designated as fair value hedges to specific assets and liabilities in Statement 2 and linking cash flow hedges to specific forecasted transactions or variability of cash flow.

We also formally assess, both at the hedge’s inception and on an ongoing basis, whether the designated derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flow of hedged items.  When a derivative is determined not to be highly effective as a hedge or the underlying hedged transaction is no longer probable, we discontinue hedge accounting prospectively, in accordance with the derecognition criteria for hedge accounting.

A.    Foreign currency exchange rate risk

Foreign currency exchange rate movements create a degree of risk by affecting the U.S. dollar value of sales made and costs incurred in foreign currencies. Movements in foreign currency rates also affect our competitive position as these changes may affect business practices and/or pricing strategies of non-U.S.-based competitors. Additionally, we have balance sheet positions denominated in foreign currencies, thereby creating exposure to movements in exchange rates.

Our Machinery and Power Systems operations purchase, manufacture and sell products in many locations around the world. As we have a diversified revenue and cost base, we manage our future foreign currency cash flow exposure on a net basis. We use foreign currency forward and option contracts to manage unmatched foreign currency cash inflow and outflow. Our objective is to minimize the risk of exchange rate movements that would reduce the U.S. dollar value of our foreign currency cash flow. Our policy allows for managing anticipated foreign currency cash flow for up to five years.

We generally designate as cash flow hedges at inception of the contract any Australian dollar, Brazilian real, British pound, Canadian dollar, Chinese yuan, euro, Indian rupee, Japanese yen, Mexican peso, Singapore dollar, or Swiss franc forward or option contracts that meet the requirements for hedge accounting and the maturity extends beyond the current quarter-end. Designation is performed on a specific exposure basis to support hedge accounting. The remainder of Machinery and Power Systems foreign currency contracts are undesignated, including any designed to protect our competitive exposure.

As of December 31, 2010, $40 million of deferred net gains, net of tax, included in equity (Accumulated other comprehensive income (loss) in Statement 2), are expected to be reclassified to current earnings (Other income (expense) in Statement 1) over the next twelve months when earnings are affected by the hedged transactions.  The actual amount recorded in Other income (expense) will vary based on exchange rates at the time the hedged transactions impact earnings.

In managing foreign currency risk for our Financial Products operations, our objective is to minimize earnings volatility resulting from conversion and the remeasurement of net foreign currency balance sheet positions. Our policy allows the use of foreign currency forward and option contracts to offset the risk of currency mismatch between our receivables and debt. All such foreign currency forward and option contracts are undesignated.

B.    Interest rate risk

Interest rate movements create a degree of risk by affecting the amount of our interest payments and the value of our fixed-rate debt. Our practice is to use interest rate derivatives to manage our exposure to interest rate changes and, in some cases, lower the cost of borrowed funds.

Machinery and Power Systems operations generally use fixed rate debt as a source of funding.  Our objective is to minimize the cost of borrowed funds.  Our policy allows us to enter into fixed-to-floating interest rate swaps and forward rate agreements to meet that objective with the intent to designate as fair value hedges at inception of the contract all fixed-to-floating interest rate swaps.  Designation as a hedge of the fair value of our fixed rate debt is performed to support hedge accounting.

Financial Products operations have a match-funding policy that addresses interest rate risk by aligning the interest rate profile (fixed or floating rate) of Cat Financial’s debt portfolio with the interest rate profile of their receivables portfolio within predetermined ranges on an ongoing basis. In connection with that policy, we use interest rate derivative instruments to modify the debt structure to match assets within the receivables portfolio. This match-funding reduces the volatility of margins between interest-bearing assets and interest-bearing liabilities, regardless of which direction interest rates move.

Our policy allows us to use fixed-to-floating, floating-to-fixed, and floating-to-floating interest rate swaps to meet the match-funding objective.  We designate fixed-to-floating interest rate swaps as fair value hedges to protect debt against changes in fair value due to changes in the benchmark interest rate.  We designate most floating-to-fixed interest rate swaps as cash flow hedges to protect against the variability of cash flows due to changes in the benchmark interest rate.

As of December 31, 2010, $12 million of deferred net losses, net of tax, included in equity (Accumulated other comprehensive income (loss) in Statement 2), related to Financial Products floating-to-fixed interest rate swaps, are expected to be reclassified to current earnings (Interest expense of Financial Products in Statement 1) over the next twelve months.  The actual amount recorded in Interest expense of Financial Products will vary based on interest rates at the time the hedged transactions impact earnings.

We have, at certain times, liquidated fixed-to-floating and floating-to-fixed swaps at both Machinery and Power Systems and Financial Products.  The gains or losses associated with these swaps at the time of liquidation are amortized into earnings over the original term of the underlying hedged item.

C.    Commodity price risk

Commodity price movements create a degree of risk by affecting the price we must pay for certain raw material. Our policy is to use commodity forward and option contracts to manage the commodity risk and reduce the cost of purchased materials.

Our Machinery and Power Systems operations purchase aluminum, copper, lead, nickel and rolled coil steel embedded in the components we purchase from suppliers.  Our suppliers pass on to us price changes in the commodity portion of the component cost. In addition, we are also subject to price changes on natural gas and diesel fuel purchased for operational use.

Our objective is to minimize volatility in the price of these commodities. Our policy allows us to enter into commodity forward and option contracts to lock in the purchase price of a portion of these commodities within a five-year horizon. All such commodity forward and option contracts are undesignated.

The location and fair value of derivative instruments reported in Statement 2 are as follows:

Consolidated Statement of Financial
Position Location

		Asset (Liability) Fair Value
		December 31, 2010	December 31, 2009
Designated derivatives
Foreign exchange contracts
Machinery and Power Systems	Receivables – trade and other	$65	$27
Machinery and Power Systems	Long-term receivables – trade and other	52	125
Machinery and Power Systems	Accrued expenses	(66)	(22)
Machinery and Power Systems	Other liabilities	(1)	(3)
Interest rate contracts
Machinery and Power Systems	Receivables – trade and other	1	1
Machinery and Power Systems	Accrued expenses	—	(1)
Financial Products	Receivables – trade and other	14	18
Financial Products	Long-term receivables – trade and other	197	127
Financial Products	Accrued expenses	(18)	(100)
		$244	$172

Undesignated derivatives
Foreign exchange contracts
Machinery and Power Systems	Receivables – trade and other	$120	$—
Machinery and Power Systems	Long-term receivables – trade and other	—	66
Machinery and Power Systems	Accrued expenses	(46)	—
Machinery and Power Systems	Other liabilities	(58)	(3)
Financial Products	Receivables – trade and other	6	20
Financial Products	Accrued expenses	(9)	(18)
Interest rate contracts
Machinery and Power Systems	Accrued expenses	(6)	(7)
Financial Products	Receivables – trade and other	—	1
Financial Products	Long-term receivables – trade and other	—	1
Financial Products	Accrued expenses	(1)	(6)
Commodity contracts
Machinery and Power Systems	Receivables – trade and other	17	10
		$23	$64

The effect of derivatives designated as hedging instruments on Statement 1 is as follows:

Fair Value Hedges

(Millions of dollars)

		Year ended December 31, 2010
	Classification	Gains (Losses) on Derivatives	Gains (Losses) on Borrowings
Interest rate contracts
Financial Products	Other income (expense)	$107	$(98)
		$107	$(98)

		Year ended December 31, 2009
	Classification	Gains (Losses) on Derivatives	Gains (Losses) on Borrowings
Interest rate contracts
Machinery and Power Systems	Other income (expense)	$1	$(1)
Financial Products	Other income (expense)	(205)	220
		$(204)	$219

Cash Flow Hedges

(Millions of dollars)

	Year ended December 31, 2010
		Recognized in Earnings
	Recognized in AOCI - Effective Portion	Classification of Gains (Losses)	Reclassified from AOCI - Effective Portion	Recognized in Earnings - Ineffective Portion
Foreign exchange contracts
Machinery and Power Systems	$(72)	Other income (expense)	$(1)	$2
Interest rate contracts
Machinery and Power Systems	—	Other income (expense)	(3)	—
Financial Products	(7)	Interest expense of Financial Products	(49)	(1	)(1)
	$(79)		$(53)	$1

	Year ended December 31, 2009
		Recognized in Earnings
	Recognized in AOCI - Effective Portion	Classification of Gains (Losses)	Reclassified from AOCI - Effective Portion	Recognized in Earnings - Ineffective Portion
Foreign exchange contracts
Machinery and Power Systems	$102	Other income (expense)	$176	$2
Interest rate contracts
Machinery and Power Systems	(30)	Other income (expense)	(3)	—
Financial Products	(37)	Interest expense of Financial Products	(83)	9	(1)
	$35		$90	$11

(1)	The ineffective portion recognized in earnings is included in Other income (expense).

The effect of derivatives not designated as hedging instruments on Statement 1 is as follows:

(Millions of dollars)	Classification of Gains or (Losses)	Year ended December 31, 2010	Year ended December 31, 2009
Foreign exchange contracts
Machinery and Power Systems	Other income (expense)	$(45)	$35
Financial Products	Other income (expense)	16	(134)
Interest rate contracts
Machinery and Power Systems	Other income (expense)	(8)	(3)
Financial Products	Other income (expense)	2	3
Commodity contracts
Machinery and Power Systems	Other income (expense)	15	10
		$(20)	$(89)

D.            Stock repurchase risk

Payments for stock repurchase derivatives are accounted for as a reduction in stockholders’ equity.  In February 2007, the Board of Directors authorized a $7.5 billion stock repurchase program, expiring on December 31, 2011.  The amount of Caterpillar stock that can be repurchased under the authorization is impacted by movements in the price of the stock.  In August 2007, the Board of Directors authorized the use of derivative contracts to reduce stock repurchase price volatility.

In connection with our stock repurchase program, we entered into capped call transactions (“call”) with a major bank for an aggregate of 6.0 million shares.  A call permits us to reduce share repurchase price volatility by providing a floor and cap on the price at which the shares can be repurchased.  The floor, cap and strike prices for the calls were based upon the average purchase price paid by the bank to purchase our common stock to hedge these transactions.  Each call matured and was exercised within one year after the call was established.  If we exercised a call, we could elect to settle the transaction with the bank by physical settlement (paying cash and receiving shares), cash settlement (receiving a net amount of cash) or net share settlement (receiving a net amount of shares).  Premiums paid were accounted for as a reduction of stockholders’ equity.

We paid total bank premiums under this program of $94 million for the establishment of calls for 6.0 million shares, of which $38 million (representing 2.5 million shares) was paid in 2008.  For the year ended December 31, 2008, $268 million of cash was used to repurchase 5.0 million shares pursuant to calls exercised under this program.  Premiums previously paid associated with these exercised calls were $78 million.  In December 2008, a call for 1.0 million shares matured, but was not exercised.  Premiums previously paid associated with this unexercised call were $16 million.  All outstanding calls under this program expired in 2008.

4.              Other income (expense)

	Years ended December 31,
(Millions of dollars)	2010	2009	2008
Investment and interest income	$86	$98	$101
Foreign exchange gains (losses)(1)	(55)	184	100
License fee income	54	49	73
Gains (losses) on sale of securities and affiliated companies	9	(2)	55
Impairment of available-for-sale securities	(3)	(12)	(37)
Miscellaneous income (loss)	39	64	35
	$130	$381	$327

(1)          Includes gains (losses) from foreign exchange derivative contracts.  See Note 3 for further details.

5.              Income taxes

The components of profit (loss) before taxes were:

	Years ended December 31,
(Millions of dollars)	2010	2009	2008
U.S.	$778	$(648)	$2,146
Non-U.S.	2,972	1,217	2,355
	$3,750	$569	$4,501

Profit (loss) before taxes, as shown above, is based on the location of the entity to which such earnings are attributable. Where an entity’s earnings are subject to taxation, however, may not correlate solely to where an entity is located.  Thus, the income tax provision shown below as U.S. or non-U.S. may not correspond to the earnings shown above.

The components of the provision (benefit) for income taxes were:

	Years ended December 31,
(Millions of dollars)	2010	2009	2008
Current tax provision (benefit):
U.S.	$247	$(443)	$673
Non-U.S.	645	350	446
State (U.S.)	44	(13)	41
	936	(106)	1,160

Deferred tax provision (benefit):
U.S.	103	1	(335)
Non-U.S.	(75)	(149)	99
State (U.S.)	4	(16)	29
	32	(164)	(207)
Total Provision (benefit) for income taxes	$968	$(270)	$953

We paid net income tax and related interest of $264 million and $1,318 million in 2010 and 2008, respectively, compared to net income tax and related interest refunds of $136 million in 2009.

Reconciliation of the U.S. federal statutory rate to effective rate:

	Years ended December 31,
	2010		2009		2008
Taxes at U.S. statutory rate	$1,313	35.0%	$199	35.0%	$1,575	35.0%
(Decreases) increases in taxes resulting from:
Non-U.S. subsidiaries taxed at other than 35%	(339)	(9.0)%	(261)	(46.0)%	(124)	(2.8)%
State and local taxes, net of federal	27	0.7%	(19)	(3.3)%	46	1.0%
Interest and penalties, net of tax	16	0.4%	20	3.5%	11	0.2%
U.S. tax credits	(57)	(1.5)%	(47)	(8.2)%	(40)	(0.8)%
Other—net	(22)	(0.6)%	(29)	(5.1)%	(59)	(1.3)%
	938	25.0%	(137)	(24.1)%	1,409	31.3%

Tax law change related to Medicare subsidies	90	2.4%	—	—	—	—
Prior year tax and interest adjustments	(34)	(0.9)%	(133)	(23.4)%	—	—
Release of valuation allowances	(26)	(0.7)%	—	—	—	—
Non-U.S. earnings reinvestment changes	—	—	—	—	(456)	(10.1)%
Provision (benefit) for income taxes	$968	25.8%	$(270)	(47.5)%	$953	21.2%

The provision for income taxes for 2010 included a deferred tax charge of $90 million due to the enactment of U.S. healthcare legislation effectively making government subsidies received for Medicare equivalent prescription drug coverage taxable. Guidance on accounting for income taxes requires that the deferred tax effects of changes in laws be reflected in the financial statements in the period in which the legislation is enacted regardless of the effective date.  Deferred tax assets had previously been recorded based on the liability for other postretirement benefits without regard to the tax-free subsidy. As a result of the law change, deferred tax assets were reduced to reflect the expected future income tax on the subsidy.  Beginning in 2013, a cash tax cost will be incurred when the subsidies received increase taxable income.

This deferred tax charge was offset by a $34 million benefit related to the recognition of refund claims for prior tax years and a $26 million benefit for the release of a valuation allowance against the deferred tax assets of certain non-U.S. entities due to tax planning actions implemented in 2010.

The prior year tax benefits recorded in 2009 of $133 million primarily resulted from the U.S. settlement of tax years 1995 to 1999 and the true-up of estimated amounts used in the 2008 tax provision to the U.S. tax return as filed.  The settlement with the U.S. Internal Revenue Service (IRS) for tax years 1995 through 1999 resulted in a $46 million tax benefit related primarily to the true-up of estimated credits, a $14 million tax benefit to remeasure previously unrecognized tax benefits related to foreign sales corporation (FSC) commissions, and a $25 million benefit to adjust related interest, net of tax.

The provision for income taxes for 2008 includes tax benefits of $456 million related to changes in the reinvestment status of earnings of certain non-U.S. subsidiaries.  Repatriation of non-U.S. earnings resulted in a tax benefit of $409 million due to available foreign tax credits in excess of the U.S. tax liability on the dividend.  A benefit of $47 million was also recorded due to a change in tax status of a non-U.S. subsidiary allowing indefinite reinvestment of undistributed profits and reversal of U.S. tax previously recorded.

We have recorded income tax expense at U.S. tax rates on all profits, except for undistributed profits of non-U.S. subsidiaries of approximately $11 billion which are considered indefinitely reinvested.  Determination of the amount of unrecognized deferred tax liability related to indefinitely reinvested profits is not feasible.   If management intentions or U.S. tax law changes in the future, there may be a significant negative impact on the provision for income taxes to record an incremental tax liability in the period the change occurs.  A deferred tax asset is recognized only if we have definite plans to generate a U.S. tax benefit by repatriating earnings in the foreseeable future.  While uncertain, it is possible that we will change our assertion related to undistributed profits of certain non-U.S. subsidiaries in the next year resulting in the recognition of a tax benefit.

Accounting for income taxes under U.S. GAAP guidance requires that individual tax-paying entities of the company offset all current deferred tax liabilities and assets within each particular tax jurisdiction and present them as a single amount in the Consolidated Financial Position. A similar procedure is followed for all noncurrent deferred tax liabilities and assets. Amounts in different tax jurisdictions cannot be offset against each other. The amount of deferred income taxes at December 31, included on the following lines in Statement 2, are as follows:

	December 31,
(Millions of dollars)	2010	2009	2008
Assets:
Deferred and refundable income taxes	$824	$802	$785
Noncurrent deferred and refundable income taxes	2,493	2,704	3,298
	3,317	3,506	4,083
Liabilities:
Other current liabilities	7	11	9
Other liabilities	141	138	130
Deferred income taxes—net	$3,169	$3,357	$3,944

Deferred income tax assets and liabilities:

	December 31,
(Millions of dollars)	2010	2009	2008
Deferred income tax assets:
Pension	$1,065	$1,207	$1,888
Postemployment benefits other than pensions	1,501	1,362	1,530
Tax carryforwards	1,117	1,185	712
Warranty reserves	253	243	312
Unrealized profit excluded from inventories	269	229	275
Stock based compensation	215	182	148
Post sale discounts	142	112	140
Allowance for credit losses	111	102	134
Deferred compensation	106	95	78
Other—net	394	396	427
	5,173	5,113	5,644

Deferred income tax liabilities:
Capital and intangible assets	(1,423)	(1,185)	(1,233)
Translation	(169)	(96)	(133)
	(1,592)	(1,281)	(1,366)
Valuation allowance for deferred tax assets	(412)	(475)	(334)
Deferred income taxes—net	$3,169	$3,357	$3,944

At December 31, 2010, approximately $718 million of U.S. state tax net operating losses (NOLs) and $100 million of U.S. state tax credit carryforwards were available. The state NOLs primarily expire between 2014 and 2030.   The state tax credit carryforwards expire over the next ten years. We established a valuation allowance of $118 million for those state NOLs and credit carryforwards likely to expire prior to utilization.

At December 31, 2010, amounts and expiration dates of net operating loss carryforwards in various non-U.S. taxing jurisdictions were:

(Millions of dollars)

2011	2012	2013	2014	2015-2030	Unlimited	Total
$1	$4	$10	$34	$430	$905	$1,384

A valuation allowance of $294 million has been recorded at certain non-U.S. entities that have not yet demonstrated consistent and/or sustainable profitability to support the recognition of net deferred tax assets.

At December 31, 2010, amounts and expiration dates of U.S. tax credits available to carry forward were:

(Millions of dollars)

2016	2017	2018	2019	2020	Unlimited	Total
$26	—	—	$354	$130	$9	$519

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits for uncertain tax positions, including positions impacting only the timing of tax benefits, follows.

Reconciliation of unrecognized tax benefits: (1)

	Years ended December 31,
(Millions of dollars)	2010	2009	2008
Balance at January 1,	$761	$803	$703

Additions for tax positions related to current year	21	37	126
Additions for tax positions related to prior years	59	43	38
Reductions for tax positions related to prior years	(49)	(45)	(48)
Reductions for settlements (2)	—	(61)	(4)
Reductions for expiration of statute of limitations	(3)	(16)	(12)

Balance at December 31,	$789	$761	$803

Amount that, if recognized, would impact the effective tax rate	$667	$593	$646

(1)	Foreign currency translation amounts are included within each line as applicable.
(2)	Includes cash payment or other reduction of assets to settle liability.

We classify interest and penalties on income taxes as a component of the provision for income taxes. We recognized interest and penalties of $27 million, $(13) million and $18 million during the years ended December 31, 2010, 2009 and 2008, respectively.  The 2009 amount includes a benefit from adjustments for the 1995 through 1999 settlement as discussed above.  The total amount of interest and penalties accrued was $201 million, $170 million and $116 million as of December 31, 2010, 2009 and 2008, respectively.

It is reasonably possible that the amount of unrecognized tax benefits will change in the next 12 months.  However, we do not expect the change to have a significant impact on our results of operations or financial position.

The Internal Revenue Service (IRS) is currently examining U.S. tax returns for 2007 to 2009 and has completed its field examination of our tax returns for 1992 to 2006.  For tax years 1992 to 1994, we expect to litigate the unagreed adjustments related to transfer pricing.  In 2009, we reached a settlement with the IRS for tax years 1995 to 1999. For tax years 2000 to 2006, we are in the appeals process for unagreed adjustments primarily related to export tax benefits.   In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, liquidity or results of operations.

In our major non-U.S. jurisdictions, tax years are typically subject to examination for three to six years.

6.              Cat Financial Financing Activities

A.            Wholesale inventory receivables

Wholesale inventory receivables are receivables of Cat Financial that arise when Cat Financial provides financing for a dealer’s purchase of inventory. These receivables are included in Receivables—trade and other and Long-term receivables—trade and other in Statement 2 and were $1,361 million, $937 million, and $1,555 million at December 31, 2010, 2009 and 2008, respectively.

Contractual maturities of outstanding wholesale inventory receivables:

(Millions of dollars)

	December 31, 2010
Amounts Due In	Wholesale Installment Contracts	Wholesale Finance Leases	Wholesale Notes	Total
2011	$103	$115	$824	$1,042
2012	16	48	77	141
2013	11	27	40	78
2014	1	15	4	20
2015	—	5	—	5
Thereafter	—	4	—	4
	131	214	945	1,290
Guaranteed residual value	—	111	—	111
Unguaranteed residual value	—	1	—	1
Less: Unearned income	(6)	(27)	(8)	(41)
Total	$125	$299	$937	$1,361

Please refer to Note 17 and Table III for fair value information.

B.            Finance receivables

Finance receivables are receivables of Cat Financial, which generally can be repaid or refinanced without penalty prior to contractual maturity. Total finance receivables reported in Statement 2 are net of an allowance for credit losses.

Cat Financial provides financing only when acceptable criteria are met. Credit decisions are based on, among other things, the customer’s credit history, financial strength and intended use of equipment. Cat Financial typically maintains a security interest in retail financed equipment and requires physical damage insurance coverage on financed equipment.

Contractual maturities of outstanding finance receivables:

(Millions of dollars)

	December 31, 2010
Amounts Due In	Retail Installment Contracts	Retail Finance Leases	Retail Notes	Total
2011	$2,126	$3,053	$3,549	$8,728
2012	1,384	1,968	1,454	4,806
2013	841	1,061	1,222	3,124
2014	445	462	911	1,818
2015	146	173	571	890
Thereafter	30	149	734	913
	4,972	6,866	8,441	20,279
Guaranteed Residual value	—	497	—	497
Unguaranteed Residual value	—	503	—	503
Less: Unearned income	(430)	(756)	(170)	(1,356)
Total	$4,542	$7,110	$8,271	$19,923

Please refer to Note 17 and Table III for fair value information.

C.            Credit quality of financing receivables and allowance for credit losses

We adopted the accounting guidance on disclosures about the credit quality of financing receivables and the allowance for credit losses as of December 31, 2010.  See Note 1K for additional information.  This guidance requires information to be disclosed at disaggregated levels, defined as portfolio segments and classes.

We apply a systematic methodology to determine the allowance for credit losses for finance receivables.  Based upon our analysis of credit losses and risk factors, our two portfolio segments are as follows:

•                  Customer - Finance receivables with the customer.

•                  Dealer - Finance receivables with Caterpillar dealers.

We further evaluate our portfolio segments by the class of finance receivables, which is defined as a level of information (below a portfolio segment) in which the finance receivables have the same initial measurement attribute and a similar method for assessing and monitoring credit risk.  Typically, our finance receivables within a geographic area have similar credit risk profiles and methods for assessing and monitoring credit risk.  Our five classes, which align with management reporting, are as follows:

•                  North America - Finance receivables originated in the United States or Canada.

•                  Europe - Finance receivables originated in Europe, Africa, Middle East and the Commonwealth of Independent States.

•                  Asia Pacific - Finance receivables originated in Australia, New Zealand, China, Japan, South Korea and Southeast Asia, as well as large mining customers worldwide.

•                  Latin America - Finance receivables originated in Central and South American countries and Mexico.

•                  Global Power Finance - Finance receivables related to marine vessels with Caterpillar engines, for all countries and Caterpillar electrical power generation, gas compression and co-generation systems and non-Caterpillar equipment that is powered by these systems, for all countries.

Impaired loans and finance leases

For all classes, a loan or finance lease is considered impaired, based on current information and events, if it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan or finance lease.  Loans and finance leases reviewed for impairment include loans and finance leases that are past due, non-performing or in bankruptcy. Recognition of income is suspended and the loan or finance lease is placed on non-accrual status when management determines that collection of future income is not probable (generally after 120 days past due).  Accrual is resumed, and previously suspended income is recognized, when the loan or finance lease becomes contractually current and/or collection doubts are removed.  Cash receipts on impaired loans or finance leases are recorded against the receivable and then to any unrecognized income.

At December 31, 2010, there were no impaired loans or finance leases for the Dealer portfolio segment.  The average recorded investment for impaired loans and finance leases for the Europe finance receivables class within the dealer portfolio segment was $19 million during 2010.  As of December 31, 2010, the impaired loans and finance leases for customers were as follows:

	As of December 31, 2010			2010
(Millions of dollars)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

Impaired Loans and Finance Leases With No Allowance Recorded(1)
Customer
North America	$87	$87	$—	$39	$2
Europe	6	4	—	7	—
Asia Pacific	13	13	—	9	—
Latin America	3	3	—	5	—
Global Power Finance	174	174	—	92	—
Total	$283	$281	$—	$152	$2

Impaired Loans and Finance Leases With An Allowance Recorded
Customer
North America	$191	$185	$44	$271	$11
Europe	62	57	15	85	4
Asia Pacific	27	27	7	40	3
Latin America	44	43	9	39	3
Global Power Finance	34	33	4	17	—
Total	$358	$345	$79	$452	$21

Total Impaired Loans and Finance Leases
Customer
North America	$278	$272	$44	$310	$13
Europe	68	61	15	92	4
Asia Pacific	40	40	7	49	3
Latin America	47	46	9	44	3
Global Power Finance	208	207	4	109	—
Total	$641	$626	$79	$604	$23

(1)  No related allowance for credit losses due to sufficient collateral value.

As of December 31, 2009 and 2008, the impaired loans and finance leases were as follows:

(Millions of dollars)	2009	2008
Impaired loans/finance leases for which there is a related allowance for credit losses (related allowance of $117 million and $59 million, respectively)	$448	$258
Impaired loans/finance leases for which there is no related allowance for credit losses (due to sufficient collateral value)	65	221
Total investment in impaired loans/finance leases as of December 31,	$513	$479

Average investment in impaired loans/finance leases	$425	$306

Non-accrual and past due loans and finance leases

For all classes, we consider a loan or finance lease past due if any portion of a contractual payment is due and unpaid for more than 30 days.  Recognition of income is suspended and the loan or finance lease is placed on non-accrual status when management determines that collection of future income is not probable (generally after 120 days past due).  Accrual is resumed, and previously suspended income is recognized, when the loan or finance lease becomes contractually current and/or collection doubts are removed.

As of December 31, 2010, there were no loans or finance leases on non-accrual status for the Dealer portfolio segment.  The investment in customer loans and finance leases on non-accrual status as of December 31, 2010 was as follows:

(Millions of dollars)	2010
Customer
North America	$217
Europe	89
Asia Pacific	31
Latin America	139
Global Power Finance	163
Total (1)	$639

(1) As of December 31, 2009 and 2008, the investments in loans and finance leases on non-accrual status were $678 million and $422 million, respectively.

As of December 31, 2010, past due loans and finance leases were as follows:

(Millions of dollars)	31-60	61-90	91+	Total Past Due	Current	Total Finance Receivables	91+ Still Accruing (1)
Customer
North America	$139	$44	$228	$411	$6,037	$6,448	$27
Europe	27	12	106	145	2,365	2,510	26
Asia Pacific	63	17	37	117	3,412	3,529	12
Latin America	44	16	144	204	2,222	2,426	1
Global Power Finance	18	17	54	89	2,978	3,067	25
Dealer
North America	—	—	—	—	1,291	1,291	—
Europe	—	—	—	—	41	41	—
Asia Pacific	—	—	—	—	151	151	—
Latin America	—	—	—	—	457	457	—
Global Power Finance	—	—	—	—	3	3	—
Total	$291	$106	$569	$966	$18,957	$19,923	$91

(1) As of December 31, 2009 and 2008, the investments in loans and finance leases past due over 90 days and still accruing were $134 million and $119 million, respectively.

Allowance for credit loss activity

In estimating the allowance for credit losses, we review loans and finance leases that are past due, non-performing or in bankruptcy.

The allowance for credit losses as of December 31, were as follows:

(Millions of dollars)	2010	2009	2008
Allowance for Credit Loss Activity:
Balance at beginning of year	$376	$391	$351
Adjustment to adopt consolidation of variable-interest entities	18	—	—
Provision for credit losses	205	225	192
Receivables written off	(288)	(281)	(144)
Recoveries on receivables previously written off	51	28	23
Other — net	—	13	(31)
Balance at end of year	$362	$376	$391

The Allowance for credit losses and recorded investment in finance receivables as of December 31, 2010 was as follows:

(Millions of dollars)	Customer	Dealer	Total
Allowance for Credit Losses:
Individually evaluated for impairment	$79	$—	$79
Collectively evaluated for impairment	278	5	283
Ending Balance	$357	$5	$362

Recorded Investment in Finance Receivables:
Individually evaluated for impairment	$641	$—	$641
Collectively evaluated for impairment	17,339	1,943	19,282
Ending Balance	$17,980	$1,943	$19,923

Credit quality of finance receivables

The credit quality of finance receivables is reviewed on a monthly basis.  Credit quality indicators include performing and non-performing.  Non-performing is defined as finance receivables currently over 120 days past due and/or on non-accrual status or in bankruptcy.  Finance receivables not meeting the criteria listed above are considered performing.  Non-performing receivables have the highest probability for credit loss.  The allowance for credit losses attributable to non-performing receivables is based on the most probable source of repayment, which is normally the liquidation of collateral.  In determining collateral value, we estimate the current fair market value of the collateral and factor in credit enhancements such as additional collateral and third-party guarantees.

As of December 31, 2010, the recorded investment of performing and non-performing finance receivables were as follows:

(Millions of dollars)	Customer	Dealer	Total
Performing
North America	$6,231	$1,291	$7,522
Europe	2,421	41	2,462
Asia Pacific	3,498	151	3,649
Latin America	2,287	457	2,744
Global Power Finance	2,904	3	2,907
Total Performing	17,341	1,943	19,284

Non-Performing
North America	217	—	217
Europe	89	—	89
Asia Pacific	31	—	31
Latin America	139	—	139
Global Power Finance	163	—	163
Total Non-Performing	639	—	639

Performing & Non-Performing
North America	6,448	1,291	7,739
Europe	2,510	41	2,551
Asia Pacific	3,529	151	3,680
Latin America	2,426	457	2,883
Global Power Finance	3,067	3	3,070
Total	$17,980	$1,943	$19,923

D.            Securitized Retail Installment Sale Contracts and Finance Leases

Cat Financial periodically transfers certain finance receivables relating to retail installment sale contracts and finance leases to SPEs as part of their asset-backed securitization program.  The SPEs have limited purposes and generally are only permitted to purchase the finance receivables, issue asset-backed securities and make payments on the securities.  The SPEs only issue a single series of securities and generally are dissolved when those securities have been paid in full.  The SPEs issue debt to pay for the finance receivables they acquire from Cat Financial.  The primary source for repayment of the debt is the cash flows generated from the finance receivables owned by the SPEs.  The assets of the SPEs are legally isolated and are not available to pay the creditors of Cat Financial.  Cat Financial retains interests in the securitization transactions, including subordinated certificates issued by the SPEs, rights to cash reserves and residual interests.  For bankruptcy analysis purposes, Cat Financial has sold the finance receivables to the SPEs in a true sale and the SPEs are separate legal entities.  The investors and the SPEs have no recourse to any of Cat Financial’s other assets for failure of debtors to pay when due.

In accordance with the new consolidation accounting guidance adopted January 1, 2010, these SPEs were concluded to be VIEs.  Cat Financial determined that it was the primary beneficiary based on its power to direct activities through its role as servicer and its obligation to absorb losses and right to receive benefits and therefore consolidated the entities using the carrying amounts of the SPEs’ assets and liabilities.

The restricted assets (Receivables-finance, Long-term receivables-finance, Prepaid expenses and other current assets, and Other assets) of these consolidated SPEs totaled $136 million at December 31, 2010.  The liabilities (Accrued expenses and Long-term debt due within one year-Financial Products) of these consolidated SPEs totaled $73 million at December 31, 2010.

Prior to January 1, 2010, the SPEs were considered to be QSPEs and thus not consolidated.  Cat Financial’s retained interests in the securitized assets were classified as available-for-sale securities and were included in Other assets in Statement 2 at fair value.  Cat Financial estimated fair value and cash flows using a valuation model and key assumptions for credit losses, prepayment rates and discount rates.  These assumptions were based on Cat Financial’s historical experience, market trends and anticipated performance relative to the particular assets securitized.  Cat Financial periodically evaluated for impairment and recognized the credit component of an other-than-temporary impairment in Profit and the noncredit component in Accumulated other comprehensive income (loss) for those retained interests in which Cat Financial did not intend to sell and it was not likely that they would be required to sell prior to recovery.

During 2008, Cat Financial sold certain finance receivables relating to retail installment sale contracts and finance leases to SPEs as part of their asset-backed securitization program.  Net gains of $12 million were recorded in Revenues of Financial Products in Statement 1 and were based on the estimated fair value of the assets sold and retained and liabilities incurred, net of transaction costs.  Subordinated retained interests included certificates with an initial fair value of $27 million, an interest in certain future cash flows (excess) with an initial fair value of $8 million and a reserve account with an initial fair value of $9 million.

Significant assumptions used to estimate the fair value of the retained interests at the time of the transaction were:

2008
Discount rate	7.2%
Weighted-average prepayment rate	14.5%
Expected credit losses	1.6%

To maintain competitiveness in the capital markets and to have effective and efficient use of alternative funding sources, Cat Financial may from time to time provide additional reserve support to previously issued asset-backed securitizations.  During the second quarter of 2009 and third quarter of 2008, Cat Financial deposited $80 million and $19 million, respectively, into supplemental reserve accounts for the securitization transactions to maintain the credit ratings assigned to the transactions, as loss experiences were higher than anticipated primarily due to the adverse economic conditions in the U.S.  Due to the significant value of the deposit in second quarter of 2009, written consent was obtained from the third-party beneficial interest holders of the securitization transactions.  At the time, the QSPE conditions were reviewed and the trusts continued to maintain QSPE status.  These deposits resulted in an increase in Cat Financial’s retained interests.

As of December 31, 2009 and 2008, the fair value of the retained interests in all securitizations of retail finance receivables outstanding totaled $102 million (cost basis of $107 million) and $52 million (cost basis of $62 million), respectively.  The fair value of the retained interests as of December 31, 2009 that have been in a continuous unrealized loss position for twelve months or longer totaled $102 million (cost basis of $107 million). As of December 31, 2008, there were no retained interests in a continuous unrealized loss position for twelve months or longer. Key assumptions used to determine the fair value of the retained interests as of such dates were:

	December 31, 2009	December 31, 2008
Cash flow weighted average discount rates on retained interests	7.7% to 12.4%	16.7% to 23.3%
Weighted-average maturity in months	22	28
Expected prepayment rate	18.0%	19.0%
Expected credit losses	4.7% to 4.8%	1.7% to 3.1%

During 2009 and 2008, the assumptions used to determine the expected cash flows for Cat Financial’s securitization transactions were revised, which resulted in other-than-temporary impairments to earnings of $34 million and $27 million, respectively.  The impairments recognized in earnings were primarily driven by an increase in the credit loss assumption due to the continuing adverse economic conditions in the U.S.  The noncredit related losses of $12 million for the year ended December 31, 2009, recorded in Accumulated other comprehensive income (loss), were primarily driven by changes in discount rates.

To maintain competitiveness in the capital markets and to have effective and efficient use of alternative funding sources, Cat Financial may from time to time provide additional reserve support to previously issued asset-backed securitizations.

Cat Financial also retained servicing responsibilities and received a servicing fee of approximately one percent of the remaining value of the finance receivables.

Cash flows from retail securitizations:

	Years ended December 31,
(Millions of dollars)	2009	2008
Cash proceeds from initial sales of receivables	$—	$600
Purchases of contracts through clean-up calls	95	81
Servicing fees received	6	12
Other cash flows received on retained interests	10	25

Characteristics of securitized retail receivables:

	Years ended December 31,
	2009	2008
Total securitized principal balance at December 31,	$346	$909
Average securitized principal balance for the year ended December 31,	583	1,147
Loans > 30 days past due at year ended December 31,	62	98
Net credit losses during the year	36	23

E.     Sales and Servicing of Trade Receivables

Our Machinery and Power Systems operations generate trade receivables from the sale of inventory to dealers and customers. Certain of these receivables are sold to Cat Financial.

During 2009 and 2008, Cat Financial sold interests in a certain pool of trade receivables through a revolving structure to third-party commercial paper conduits, which are asset-backed commercial paper issuers that are special purpose entities (SPEs) of the sponsor bank and are not consolidated by Cat Financial.  Cat Financial services the sold trade receivables and receives an annual servicing fee of approximately 0.5 percent of the average outstanding principal balance. Consolidated expenses of $4 million and $10 million related to the sale of trade receivables were recognized during 2009 and 2008, respectively, and are included in Other income (expense) in Statement 1.

As of December 31, 2010 and 2009, there were no outstanding trade receivables sold to the third-party commercial paper conduits.  As of December 31, 2008, the outstanding principal balance of the sold trade receivables was $240 million. Cat Financial’s remaining interest in the pool of trade receivables as of December 31, 2008 of $1,432 million is included in Receivables-trade and other in Statement 2.

The cash collections from this pool of trade receivables are first applied to satisfy any obligations of Cat Financial to the third-party commercial paper conduits. The third-party commercial paper conduits have no recourse to Cat Financial’s assets, other than the remaining interest, for failure of debtors to pay when due.

Cash flows from sale of trade receivables:

	Years ended December 31,
(Millions of dollars)	2009	2008
Cash proceeds from sales of receivables to the conduits	$887	$1,510
Servicing fees received	$1	$1
Cash flows received on the interests that continue to be held	$7,548	$11,270

7.     Inventories

Inventories (principally using the LIFO method) are comprised of the following:

	December 31,
(Millions of dollars)	2010	2009	2008
Raw materials	$2,766	$1,979	$2,678
Work-in-process	1,483	656	1,508
Finished goods	5,098	3,465	4,316
Supplies	240	260	279
Total inventories	$9,587	$6,360	$8,781

We had long-term material purchase obligations of approximately $927 million at December 31, 2010.

During 2009 inventory quantities were reduced.  This reduction resulted in a liquidation of LIFO inventory layers carried at lower costs prevailing in prior years as compared with current costs.  In 2009, the effect of this reduction of inventory decreased Cost of goods sold in Statement 1 by approximately $300 million and increased Profit by approximately $240 million or $0.39 per share.  There were no significant LIFO liquidations during 2010 or 2008.

8.     Property, plant and equipment

	December 31,
(Millions of dollars)	Useful Lives (Years)	2010	2009	2008
Land	—	$682	$639	$575
Buildings and land improvements	20-45	5,174	4,914	4,647
Machinery, equipment and other	3-10	13,414	12,917	12,173
Equipment leased to others	1-10	4,444	4,717	4,561
Construction-in-process	—	1,192	1,034	1,531

Total property, plant and equipment, at cost		24,906	24,221	23,487
Less: Accumulated depreciation		(12,367)	(11,835)	(10,963)
Property, plant and equipment—net		$12,539	$12,386	$12,524

We had commitments for the purchase or construction of capital assets of approximately $593 million at December 31, 2010.

Assets recorded under capital leases (1):

	December 31,
(Millions of dollars)	2010	2009	2008
Gross capital leases (2)	$251	$493	$565
Less: Accumulated depreciation	(134)	(258)	(221)
Net capital leases	$117	$235	$344

(1) Included in Property, plant and equipment table above.

(2) Consists primarily of machinery and equipment.

At December 31, 2010, scheduled minimum rental payments on assets recorded under capital leases were:

(Millions of dollars)
2011	2012	2013	2014	2015	Thereafter
$54	$26	$14	$8	$5	$28

Equipment leased to others (primarily by Cat Financial):

	December 31,
(Millions of dollars)	2010	2009	2008
Equipment leased to others—at original cost	$4,444	$4,717	$4,561
Less: Accumulated depreciation	(1,533)	(1,616)	(1,416)
Equipment leased to others—net	$2,911	$3,101	$3,145

At December 31, 2010, scheduled minimum rental payments to be received for equipment leased to others were:

(Millions of dollars)
2011	2012	2013	2014	2015	Thereafter
$735	$477	$298	$146	$55	$32

9.     Investments in unconsolidated affiliated companies

Our investments in affiliated companies accounted for by the equity method have historically consisted primarily of a 50 percent interest in Shin Caterpillar Mitsubishi Ltd. (SCM) located in Japan.  On August 1, 2008, SCM redeemed half of Mitsubishi Heavy Industries Ltd.’s (MHI’s) shares in SCM.  As a result, Caterpillar now owns 67 percent of the renamed entity, Caterpillar Japan Ltd. (Cat Japan) and consolidates its financial statements.  See Note 23 for additional information.  In February 2008, we sold our 23 percent equity investment in A.S.V. Inc. (ASV) resulting in a $60 million pretax gain, recognized in Other income (expense) in Statement 1.  Accordingly, the financial position and equity investment amounts noted below do not include ASV or Cat Japan.

Combined financial information of the unconsolidated affiliated companies accounted for by the equity method (generally on a lag of 3 months or less) was as follows:

Results of Operations of unconsolidated affiliated companies:

	Years ended December 31,
(Millions of dollars)	2010	2009	2008
Results of Operations:
Sales	$812	$569	$3,727
Cost of sales	627	434	3,082
Gross profit	$185	$135	$645

Profit (loss)	$(36)	$(39)	$55

Sales from SCM, while an unconsolidated affiliate, to Caterpillar of approximately $1.67 billion in 2008 are included in the affiliated company sales.  In addition, SCM purchases of Caterpillar product, while an unconsolidated affiliate, were $353 million in 2008.

Financial Position of unconsolidated affiliated companies:

	December 31,
(Millions of dollars)	2010	2009	2008
Financial Position:
Assets:
Current assets	$414	$223	$209
Property, plant and equipment—net	196	219	227
Other assets	39	5	26
	649	447	462
Liabilities:
Current liabilities	274	250	173
Long-term debt due after one year	72	41	110
Other liabilities	40	17	35
	386	308	318
Equity	$263	$139	$144

Caterpillar’s investments in unconsolidated affiliated companies:

	December 31,
(Millions of dollars)	2010	2009	2008
Investments in equity method companies	$135	$70	$66
Plus: Investments in cost method companies	29	35	28
Total investments in unconsolidated affiliated companies	$164	$105	$94

At December 31, 2010, consolidated Profit employed in the business in Statement 2 included no net undistributed profits of the unconsolidated affiliated companies.

10.  Intangible assets and goodwill

A.    Intangible assets

Intangible assets are comprised of the following:

		December 31, 2010
(Millions of dollars)	Weighted Amortizable Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	17	$630	$(108)	$522
Intellectual property	9	306	(166)	140
Other	13	197	(72)	125
Total finite-lived intangible assets	14	1,133	(346)	787
Indefinite-lived intangible assets - In-process research & development		18	—	18
Total intangible assets		$1,151	$(346)	$805

		December 31, 2009
(Millions of dollars)	Weighted Amortizable Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	18	$396	$(75)	$321
Intellectual property	10	211	(143)	68
Other	11	130	(54)	76
Total intangible assets	15	$737	$(272)	$465

		December 31, 2008
(Millions of dollars)	Weighted Amortizable Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	18	$388	$(50)	$338
Intellectual property	10	210	(122)	88
Other	11	122	(37)	85
Total intangible assets	15	$720	$(209)	$511

During 2010, we acquired finite-lived intangible assets aggregating $409 million primarily due to purchases of Electro-Motive Diesel, Inc. (EMD) ($329 million), GE Transportation’s Inspection Products business ($28 million), JCS Company, Ltd. (JCS) ($12 million) and FCM Rail Ltd. (FCM) ($10 million).  Also, associated with the purchase of EMD, we acquired $18 million of indefinite-lived intangible assets.  See Note 23 for details on these business combinations.

During 2008, the Cat Japan share redemption resulted in additional finite-lived intangible assets of $54 million.  In 2008, we acquired finite-lived intangible assets of $17 million due to the purchase of Lovat Inc.  See Note 23 for details on these business combinations.  Also in 2008, we acquired finite-lived intangible assets of $32 million from other acquisitions.

Finite-lived intangible assets are amortized over their estimated useful lives and tested for impairment if events or changes in circumstances indicate that the asset may be impaired.  Indefinite-lived intangible assets are tested for impairment at least annually.

Amortization expense related to intangible assets was $76 million, $61 million and $61 million for 2010, 2009 and 2008, respectively.

Amortization expense related to intangible assets is expected to be:

(Millions of dollars)
2011	2012	2013	2014	2015	Thereafter
$86	$80	$73	$69	$63	$434

B.   Goodwill

During 2010, we acquired net assets with related goodwill of $286 million as part of the purchase of EMD.  In 2010, we also acquired net assets with related goodwill as part of the purchases of FCM ($17 million), GE Transportation’s Inspection Products business ($15 million), JCS ($8 million) and other acquisitions ($8 million).  See Note 23 for details on the acquisition of these assets.

During 2008, the Cat Japan share redemption resulted in $206 million of goodwill.  In 2008, we also acquired net assets with related goodwill as part of the purchase of Gremada Industries, Inc. ($41 million) and Lovat Inc. ($22 million).  See Note 23 for details on these business combinations.  Also during 2008, we acquired net assets with related goodwill of $8 million from other acquisitions.

See Note 1L regarding the accounting policy for goodwill and impairment testing.  No goodwill was impaired or disposed of during 2010 or 2008.

The 2009 annual impairment test, completed in the fourth quarter, indicated the fair value of each of our reporting units was well above its respective carrying value with the exception of our Forest Products reporting unit, included in the Resource Industries segment.  Because the carrying value of Forest Products exceeded its fair value, step two in the impairment test process was required.  We allocated the fair value to the unit’s assets and liabilities and determined the implied fair value of the goodwill was insignificant.  Accordingly, a goodwill impairment charge of $22 million for Forest Products was recognized in Other operating (income) expense in Statement 1.  The primary factor contributing to the impairment was the historic decline in demand for purpose built forest product machines caused by the significant reduction in U.S. housing construction, lower prices for pulp, paper, and wood product commodities, and reduced capital availability in the forest products industry.

As discussed in Note 22 – Segment Information, during the first quarter of 2011, we revised our reportable segments in line with the changes to our organizational structure that were announced during 2010.  Our reporting units did not change as a result of the changes to our reportable segments.

The changes in carrying amount of goodwill by reportable segment for the years ended December 31, 2010, 2009 and 2008 were as follows:

(Millions of dollars)

	Construction Industries	Resource Industries	Power Systems	Other(1)	Consolidated Total
Balance at January 1, 2008	$86	$47	$1,742	$88	$1,963
Business combinations	206	22	8	41	277
Other adjustments(2)	27	(3)	(3)	—	21
Balance at December 31, 2008	319	66	1,747	129	2,261
Impairments	—	(22)	—	—	(22)
Other adjustments(2)	23	3	4	—	30
Balance at December 31, 2009	342	47	1,751	129	2,269
Business combinations	5	3	326	—	334
Other adjustments(2)	10	1	—	—	11
Balance at December 31, 2010	$357	$51	$2,077	$129	$2,614

(1)      Includes all other operating segments (See Note 22).

(2)      Other adjustments are comprised primarily of foreign currency translation.

11.  Available-for-sale securities

We have investments in certain debt and equity securities, primarily at Cat Insurance, that have been classified as available-for-sale and recorded at fair value based upon quoted market prices.  These fair values are primarily included in Other assets in Statement 2.  Unrealized gains and losses arising from the revaluation of available-for-sale securities are included, net of applicable deferred income taxes, in equity (Accumulated other comprehensive income (loss) in Statement 2).  Realized gains and losses on sales of investments are generally determined using the FIFO (first-in, first-out) method for debt instruments and the specific identification method for equity securities.  Realized gains and losses are included in Other income (expense) in Statement 1.

Effective April 1, 2009, we adopted the new accounting and disclosure requirements regarding recognition and presentation of other-than-temporary impairments.  See Note 1K for additional information.

	December 31, 2010			December 31, 2009			December 31, 2008
(Millions of dollars)	Cost Basis	Unrealized Pretax Net Gains (Losses)	Fair Value	Cost Basis	Unrealized Pretax Net Gains (Losses)	Fair Value	Cost Basis	Unrealized Pretax Net Gains (Losses)	Fair Value
Government debt
U.S. treasury bonds	$12	$—	$12	$14	$—	$14	$14	$1	$15
Other U.S. and non-U.S. government bonds	76	1	77	65	—	65	15	(1)	14

Corporate bonds
Corporate bonds	481	30	511	455	20	475	343	(22)	321
Asset-backed securities	136	—	136	141	(7)	134	165	(27)	138

Mortgage-backed debt securities
U.S. governmental agency mortgage-backed securities	258	15	273	295	13	308	319	5	324
Residential mortgage-backed securities	43	(3)	40	61	(10)	51	79	(19)	60
Commercial mortgage-backed securities	164	4	168	175	(13)	162	176	(47)	129

Equity securities
Large capitalization value	100	22	122	76	13	89	126	(13)	113
Smaller company growth	23	8	31	19	5	24	20	(2)	18
Total	$1,293	$77	$1,370	$1,301	$21	$1,322	$1,257	$(125)	$1,132

During 2010, 2009 and 2008, charges for other-than-temporary declines in the market values of securities were $3 million, $12 million and $37 million, respectively.  These charges were accounted for as a realized loss and were included in Other income (expense) in Statement 1.  The cost basis of the impacted securities was adjusted to reflect these charges.

Investments in an unrealized loss position that are not other-than-temporarily impaired:

	December 31, 2010
	Less than 12 months (1)		12 months or more (1)		Total
(Millions of dollars)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Government debt
Other U.S. and non-U.S. government bonds	$13	$—	$3	$—	$16	$—

Corporate bonds
Corporate bonds	29	—	1	—	30	—
Asset-backed securities	19	—	19	4	38	4

Mortgage-backed debt securities
U.S. governmental agency mortgage-backed securities	16	—	—	—	16	—
Residential mortgage-backed securities	2	—	25	4	27	4
Commercial mortgage-backed securities	3	—	14	1	17	1

Equity securities
Large capitalization value	14	1	12	2	26	3
Smaller company growth	3	—	1	—	4	—
Total	$99	$1	$75	$11	$174	$12

(1)  Indicates length of time that individual securities have been in a continuous unrealized loss position.

Investments in an unrealized loss position that are not other-than-temporarily impaired:

	December 31, 2009
	Less than 12 months (1)		12 months or more (1)		Total
(Millions of dollars)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Government debt
U.S. treasury bonds	$4	$—	$—	$—	$4	$—
Other U.S. and non-U.S. government bonds	14	—	2	—	16	—

Corporate bonds
Corporate bonds	25	—	10	1	35	1
Asset-backed securities	4	1	44	10	48	11

Mortgage-backed debt securities
U.S. governmental agency mortgage-backed securities	—	—	3	—	3	—
Residential mortgage-backed securities	—	—	49	10	49	10
Commercial mortgage-backed securities	24	—	73	14	97	14

Equity securities
Large capitalization value	2	—	23	3	25	3
Smaller company growth	1	—	2	—	3	—
Total	$74	$1	$206	$38	$280	$39

(1)  Indicates length of time that individual securities have been in a continuous unrealized loss position.

Investments in an unrealized loss position that are not other-than-temporarily impaired:

	December 31, 2008
	Less than 12 months (1)		12 months or more (1)		Total
(Millions of dollars)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Government debt
Other U.S. and non-U.S. government bonds	$—	$—	$8	$1	$8	$1

Corporate bonds
Corporate bonds	176	18	33	5	209	23
Asset-backed securities	101	16	30	11	131	27

Mortgage-backed debt securities
U.S. governmental agency mortgage-backed securities	7	—	19	1	26	1
Residential mortgage-backed securities	32	6	27	14	59	20
Commercial mortgage-backed securities	71	15	59	32	130	47

Equity securities
Large capitalization value	60	13	5	2	65	15
Smaller company growth	7	2	—	—	7	2
Total	$454	$70	$181	$66	$635	$136

(1)  Indicates length of time that individual securities have been in a continuous unrealized loss position.

Government Debt.  The unrealized losses on our investments in other U.S. and non-U.S. government bonds are the result of changes in interest rates since time of purchase.  We do not intend to sell the investments and it is not likely that we will be required to sell these investments before recovery of their amortized cost basis.  We do not consider these investments to be other-than-temporarily impaired as of December 31, 2010.

Corporate Bonds.  The unrealized losses on our investments in corporate bonds and asset-backed securities relate primarily to changes in interest rates and credit-related yield spreads since time of purchase.  We do not intend to sell the investments and it is not likely that we will be required to sell the investments before recovery of their amortized cost basis.  We do not consider these investments to be other-than-temporarily impaired as of December 31, 2010.

Mortgage-Backed Debt Securities.  The unrealized losses on our investments in mortgage-backed securities and mortgage-related asset-backed securities relate primarily to the continuation of elevated housing delinquencies and default rates, credit-related yield spreads and risk aversion.  We do not intend to sell the investments and it is not likely that we will be required to sell these investments before recovery of their amortized cost basis.  We do not consider these investments to be other-than-temporarily impaired as of December 31, 2010.

Equity Securities.  Cat Insurance maintains a well-diversified equity portfolio consisting of two specific mandates:  large capitalization value stocks and smaller company growth stocks.  U.S. equity valuations were generally higher in 2010 due to improved corporate earnings and the improving U.S. and global economies.  In each case where unrealized losses exist, the respective company’s management is taking corrective action in order to increase shareholder value.   We do not consider these investments to be other-than-temporarily impaired as of December 31, 2010.

The fair value of the available-for-sale debt securities at December 31, 2010, by contractual maturity, is shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay and creditors may have the right to call obligations.

(Millions of dollars)	Fair Value
Due in one year or less	$75
Due after one year through five years	$428
Due after five years through ten years	$230
Due after ten years	$484

Proceeds from sale of available-for-sale securities during 2010, 2009 and 2008 were $228 million, $291 million and $357 million, respectively. Gross gains of $10 million, $9 million and $17 million and gross losses of $1 million, $10 million and $23 million have been included in current earnings as a result of these sales for 2010, 2009 and 2008, respectively.

12.  Postemployment benefit plans

We have both U.S. and non-U.S. pension plans covering substantially all of our U.S. employees and a portion of our non-U.S. employees, primarily in our European and Japanese facilities. Our defined benefit plans provide a benefit based on years of service and/or the employee’s average earnings near retirement. Our defined contribution plans allow employees to contribute a portion of their salary to help save for retirement, and in certain cases, we provide a matching contribution. We also have defined-benefit retirement health care and life insurance plans covering substantially all of our U.S. employees.

As discussed in Note 1K, we adopted the balance sheet recognition provisions of the guidance on employers’ accounting for defined benefit pension and other postretirement plans at December 31, 2006, and adopted the year-end measurement date effective January 1, 2008 using the “one measurement” approach.  Under the one measurement approach, net periodic benefit cost for the period between any early measurement date and the end of the fiscal year that the measurement provisions are applied is allocated proportionately between amounts to be recognized as an adjustment of Profit employed in the business and net periodic benefit cost for the fiscal year.  Previously, we used a November 30th measurement date for our U.S. pension and other postretirement benefit plans and September 30th for our non-U.S. plans.  Year-end asset and obligation amounts are disclosed as of the plan measurement dates.

As discussed in Note 25, during 2009 voluntary and involuntary separation programs impacted employees participating in certain U.S. and non-U.S. pension and other postretirement benefit plans.  Due to the significance of these events, certain plans were re-measured as follows:

U.S. Separation Programs — Plan re-measurements as of January 31, 2009, March 31, 2009 and December 31, 2009 resulted in net curtailment losses of $127 million to pension and $55 million to other postretirement benefit plans.  Early retirement pension benefit costs of $6 million were also recognized.

Non-U.S. Separation Programs — Certain plans were re-measured as of March 31, 2009 and December 31, 2009, resulting in pension settlement losses of $34 million, special termination benefits of $2 million to pension and curtailment losses of $1 million to other postretirement benefit plans.

In March 2009, we amended our U.S. support and management other postretirement benefit plan.  Beginning in 2010, certain retirees age 65 and older enrolled in individual health plans that work with Medicare and will no longer participate in a Caterpillar-sponsored group health plan.  In addition, Caterpillar began funding a tax-advantaged Health Reimbursement Arrangement (HRA) to assist the retirees with medical expenses.  The plan amendment required a plan re-measurement as of March 31, 2009, which resulted in a decrease in our Liability for postretirement benefits of $432 million and an increase in Accumulated other comprehensive income (loss) of $272 million, net of tax.  The plan was further amended in December 2009 to define the HRA benefit that active employees will receive once they are retired and reach age 65.  The plan was re-measured at year-end 2009 and the December amendment resulted in a decrease in our Liability for postretirement benefits of $101 million and an increase in Accumulated other comprehensive income (loss) of $64 million, net of tax.  These decreases will be amortized into earnings on a straight-line basis over approximately 7 years, the average remaining service period of active employees in the plan.  The amendments reduced other postretirement benefits expense by approximately $110 million and $60 million in 2010 and 2009, respectively.

In August 2010, we announced changes in our U.S. support and management pension plans. Beginning January 1, 2011, retirement benefits for U.S. support and management employees will transition from defined benefit pension plans to defined contribution plans. The transition date is determined for each employee based upon age and years of service or proximity to retirement. Pension benefit accruals will freeze on either December 31, 2010 or December 31, 2019 at which time the employees will move to the new retirement benefit. This benefit will provide employees with a frozen pension benefit and a 401(k) plan that will include a matching contribution and a new annual employer contribution. The plan change required a re-measurement as of August 31, 2010, which resulted in an increase in our Liability for postretirement benefits of $1.32 billion and a decrease in Accumulated other comprehensive income (loss) of $831 million, net of tax. The increase in the liability was due to a decline in the discount rate and lower than expected asset returns at the re-measurement date.  Curtailment expense of $28 million was also recognized in 2010 as a result of the plan change.

In March 2010, the Patient Protection and Affordable Care Act (the PPACA) and the Health Care and Education Reconciliation Act of 2010 (H.R. 4872) which amends certain provisions of the PPACA were signed into law. As discussed in Note 5, the Medicare Part D retiree drug subsidies effectively become taxable beginning in 2013.

A.   Benefit Obligations

	U.S. Pension Benefits			Non-U.S. Pension Benefits			Other Postretirement Benefits
(Millions of dollars)	2010	2009	2008	2010	2009	2008	2010	2009	2008
Change in benefit obligation:
Benefit obligation, beginning of year	$12,064	$11,493	$11,132	$3,542	$3,219	$3,012	$4,537	$5,017	$5,455
Effect of eliminating early measurement date(1)	N/A	N/A	11	N/A	N/A	26	N/A	N/A	—
Service cost	210	176	199	92	86	92	68	70	87
Interest cost	652	688	629	162	146	156	245	280	307
Plan amendments	4	—	13	35	—	—	—	(549)	—
Actuarial losses (gains)	1,140	380	222	153	45	(18)	602	(58)	(522)
Foreign currency exchange rates	—	—	—	34	322	(534)	14	29	(19)
Participant contributions	—	—	—	9	10	14	45	51	41
Benefits paid - gross	(820)	(796)	(713)	(168)	(212)	(155)	(379)	(390)	(351)
Less: federal subsidy on benefits paid	—	—	—	—	—	—	15	21	19
Curtailments, settlements and special termination benefits	(235)	123	—	(52)	(74)	—	—	66	—
Acquisitions / other(2)	9	—	—	60	—	626	37	—	—
Benefit obligation, end of year	$13,024	$12,064	$11,493	$3,867	$3,542	$3,219	$5,184	$4,537	$5,017
Accumulated benefit obligation, end of year	$12,558	$11,357	$10,681	$3,504	$3,082	$2,938

Weighted-average assumptions used to determine benefit obligation:
Discount rate(3)	5.1%	5.7%	6.1%	4.6%	4.8%	4.5%	5.0%	5.6%	6.0%
Rate of compensation increase(3)	4.5%	4.5%	4.5%	4.2%	4.2%	3.8%	4.4%	4.4%	4.4%

(1)   Change in benefit obligation during the period from the early measurement date to December 31, 2007.

(2)   See Note 23 regarding the 2008 Cat Japan share redemption and the 2010 Electro-Motive Diesel acquisition.

(3)   End of year rates are used to determine net periodic cost for the subsequent year. See Note 12E.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(Millions of dollars)	One-percentage- point increase	One-percentage- point decrease
Effect on 2010 service and interest cost components of other postretirement benefit cost	$19	$(15)
Effect on accumulated postretirement benefit obligation	$311	$(266)

B.            Plan Assets

	U.S. Pension Benefits			Non-U.S. Pension Benefits			Other Postretirement Benefits
(Millions of dollars)	2010	2009	2008	2010	2009	2008	2010	2009	2008
Change in plan assets:
Fair value of plan assets, beginning of year	$9,029	$6,745	$10,441	$2,797	$2,175	$2,773	$1,063	$1,042	$1,584
Effect of eliminating early measurement date(1)	N/A	N/A	17	N/A	N/A	23	N/A	N/A	15
Actual return on plan assets	1,628	2,194	(3,288)	193	390	(751)	129	266	(587)
Foreign currency exchange rates	—	—	—	17	243	(407)	—	—	—
Company contributions(2)	919	886	288	58	263	134	138	94	340
Participant contributions	—	—	—	9	10	14	45	51	41
Benefits paid	(820)	(796)	(713)	(168)	(212)	(155)	(379)	(390)	(351)
Settlements and special termination benefits	—	—	—	(51)	(72)	—	—	—	—
Acquisitions / other(3)	4	—	—	25	—	544	—	—	—
Fair value of plan assets, end of year	$10,760	$9,029	$6,745	$2,880	$2,797	$2,175	$996	$1,063	$1,042

(1)  Change in plan assets during the period from the early measurement date to December 31, 2007.

(2)  Includes $650 million of Caterpillar stock contributed to U.S. pension plans in 2009.

(3)  See Note 23 regarding the 2008 Cat Japan share redemption and the 2010 Electro-Motive Diesel acquisition.

As discussed in Note 1K, we adopted the accounting guidance on employers’ disclosures about postretirement benefit plan assets for the annual period ending December 31, 2009.  The guidance expands the disclosure set forth in the previous guidance by adding required disclosures about (1) how investment allocation decisions are made by management, (2) major categories of plan assets, and (3) significant concentrations of risk.  Additionally, this guidance requires an employer to disclose information about the valuation of plan assets similar to that required under the accounting guidance on fair value measurements.

Our U.S. pension target asset allocations reflect our investment strategy of maximizing the long-term rate of return on plan assets and the resulting funded status, within an appropriate level of risk.  Our target allocations for the U.S. pension plans are 70% equities and 30% debt securities.  Within equity securities, approximately 60% includes investments in U.S. large and small-cap companies.  The remaining portion is invested in international companies, including emerging markets, and private equity.  Fixed income securities primarily include corporate bonds, mortgage backed securities and U.S. Treasuries.

In general, our non-U.S. pension target asset allocations reflect our investment strategy of maximizing the long-term rate of return on plan assets and the resulting funded status, within an appropriate level of risk.  The weighted-average target allocations for the non-U.S. pension plans are 62% equities, 31% debt securities, 6% real estate and 1% other.  The target allocations for each plan vary based upon local statutory requirements, demographics of plan participants and funded status.  Plan assets are primarily invested in non-U.S. securities.

Our target allocations for the other postretirement benefit plans are 80% equities and 20% debt securities.  Within equity securities, approximately two-thirds include investments in U.S. large and small-cap companies.  The remaining portion is invested in international companies, including emerging markets.  Fixed income securities primarily include corporate bonds, mortgage backed securities and U.S. Treasuries.

The U.S. plans are rebalanced to plus or minus five percentage points of the target asset allocation ranges on a monthly basis.  The frequency of rebalancing for the non-U.S. plans varies depending on the plan. As a result of our diversification strategies, there are no significant concentrations of risk within the portfolio of investments except for the holdings in Caterpillar stock as discussed below.

The use of certain derivative instruments is permitted where appropriate and necessary for achieving overall investment policy objectives.  The U.S. plans utilize futures contracts to offset current equity positions in order to rebalance the total portfolio to the target asset allocation.  During 2008, approximately 5% of the U.S. pension plans’ assets were rebalanced from equity to fixed income positions through the use of futures contracts. The plans do not engage in futures contracts for speculative purposes.

The accounting guidance on fair value measurements specifies a fair value hierarchy based upon the observability of inputs used in valuation techniques (Level 1, 2 and 3).  See Note 17 for a discussion of the fair value hierarchy.

Fair values are determined as follows:

•                  Equity securities are primarily based on valuations for identical instruments in active markets.

•                  Fixed income securities are primarily based upon models that take into consideration such market-based factors as recent sales, risk-free yield curves and prices of similarly rated bonds.

•                  Real estate is stated at the fund’s net asset value or at appraised value.

•                  Cash, short-term instruments and other are based on the carrying amount, which approximated fair value, or at the fund’s net asset value.

The fair value of the pension and other postretirement benefit plan assets by category is summarized below:

	December 31, 2010
(Millions of dollars)	Level 1	Level 2	Level 3	Total Assets, at Fair Value
U.S. Pension
Equity securities:
U.S. equities	$4,975	$1	$46	$5,022
Non-U.S. equities	2,884	—	4	2,888

Fixed income securities:
U.S. corporate bonds	—	1,412	38	1,450
Non-U.S. corporate bonds	—	92	1	93
U.S. government bonds	—	299	5	304
U.S. governmental agency mortgage-backed securities	—	634	4	638
Non-U.S. government bonds	—	22	—	22

Real estate	—	—	10	10

Cash, short-term instruments and other	70	263	—	333
Total U.S. pension assets	$7,929	$2,723	$108	$10,760

	December 31, 2009
	Level 1	Level 2	Level 3	Total Assets, at Fair Value
U.S. Pension
Equity securities:
U.S. equities	$4,634	$2	$17	$4,653
Non-U.S. equities	1,803	—	34	1,837

Fixed income securities:
U.S. corporate bonds	—	1,179	56	1,235
Non-U.S. corporate bonds	—	70	1	71
U.S. government bonds	—	323	—	323
U.S. governmental agency mortgage-backed securities	—	562	—	562
Non-U.S. government bonds	—	9	—	9

Real estate	—	—	10	10

Cash, short-term instruments and other	113	216	—	329
Total U.S. pension assets	$6,550	$2,361	$118	$9,029

	December 31, 2010
(Millions of dollars)	Level 1	Level 2	Level 3	Total Assets, at Fair Value
Non-U.S. Pension
Equity securities:
U.S. equities	$359	$—	$—	$359
Non-U.S. equities	916	90	1	1,007
Global equities(1)	153	37	—	190

Fixed income securities:
U.S. corporate bonds	—	18	2	20
Non-U.S. corporate bonds	—	374	5	379
U.S. government bonds	—	5	—	5
Non-U.S. government bonds	—	163	1	164
Global fixed income(1)	—	374	—	374

Real estate	—	89	90	179

Other:
Cash and short-term instruments	59	3	—	62
Other(2)	2	104	35	141
Total non-U.S. pension assets	$1,489	$1,257	$134	$2,880

	December 31, 2009
	Level 1	Level 2	Level 3	Total Assets, at Fair Value
Non-U.S. Pension
Equity securities:
U.S. equities	$330	$—	$—	$330
Non-U.S. equities	863	84	5	952
Global equities(1)	144	14	—	158

Fixed income securities:
U.S. corporate bonds	—	22	1	23
Non-U.S. corporate bonds	—	355	11	366
U.S. government bonds	—	1	—	1
Non-U.S. government bonds	—	156	2	158
Global fixed income(1)	—	361	—	361

Real estate	—	80	71	151

Other:
Cash and short-term instruments	104	4	—	108
Other(2)	3	135	51	189
Total non-U.S. pension assets	$1,444	$1,212	$141	$2,797

(1)  Includes funds that invest in both U.S. and non-U.S. securities.

(2)  Includes funds that invest in multiple asset classes, hedge funds and other.

	December 31, 2010
(Millions of dollars)	Level 1	Level 2	Level 3	Total Assets, at Fair Value
Other Postretirement Benefits
Equity securities:
U.S. equities	$512	$—	$—	$512
Non-U.S. equities	289	—	—	289

Fixed income securities:
U.S. corporate bonds	—	79	—	79
Non-U.S. corporate bonds	—	6	—	6
U.S. government bonds	—	14	—	14
U.S. governmental agency mortgage-backed securities	—	43	—	43
Non-U.S. government bonds	—	1	—	1

Cash, short-term instruments and other	19	33	—	52
Total other postretirement benefit assets	$820	$176	$—	$996

	December 31, 2009
	Level 1	Level 2	Level 3	Total Assets, at Fair Value
Other Postretirement Benefits
Equity securities:
U.S. equities	$531	$—	$—	$531
Non-U.S. equities	273	6	—	279

Fixed income securities:
U.S. corporate bonds	—	95	—	95
Non-U.S. corporate bonds	—	8	—	8
U.S. government bonds	—	24	—	24
U.S. governmental agency mortgage-backed securities	—	54	—	54
Non-U.S. government bonds	—	1	—	1

Cash, short-term instruments and other	19	52	—	71
Total other postretirement benefit assets	$823	$240	$—	$1,063

Below are roll-forwards of assets measured at fair value using Level 3 inputs for the years ended December 31, 2010 and 2009.  These instruments were valued using pricing models that, in management’s judgment, reflect the assumptions a marketplace participant would use.

(Millions of dollars)	Equities	Fixed Income	Real Estate	Other
U.S. Pension
Balance at December 31, 2008	$16	$73	$9	$—
Unrealized gains (losses)	3	34	1	—
Realized gains (losses)	—	(2)	—	—
Purchases, issuances and settlements	31	(12)	—	—
Transfers in and/or out of Level 3	1	(36)	—	—
Balance at December 31, 2009	$51	$57	$10	$—
Unrealized gains (losses)	11	1	—	—
Realized gains (losses)	(1)	3	—	—
Purchases, issuances and settlements	32	(9)	—	—
Transfers in and/or out of Level 3	(43)	(4)	—	—
Balance at December 31, 2010	$50	$48	$10	$—

Non-U.S. Pension
Balance at December 31, 2008	$—	$5	$61	$67
Unrealized gains (losses)	2	1	10	63
Realized gains (losses)	—	—	—	(41)
Purchases, issuances and settlements	3	6	—	(38)
Transfers in and/or out of Level 3	—	2	—	—
Balance at December 31, 2009	$5	$14	$71	$51
Unrealized gains (losses)	(1)	—	7	1
Realized gains (losses)	1	—	—	5
Purchases, issuances and settlements	(2)	(3)	12	(22)
Transfers in and/or out of Level 3	(2)	(3)	—	—
Balance at December 31, 2010	$1	$8	$90	$35

Equity securities within plan assets include Caterpillar Inc. common stock in the amounts of:

	U.S. Pension Benefits(1)			Non-U.S. Pension Benefits			Other Postretirement Benefits
(Millions of dollars)	2010	2009(2)	2008	2010	2009	2008	2010	2009	2008
Caterpillar Inc. common stock	$779	$1,016	$11	$2	$1	$1	$3	$1	$2

(1)  Amounts represent 7% of total plan assets for 2010, 11% for 2009 and less than 1% of total plan assets for 2008.

(2)  Includes $650 million of Caterpillar stock contributed to U.S. pension plans in 2009.

C.   Funded status

The funded status of the plans, reconciled to the amount reported on Statement 2, is as follows:

	U.S. Pension Benefits			Non-U.S. Pension Benefits			Other Postretirement Benefits
(Millions of dollars)	2010	2009	2008	2010	2009	2008	2010	2009	2008
End of Year
Fair value of plan assets	$10,760	$9,029	$6,745	$2,880	$2,797	$2,175	$996	$1,063	$1,042
Benefit obligations	13,024	12,064	11,493	3,867	3,542	3,219	5,184	4,537	5,017
Over (under) funded status recognized in financial position	$(2,264)	$(3,035)	$(4,748)	$(987)	$(745)	$(1,044)	$(4,188)	$(3,474)	$(3,975)

Components of net amount recognized in financial position:
Other assets (non-current asset)	$—	$—	$—	$4	$22	$—	$—	$—	$—
Accrued wages, salaries and employee benefits (current liability)	(18)	(17)	(14)	(18)	(18)	(2)	(171)	(113)	(29)
Liability for postemployment benefits (non-current liability)	(2,246)	(3,018)	(4,734)	(973)	(749)	(1,042)	(4,017)	(3,361)	(3,946)
Net liability recognized	$(2,264)	$(3,035)	$(4,748)	$(987)	$(745)	$(1,044)	$(4,188)	$(3,474)	$(3,975)

Amounts recognized in Accumulated other comprehensive income (pre-tax) consist of:
Net actuarial loss (gain)	$4,795	$5,132	$6,419	$1,273	$1,200	$1,319	$1,195	$659	$881
Prior service cost (credit)	83	132	170	43	8	13	(122)	(177)	320
Transition obligation (asset)	—	—	—	—	—	—	7	9	10
Total	$4,878	$5,264	$6,589	$1,316	$1,208	$1,332	$1,080	$491	$1,211

The estimated amounts that will be amortized from Accumulated other comprehensive income (loss) at December 31, 2010 into net periodic benefit cost (pre-tax) in 2011 are as follows:

(Millions of dollars)	U.S. Pension Benefits	Non-U.S. Pension Benefits	Other Postretirement Benefits
Actuarial loss (gain)	$451	$71	$108
Prior service cost (credit)	20	3	(55)
Transition obligation (asset)	—	—	2
Total	$471	$74	$55

The following amounts relate to our pension plans with projected benefit obligations in excess of plan assets:

	U.S. Pension Benefits at Year-end			Non-U.S. Pension Benefits at Year-end
(Millions of dollars)	2010	2009	2008	2010	2009	2008
Projected benefit obligation	$(13,024)	$(12,064)	$(11,493)	$(3,846)	$(3,350)	$(3,194)
Accumulated benefit obligation	$(12,558)	$(11,357)	$(10,681)	$(3,485)	$(2,933)	$(2,917)
Fair value of plan assets	$10,760	$9,029	$6,745	$2,855	$2,584	$2,151

The following amounts relate to our pension plans with accumulated benefit obligations in excess of plan assets:

	U.S. Pension Benefits at Year-end			Non-U.S. Pension Benefits at Year-end
(Millions of dollars)	2010	2009	2008	2010	2009	2008
Projected benefit obligation	$(13,024)	$(12,064)	$(11,493)	$(3,452)	$(1,594)	$(3,040)
Accumulated benefit obligation	$(12,558)	$(11,357)	$(10,681)	$(3,179)	$(1,503)	$(2,796)
Fair value of plan assets	$10,760	$9,029	$6,745	$2,514	$1,145	$2,022

The accumulated postretirement benefit obligation exceeds plan assets for all of our other postretirement benefit plans.

D.   Expected cash flow

Information about the expected cash flow for the pension and other postretirement benefit plans is as follows:

(Millions of dollars)	U.S. Pension Benefits	Non-U.S. Pension Benefits	Other Postretirement Benefits
Employer contributions:
2011 (expected)	$790	$210	$180

Expected benefit payments:
2011	$820	$180	$380
2012	830	230	390
2013	840	230	400
2014	860	240	410
2015	870	250	410
2016-2020	4,480	1,210	2,110
Total	$8,700	$2,340	$4,100

The above table reflects the total employer contributions and benefits expected to be paid from the plan or from company assets and does not include the participants’ share of the cost. The expected benefit payments for our other postretirement benefits include payments for prescription drug benefits. Medicare Part D subsidy amounts expected to be received by the company which will offset other postretirement benefit payments are as follows:

(Millions of dollars)	2011	2012	2013	2014	2015	2016-2020	Total
Other postretirement benefits	$15	$20	$20	$20	$25	$130	$230

E.   Net periodic cost

	U.S. Pension Benefits			Non-U.S. Pension Benefits			Other Postretirement Benefits
(Millions of dollars)	2010	2009	2008	2010	2009	2008	2010	2009	2008
Components of net periodic benefit cost:
Service cost	$210	$176	$199	$92	$86	$92	$68	$70	$87
Interest cost	652	688	629	162	146	156	245	280	307
Expected return on plan assets	(773)	(777)	(882)	(192)	(181)	(201)	(93)	(111)	(138)
Curtailments, settlements and special termination benefits(1)	28	133	—	22	36	1	—	56	—
Amortization of:
Transition obligation (asset)	—	—	—	—	—	1	2	2	2
Prior service cost (credit)(2)	25	29	32	1	1	3	(55)	(40)	(35)
Net actuarial loss (gain)	385	248	134	65	35	36	33	20	64
Total cost included in operating profit	$527	$497	$112	$150	$123	$88	$200	$277	$287

Other changes in plan assets and benefit obligations recognized in other comprehensive income (pre-tax):
Effect of eliminating early measurement date(3)	N/A	N/A	$(14)	N/A	N/A	$(9)	N/A	N/A	$(3)
Current year actuarial loss (gain)	$47	$(1,037)	4,401	$136	$(88)	696	$570	$(200)	172
Amortization of actuarial (loss) gain	(385)	(248)	(134)	(62)	(32)	(36)	(33)	(20)	(64)
Current year prior service cost (credit)	(24)	(10)	16	35	(2)	1	—	(537)	(3)
Amortization of prior service (cost) credit	(25)	(29)	(32)	(1)	(1)	(3)	55	40	35
Amortization of transition (obligation) asset	—	—	—	—	—	(1)	(2)	(2)	(2)
Total recognized in other comprehensive income	(387)	(1,324)	4,237	108	(123)	648	590	(719)	135
Total recognized in net periodic cost and other comprehensive income	$140	$(827)	$4,349	$258	$—	$736	$790	$(442)	$422

Weighted-average assumptions used to determine net cost:
Discount rate	5.4%	6.3%	5.8%	4.8%	4.7%	5.3%	5.6%	6.3%	5.8%
Expected return on plan assets(4)	8.5%	8.5%	9.0%	7.0%	6.6%	7.6%	8.5%	8.5%	9.0%
Rate of compensation increase	4.5%	4.5%	4.5%	4.2%	3.8%	4.0%	4.4%	4.4%	4.4%

(1)	2010 and 2009 curtailments, settlements and special termination benefits were recognized in Other operating (income) expenses in Statement 1.
(2)

Prior service costs for both pension and other postretirement benefits are generally amortized using the straight-line method over the average remaining service period to the full retirement eligibility date of employees expected to receive benefits from the plan amendment. For other postretirement benefit plans in which all or almost all of the plan’s participants are fully eligible for benefits under the plan, prior service costs are amortized using the straight-line method over the remaining life expectancy of those participants.

(3)	Amortization during the period from the early measurement date to December 31, 2007.
(4)	The weighted-average rates for 2011 are 8.5% and 7.1% for U.S. and non-U.S. plans, respectively.

The assumed discount rate is used to discount future benefit obligations back to today’s dollars.  The U.S. discount rate is based on a benefit cash flow-matching approach and represents the rate at which our benefit obligations could effectively be settled as of our measurement date, December 31.  The benefit cash flow-matching approach involves analyzing Caterpillar’s projected cash flows against a high quality bond yield curve, calculated using a wide population of corporate Aa bonds available on the measurement date.  The very highest and lowest yielding bonds (top and bottom 10%) are excluded from the analysis.  A similar process is used to determine the assumed discount rate for our most significant non-U.S. plans. This rate is sensitive to changes in interest rates. A decrease in the discount rate would increase our obligation and future expense.

Our U.S. expected long-term rate of return on plan assets is based on our estimate of long-term passive returns for equities and fixed income securities weighted by the allocation of our pension assets. Based on historical performance, we increase the passive returns due to our active management of the plan assets. To arrive at our expected long-term return, the amount added for active management was 1% for 2010, 2009 and 2008.  A similar process is used to determine this rate for our non-U.S. plans.

The assumed health care trend rate represents the rate at which health care costs are assumed to increase. To calculate the 2010 benefit expense, we assumed a weighted-average increase of 7.0% for 2010.  We expect a weighted-average increase of 7.9% during 2011.  The 2011 rates are assumed to decrease gradually to the ultimate health care trend rate of 5.0% in 2019. This rate represents 3.0% general inflation plus 2.0% additional health care inflation.

F.    Other postemployment benefit plans

We offer long-term disability benefits, continued health care for disabled employees, survivor income benefit insurance and supplemental unemployment benefits to substantially all eligible U.S. employees.

G.   Defined contribution plans

We have both U.S. and non-U.S. employee defined contribution plans to help employees save for retirement. Our U.S. 401(k) plan allows eligible employees to contribute a portion of their salary to the plan on a tax-deferred basis, and we provide a matching contribution equal to 100% of employee contributions to the plan up to 6% of their compensation. Various other U.S. and non-U.S. defined contribution plans allow eligible employees to contribute a portion of their salary to the plans, and in some cases, we provide a matching contribution to the funds.

Beginning January 1, 2011, matching contributions to our U.S. 401(k) plan will change for certain employees that are still accruing benefits under a defined benefit pension plan.  Matching contributions will be equal to 50% of employee contributions to the plan up to 6% of their compensation.  For employees whose defined benefit pension accruals were frozen as of December 31, 2010, we will begin providing a new annual employer contribution in 2011.

From June 2009 to October 2010, we funded our employer matching contribution for certain U.S. defined contribution plans in Caterpillar stock, held as treasury stock.  In 2010 and 2009, we made $94 million (1.5 million shares) and $68 million (1.4 million shares) of matching contributions in Caterpillar stock, respectively.

Total company costs related to U.S. and non-U.S. defined contribution plans were as follows:

(Millions of dollars)	2010	2009	2008
U.S. plans	$231	$206	$107
Non-U.S. plans	39	29	34
	$270	$235	$141

H.   Summary of long-term liability:

	December 31,
(Millions of dollars)	2010	2009	2008
Pensions:
U.S. pensions	$2,246	$3,018	$4,734
Non-U.S. pensions	973	749	1,042
Total pensions	3,219	3,767	5,776
Postretirement benefits other than pensions	4,017	3,361	3,946
Other postemployment benefits	69	63	73
Defined contribution	279	229	180
	$7,584	$7,420	$9,975

13.  Short-term borrowings

	December 31,
(Millions of dollars)	2010	2009	2008
Machinery and Power Systems:
Notes payable to banks	$204	$260	$668
Commercial paper	—	173	964
	204	433	1,632
Financial Products:
Notes payable to banks	479	793	817
Commercial paper	2,710	2,162	4,217
Demand notes	663	695	543
	3,852	3,650	5,577
Total short-term borrowings	$4,056	$4,083	$7,209

The weighted-average interest rates on short-term borrowings outstanding were:

	December 31,
	2010	2009	2008
Notes payable to banks	4.1%	4.6%	5.5%
Commercial paper	1.5%	1.2%	2.0%
Demand notes	1.1%	2.0%	3.6%

Please refer to Note 17 and Table III for fair value information on short-term borrowings.

14.  Long-term debt

	December 31,
(Millions of dollars)	2010	2009	2008
Machinery and Power Systems:
Notes—6.550% due 2011	$—	$251	$250
Notes—5.700% due 2016	512	515	517
Debentures—9.375% due 2011	—	123	123
Debentures—7.000% due 2013	350	350	350
Debentures—7.900% due 2018	899	899	898
Debentures—9.375% due 2021	120	120	120
Debentures—8.000% due 2023	82	82	82
Debentures—6.625% due 2028	299	299	299
Debentures—7.300% due 2031	349	349	349
Debentures—5.300% due 2035 (1)	205	204	203
Debentures—6.050% due 2036	748	748	748
Debentures—8.250% due 2038	248	248	248
Debentures—6.950% due 2042	249	249	249
Debentures—7.375% due 2097	297	297	297
Capital lease obligations	81	211	293
Other	66	707	710
Total Machinery and Power Systems	4,505	5,652	5,736
Financial Products:
Commercial paper	—	71	1,500
Medium-term notes	14,993	15,363	15,073
Other	939	761	525
Total Financial Products	15,932	16,195	17,098
Total long-term debt due after one year	$20,437	$21,847	$22,834

(1)  Debentures due in 2035 have a face value of $307 million and an effective yield to maturity of 8.55%.

All outstanding notes and debentures are unsecured.

On December 3, 2008, Caterpillar issued $350 million of 7.00% debentures due in 2013, $900 million of 7.90% debentures due in 2018 and $250 million of 8.25% debentures due in 2038.

We may redeem the 6.55% and 5.70% notes and the 6.625%, 7.30%, 5.30%, 6.05%, 6.95% and 7.375% debentures in whole or in part at our option at any time at a redemption price equal to the greater of 100% of the principal amount of the debentures to be redeemed or the sum of the present value of the remaining scheduled payments. The terms of other notes and debentures do not specify a redemption option prior to maturity.

Based on Cat Financial’s medium-term note issuances subsequent to year-end, $71 million and $1,500 million of Financial Products’ commercial paper outstanding at December 31, 2009 and 2008, respectively, was classified as long-term debt due after one year. Medium-term notes are offered by prospectus and are issued through agents at fixed and floating rates. These notes have a weighted average interest rate of 4.6% with remaining maturities up to 18 years at December 31, 2010.

The aggregate amounts of maturities of long-term debt during each of the years 2011 through 2015, including amounts due within one year and classified as current, are:

	December 31,
(Millions of dollars)	2011	2012	2013	2014	2015
Machinery and Power Systems	$495	$81	$366	$8	$5
Financial Products	3,430	4,825	4,243	2,015	887
	$3,925	$4,906	$4,609	$2,023	$892

The above table includes $684 million of medium-term notes that can be called at par.

Interest paid on short-term and long-term borrowings for 2010, 2009 and 2008 was $1,247 million, $1,411 million and $1,451 million, respectively.

Please refer to Note 17 and Table III for fair value information on long-term debt.

15.       Credit commitments

	December 31, 2010
(Millions of dollars)	Consolidated	Machinery and Power Systems	Financial Products
Credit lines available:
Global credit facilities	$7,230	$1,500	$5,730
Other external	4,658	853	3,805
Total credit lines available	11,888	2,353	9,535
Less: Global credit facilities supporting commercial paper	(2,710)	—	(2,710)
Less: Utilized credit	(2,217)	(135)	(2,082)
Available credit	$6,961	$2,218	$4,743

We have three global credit facilities with a syndicate of banks totaling $7.23 billion (Credit Facility) available in the aggregate to both Caterpillar and Cat Financial to support their commercial paper programs in the event those programs become unavailable and for general liquidity purposes.  Based on management’s allocation decision, which can be revised from time to time, the portion of the Credit Facility available to Cat Financial as of December 31, 2010 was $5.73 billion.

•                  The 364-day facility of $3.52 billion expires in September 2011.

•                  The five-year facility of $1.62 billion expires in September 2012.

•                  The four-year facility of $2.09 billion expires in September 2014.

Other consolidated credit lines with banks as of December 31, 2010 totaled $4.66 billion. These committed and uncommitted credit lines, which may be eligible for renewal at various future dates or have no specified expiration date, are used primarily by our subsidiaries for local funding requirements.  Caterpillar or Cat Financial may guarantee subsidiary borrowings under these lines.

At December 31, 2010, Caterpillar’s consolidated net worth was $15.56 billion, which was above the $9.00 billion required under the Credit Facility.  The consolidated net worth is defined as the consolidated stockholder’s equity including preferred stock but excluding the pension and other postretirement benefits balance within Accumulated other comprehensive income (loss).

At December 31, 2010, Cat Financial’s covenant interest coverage ratio was 1.34 to 1.  This is above the 1.15 to 1 minimum ratio of (1) profit excluding income taxes, interest expense and net gain/(loss) from interest rate derivatives to (2) interest expense calculated at the end of each calendar quarter for the rolling four quarter period then most recently ended.

In addition, at December 31, 2010, Cat Financial’s covenant leverage ratio was 7.02 to 1.  This is below the maximum ratio of debt to net worth of 10 to 1, calculated (1) on a monthly basis as the average of the leverage ratios determined on the last day of each of the six preceding calendar months and (2) at each December 31 required by the Credit Facility.

In the event Caterpillar or Cat Financial does not meet one or more of their respective financial covenants under the Credit Facility in the future (and are unable to obtain a consent or waiver), the bank group may terminate the commitments allocated to the party that does not meet its covenants.  Additionally, in such event, certain of Cat Financial’s other lenders under other loan agreements where similar financial covenants or cross default provisions are applicable, may, at their election, choose to pursue remedies under those loan agreements, including accelerating the repayment of outstanding borrowings.  At December 31, 2010, there were no borrowings under the Credit Facility.

On November 14, 2010, Caterpillar entered into a bridge facility commitment letter related to the planned acquisition of Bucyrus International, Inc.  The commitment letter provided for an aggregate principal amount of $8.6 billion under a one-year unsecured term loan credit facility (Bridge Facility).  On December 3, 2010, Caterpillar entered into a Bridge Loan Agreement that contains the negotiated terms and conditions originally contemplated in the commitment letter.  The principal amount available to Caterpillar under the Bridge Loan Agreement is not included in the credit commitments table shown above.  Caterpillar paid certain customary fees and expenses in connection with the Bridge Facility, and pays certain customary fees and expenses in connection with the Bridge Loan Agreement.  In 2010, Caterpillar paid $46 million in fees related to the Bridge Facility and the Bridge Loan Agreement.  We estimate payments of approximately $20 million in additional fees related to the Bridge Loan Agreement in 2011.  These fees will be amortized over the term of the Bridge Loan Agreement.  At December 31, 2010, there were no borrowings under the Bridge Loan Agreement.

16.       Profit per share

Computations of profit per share:

(Dollars in millions except per share data)	2010	2009	2008
Profit for the period (A) (1)	$2,700	$895	$3,557
Determination of shares (in millions):
Weighted average number of common shares outstanding (B)	631.5	615.2	610.5
Shares issuable on exercise of stock awards, net of shares assumed to be purchased out of proceeds at average market price	18.9	10.8	17.4
Average common shares outstanding for fully diluted computation (C)	650.4	626.0	627.9
Profit per share of common stock:
Assuming no dilution (A/B)	$4.28	$1.45	$5.83
Assuming full dilution (A/C)	$4.15	$1.43	$5.66
Shares outstanding as of December 31 (in millions)	638.8	624.7	601.5

(1)   Profit attributable to common stockholders.

SARs and stock options to purchase 5,228,763, 18,577,553 and 5,468,512 common shares were outstanding in 2010, 2009 and 2008, respectively, but were not included in the computation of diluted earnings per share because the effect would have been antidilutive.

17.       Fair value disclosures

A.            Fair value measurements

The guidance on fair value measurements defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.  This guidance also specifies a fair value hierarchy based upon the observability of inputs used in valuation techniques.  Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed market assumptions.  In accordance with this guidance, fair value measurements are classified under the following hierarchy:

•                  Level 1 — Quoted prices for identical instruments in active markets.

•                  Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs or significant value-drivers are observable in active markets.

•                  Level 3 — Model-derived valuations in which one or more significant inputs or significant value-drivers are unobservable.

When available, we use quoted market prices to determine fair value, and we classify such measurements within Level 1.  In some cases where market prices are not available, we make use of observable market based inputs to calculate fair value, in which case the measurements are classified within Level 2.  If quoted or observable market prices are not available, fair value is based upon internally developed models that use, where possible, current market-based parameters such as interest rates, yield curves and currency rates.  These measurements are classified within Level 3.

Fair value measurements are classified according to the lowest level input or value-driver that is significant to the valuation.  A measurement may therefore be classified within Level 3 even though there may be significant inputs that are readily observable.

The guidance on fair value measurements expanded the definition of fair value to include the consideration of nonperformance risk.  Nonperformance risk refers to the risk that an obligation (either by a counterparty or Caterpillar) will not be fulfilled.  For our financial assets traded in an active market (Level 1 and certain Level 2), the nonperformance risk is included in the market price.  For certain other financial assets and liabilities (Level 2 and 3), our fair value calculations have been adjusted accordingly.

Available-for-sale securities

Our available-for-sale securities, primarily at Cat Insurance, include a mix of equity and debt instruments (see Note 11 for additional information).  Fair values for our U.S. treasury bonds and equity securities are based upon valuations for identical instruments in active markets.  Fair values for other government bonds, corporate bonds and mortgage-backed debt securities are based upon models that take into consideration such market-based factors as recent sales, risk-free yield curves and prices of similarly rated bonds.

Derivative financial instruments

The fair value of interest rate swap derivatives is primarily based on models that utilize the appropriate market-based forward swap curves and zero-coupon interest rates to determine discounted cash flows.  The fair value of foreign currency and commodity forward and option contracts is based on a valuation model that discounts cash flows resulting from the differential between the contract price and the market-based forward rate.

Securitized retained interests

The fair value of securitized retained interests is based upon a valuation model that calculates the present value of future expected cash flows using key assumptions for credit losses, prepayment rates and discount rates.  These assumptions are based on our historical experience, market trends and anticipated performance relative to the particular assets securitized.

Guarantees

The fair value of guarantees is based upon the premium we would require to issue the same guarantee in a stand-alone arms-length transaction with an unrelated party. If quoted or observable market prices are not available, fair value is based upon internally developed models that utilize current market-based assumptions.

Assets and liabilities measured at fair value, primarily related to Financial Products, included in Statement 2 as of December 31, 2010, 2009 and 2008 are summarized below:

	December 31, 2010
(Millions of dollars)	Level 1	Level 2	Level 3	Total Assets / Liabilities, at Fair Value
Assets
Available-for-sale securities
Government debt
U.S. treasury bonds	$12	$—	$—	$12
Other U.S. and non-U.S. government bonds	—	77	—	77

Corporate bonds
Corporate bonds	—	511	—	511
Asset-backed securities	—	136	—	136

Mortgage-backed debt securities
U.S. governmental agency mortgage-backed securities	—	273	—	273
Residential mortgage-backed securities	—	40	—	40
Commercial mortgage-backed securities	—	168	—	168

Equity securities
Large capitalization value	122	—	—	122
Smaller company growth	31	—	—	31
Total available-for-sale securities	165	1,205	—	1,370

Derivative financial instruments, net	—	267	—	267
Total Assets	$165	$1,472	$—	$1,637

Liabilities
Guarantees	$—	$—	$10	$10
Total Liabilities	$—	$—	$10	$10

	December 31, 2009
(Millions of dollars)	Level 1	Level 2	Level 3	Total Assets / Liabilities, at Fair Value
Assets
Available-for-sale securities
Government debt
U.S. treasury bonds	$14	$—	$—	$14
Other U.S. and non-U.S. government bonds	—	65	—	65

Corporate bonds
Corporate bonds	—	475	—	475
Asset-backed securities	—	134	—	134

Mortgage-backed debt securities
U.S. governmental agency mortgage-backed securities	—	308	—	308
Residential mortgage-backed securities	—	51	—	51
Commercial mortgage-backed securities	—	162	—	162

Equity securities
Large capitalization value	89	—	—	89
Smaller company growth	24	—	—	24
Total available-for-sale securities	127	1,195	—	1,322

Derivative financial instruments, net	—	236	—	236
Securitized retained interests	—	—	102	102
Total Assets	$127	$1,431	$102	$1,660

Liabilities
Guarantees	$—	$—	$17	$17
Total Liabilities	$—	$—	$17	$17

	December 31, 2008
(Millions of dollars)	Level 1	Level 2	Level 3	Total Assets / Liabilities, at Fair Value
Assets
Available-for-sale securities	$140	$992	$—	$1,132
Derivative financial instruments, net	—	625	—	625
Securitized retained interests	—	—	52	52
Total Assets	$140	$1,617	$52	$1,809

Liabilities
Guarantees	$—	$—	$14	$14
Total Liabilities	$—	$—	$14	$14

Below are roll-forwards of assets and liabilities measured at fair value using Level 3 inputs for the years ended December 31, 2010, 2009 and 2008.  These instruments, primarily related to Cat Financial, were valued using pricing models that, in management’s judgment, reflect the assumptions a marketplace participant would use.

(Millions of dollars)	Securitized Retained Interests	Guarantees
Balance at December 31, 2007	$49	$12
Gains or losses included in earnings (realized and unrealized)	(21)	7
Changes in Accumulated other comprehensive income (loss)	(13)	—
Purchases, issuances and settlements	37	(5)
Balance at December 31, 2008	$52	$14
Gains or losses included in earnings (realized and unrealized)	(31)	—
Changes in Accumulated other comprehensive income (loss)	6	—
Purchases, issuances and settlements	75	3
Balance at December 31, 2009	$102	$17
Adjustment to adopt accounting for variable-interest entities	(102)	—
Valuation adjustment	—	(6)
Issuance of guarantees	—	7
Expiration of guarantees	—	(8)
Balance at December 31, 2010	$—	$10

The amount of unrealized losses on securitized retained interests recognized in earnings for the years ended December 31, 2009 and 2008 related to assets still held at December 31, 2009 and 2008 were $28 million and $23 million, respectively. These losses were reported in Revenues of Financial Products in Statement 1.  There were no unrealized losses on guarantees recognized in earnings for the years ended December 31, 2010 or 2009 related to liabilities still held at December 31, 2010 or 2009, respectively.  The amount of unrealized losses on guarantees recognized in earnings for the year ended December 31, 2008 related to liabilities still held at December 31, 2008 were $8 million.  These losses were reported in Selling, general and administrative expenses in Statement 1.

In addition to the amounts above, we had impaired loans of $171 million, $208 million and $108 million for the years ended December 31, 2010, 2009 and 2008, respectively.  A loan is considered impaired when management determines that collection of contractual amounts due is not probable.  In these cases, an allowance for loan losses is established based primarily on the fair value of associated collateral.  As the collateral’s fair value is based on observable market prices and/or current appraised values, the impaired loans are classified as Level 2 measurements.

B.            Fair values of financial instruments

In addition to the methods and assumptions we use to record the fair value of financial instruments as discussed in the Fair value measurements section above, we used the following methods and assumptions to estimate the fair value of our financial instruments.

Cash and short-term investments

Carrying amount approximated fair value.

Restricted cash and short-term investments

Carrying amount approximated fair value.  Restricted cash and short-term investments are included in Prepaid expenses and other current assets in Statement 2.

Finance receivables

Fair value was estimated by discounting the future cash flows using current rates, representative of receivables with similar remaining maturities.

Wholesale inventory receivables

Fair value was estimated by discounting the future cash flows using current rates, representative of receivables with similar remaining maturities.

Short-term borrowings

Carrying amount approximated fair value.

Long-term debt

Fair value for Machinery and Power Systems and Financial Products fixed rate debt was estimated based on quoted market prices. For Financial Products, floating rate notes and commercial paper carrying amounts approximated fair value. For deposit obligations, carrying value approximated fair value.

Please refer to the table below for the fair values of our financial instruments.

TABLE III—Fair Values of Financial Instruments

	2010		2009		2008
(Millions of dollars)	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Reference
Assets at December 31,
Cash and short-term investments	$3,592	$3,592	$4,867	$4,867	$2,736	$2,736	Statement 2
Restricted cash and short-term investments	91	91	37	37	12	12	Statement 2
Available-for-sale securities	1,370	1,370	1,322	1,322	1,132	1,132	Notes 11 & 18
Finance receivables—net (excluding finance leases(1))	12,568	12,480	13,077	13,234	14,367	13,483	Note 6
Wholesale inventory receivables—net (excluding finance leases(1))	1,062	1,017	660	646	1,232	1,154	Note 6
Foreign currency contracts—net	63	63	192	192	254	254	Notes 3 & 18
Interest rate swaps—net	187	187	34	34	371	371	Note 3
Commodity contracts—net	17	17	10	10	—	—	Note 3
Securitized retained interests	—	—	102	102	52	52	Notes 6

Liabilities at December 31,
Short-term borrowings	4,056	4,056	4,083	4,083	7,209	7,209	Note 13
Long-term debt (including amounts due within one year):
Machinery and Power Systems	5,000	5,968	5,954	6,674	6,192	6,290	Note 14
Financial Products	19,362	20,364	21,594	22,367	22,134	21,259	Note 14
Guarantees	10	10	17	17	14	14	Notes 20

(1)          Total excluded items have a net carrying value at December 31, 2010, 2009 and 2008 of $7,292 million, $7,780 million and $8,951 million, respectively.

18.       Concentration of credit risk

Financial instruments with potential credit risk consist primarily of trade and finance receivables and short-term and long-term investments. Additionally, to a lesser extent, we have a potential credit risk associated with counterparties to derivative contracts.

Trade receivables are primarily short-term receivables from independently owned and operated dealers and customers which arise in the normal course of business. We perform regular credit evaluations of our dealers and customers. Collateral generally is not required, and the majority of our trade receivables are unsecured. We do, however, when deemed necessary, make use of various devices such as security agreements and letters of credit to protect our interests. No single dealer or customer represents a significant concentration of credit risk.

Finance receivables and wholesale inventory receivables primarily represent receivables under installment sales contracts, receivables arising from leasing transactions and notes receivable. We generally maintain a secured interest in the equipment financed. No single customer or dealer represents a significant concentration of credit risk.

Short-term and long-term investments are held with high quality institutions and, by policy, the amount of credit exposure to any one institution is limited. Long-term investments, primarily included in Other assets in Statement 2, are comprised primarily of available for sale securities at Cat Insurance.

For derivative contracts, collateral is generally not required of the counterparties or of our company.  The company generally enters into International Swaps and Derivatives Association (ISDA) master netting agreements which permit the net settlement of amounts owed.  Our exposure to credit loss in the event of nonperformance by the counterparties is limited to only those gains that we have recorded, but for which we have not yet received cash payment. The master netting agreements reduce the amount of loss the company would incur should the counterparties fail to meet their obligations.  At December 31, 2010, 2009 and 2008, the maximum exposure to credit loss was $576 million, $514 million and $1,051 million, respectively, before the application of any master netting agreements.  Please refer to Note 17 and Table III above for fair value information.

19.       Operating leases

We lease certain computer and communications equipment, transportation equipment and other property through operating leases. Total rental expense for operating leases was $359 million, $381 million, and $402 million for 2010, 2009 and 2008, respectively.

Minimum payments for operating leases having initial or remaining non-cancelable terms in excess of one year are:

Years ended December 31,

(Millions of dollars)

2011	2012	2013	2014	2015	Thereafter	Total
$284	$228	$177	$156	$124	$379	$1,348

20.       Guarantees and product warranty

We have provided an indemnity to a third-party insurance company for potential losses related to performance bonds issued on behalf of Caterpillar dealers.  The bonds are issued to insure governmental agencies against nonperformance by certain dealers.  We also provided guarantees to a third party related to the performance of contractual obligations by certain Caterpillar dealers. The guarantees cover potential financial losses incurred by the third party resulting from the dealers’ nonperformance.

We provide loan guarantees to third-party lenders for financing associated with machinery purchased by customers. These guarantees have varying terms and are secured by the machinery. In addition, Cat Financial participates in standby letters of credit issued to third parties on behalf of their customers. These standby letters of credit have varying terms and beneficiaries and are secured by customer assets.

Cat Financial has provided a limited indemnity to a third-party bank resulting from the assignment of certain leases to that bank.  The indemnity is for the possibility that the insurers of these leases would become insolvent.  The indemnity expires December 15, 2012 and is unsecured.

No loss has been experienced or is anticipated under any of these guarantees. At December 31, 2010, 2009 and 2008, the related liability was $10 million, $17 million and $14 million, respectively. The maximum potential amount of future payments (undiscounted and without reduction for any amounts that may possibly be recovered under recourse or collateralized provisions) we could be required to make under the guarantees at December 31 are as follows:

(Millions of dollars)	2010	2009	2008
Caterpillar dealer guarantees	$185	$313	$375
Customer guarantees	170	226	136
Limited indemnity	17	20	25
Other guarantees	48	64	43
Total guarantees	$420	$623	$579

We provide guarantees to repurchase certain loans of Caterpillar dealers from a special purpose corporation (SPC) that qualifies as a VIE.  The purpose of the SPC is to provide short-term working capital loans to Caterpillar dealers.  This SPC issues commercial paper and uses the proceeds to fund its loan program.  We have a loan purchase agreement with the SPC that obligates us to purchase certain loans that are not paid at maturity.  We receive a fee for providing this guarantee, which provides a source of liquidity for the SPC.  We are the primary beneficiary of the SPC as our guarantees result in us having both the power to direct the activities that most significantly impact the SPC’s economic performance and the obligation to absorb losses, and therefore we have consolidated the financial statements of the SPC.  As of December 31, 2010, 2009 and 2008, the SPC’s assets of $365 million, $231 million and $477 million, respectively, are primarily comprised of loans to dealers, and the SPC’s liabilities of $365 million, $231 million and $477 million, respectively, are primarily comprised of commercial paper.  No loss has been experienced or is anticipated under this loan purchase agreement.  Our assets are not available to pay creditors of the SPC, except to the extent we may be obligated to perform under the guarantee, and assets of the SPC are not available to pay our creditors.

Cat Financial is party to agreements in the normal course of business with selected customers and Caterpillar dealers in which we commit to provide a set dollar amount of financing on a pre-approved basis.  We also provide lines of credit to selected customers and Caterpillar dealers, of which a portion remains unused as of the end of the period.  Commitments and lines of credit generally have fixed expiration dates or other termination clauses. It has been our experience that not all commitments and lines of credit will be used. Management applies the same credit policies when making commitments and granting lines of credit as it does for any other financing.

Cat Financial does not require collateral for these commitments/lines, but if credit is extended, collateral may be required upon funding.  The amount of the unused commitments and lines of credit for dealers as of December 31, 2010, 2009 and 2008 was $6,408 million, $7,312 million and $8,918 million, respectively.  The amount of the unused commitments and lines of credit for customers as of December 31, 2010, 2009 and 2008 was $2,613 million, $2,089 million and $3,085 million, respectively.

Our product warranty liability is determined by applying historical claim rate experience to the current field population and dealer inventory.  Generally, historical claim rates are based on actual warranty experience for each product by machine model/engine size.  Specific rates are developed for each product build month and are updated monthly based on actual warranty claim experience.

(Millions of dollars)	2010	2009	2008
Warranty liability, January 1	$1,049	$1,201	$1,045
Reduction in liability (payments)	(855)	(1,032)	(1,074)
Increase in liability (new warranties)	841	880	1,230
Warranty liability, December 31	$1,035	$1,049	$1,201

The 2009 provision includes approximately $181 million for changes in estimates for pre-existing warranties due to higher than expected actual warranty claim experience.  These amounts for 2010 and 2008 were not significant.

21.       Environmental and legal matters

The company is regulated by federal, state and international environmental laws governing our use, transport and disposal of substances and control of emissions. In addition to governing our manufacturing and other operations, these laws often impact the development of our products, including, but not limited to, required compliance with air emissions standards applicable to internal combustion engines. Compliance with these existing laws has not had a material impact on our capital expenditures, earnings or global competitive position.

We are engaged in remedial activities at a number of locations, often with other companies, pursuant to federal and state laws.  When it is reasonably probable we will pay remedial costs at a site, and those costs can be reasonably estimated, the costs are charged against our earnings.  In formulating that estimate, we do not consider amounts expected to be recovered from insurance companies or others.  The amount recorded for environmental remediation is not material and is included in the line item Accrued expenses in Statement 2.

We cannot reasonably estimate costs at sites in the very early stages of remediation.  Currently, we have a few sites in the very early stages of remediation, and there is no more than a remote chance that a material amount for remedial activities at any individual site, or at all sites in the aggregate, will be required.

We have disclosed certain individual legal proceedings in this filing.  Additionally, we are involved in other unresolved legal actions that arise in the normal course of business.  The most prevalent of these unresolved actions involve disputes related to product design, manufacture and performance liability (including claimed asbestos and welding fumes exposure), contracts, employment issues, environmental matters or intellectual property rights.  The aggregate range of reasonably possible losses in excess of accrued liabilities, if any, associated with these unresolved legal actions is not material.  In some cases, we cannot reasonably estimate a range of loss because there is insufficient information regarding the matter.  However, there is no more than a remote chance that any liability arising from these matters would be material. Although it is not possible to predict with certainty the outcome of these unresolved legal actions, we believe that these actions will not individually or in the aggregate have a material adverse effect on our consolidated results of operations, financial position or liquidity.

On May 14, 2007, the U.S. Environmental Protection Agency (EPA) issued a Notice of Violation to Caterpillar Inc., alleging various violations of Clean Air Act Sections 203, 206 and 207.  EPA claims that Caterpillar violated such sections by shipping engines and catalytic converter after-treatment devices separately, introducing into commerce a number of uncertified and/or misbuilt engines, and failing to timely report emissions-related defects.  Caterpillar is currently engaged in negotiations with EPA and the U.S. Department of Justice to resolve these issues.  On July 9, 2010, the Department of Justice issued a penalty demand to Caterpillar seeking a civil penalty of $3.2 million and implementation of injunctive relief involving expanded use of certain technologies.  Caterpillar continues to cooperate with EPA and the Department of Justice and, while penalties will likely exceed $100,000, management does not believe that this issue will have a material adverse impact on our consolidated results of operations, financial position or liquidity.

On February 8, 2009, an incident at Caterpillar’s Joliet, Illinois facility resulted in the release of approximately 3,000 gallons of wastewater into the Des Plaines River.  In coordination with state and federal authorities, appropriate remediation measures have been taken.  On February 23, 2009, the Illinois Attorney General filed a Complaint in Will County Circuit Court containing seven counts of violations of state environmental laws and regulations.  Caterpillar recently settled this matter with the State of Illinois, resolving all allegations in the Complaint.  This settlement does not have a material adverse impact on our consolidated results of operations, financial position, or liquidity. In addition, on March 5, 2009, the EPA served Caterpillar with a Notice of Intent to file a Civil Administrative Action (notice), indicating the EPA’s intent to seek civil penalties for alleged violations of the Clean Water Act and Oil Pollution Act.  On January 25, 2010, the EPA issued a revised notice seeking civil penalties in the amount of $167,800, and Caterpillar responded to the revised notice and is engaged in follow up discussions with the EPA. At this time, we do not believe this remaining proceeding will have a material adverse impact on our consolidated results of operations, financial position or liquidity.

In May 2010, an incident at Caterpillar’s Gosselies, Belgium facility resulted in the release of wastewater into the Perupont River.  In coordination with local authorities, appropriate remediation measures have been taken.  In January 2011, Caterpillar learned that the public prosecutor for the Belgian administrative district of Charleroi had referred the matter to an examining magistrate of the civil court of Charleroi for further investigation.  Caterpillar is cooperating with the Belgian authorities on this investigation.  At this time, it is uncertain whether penalties will be assessed, and any penalties could potentially exceed $100,000.  Management does not believe this matter will have a material adverse impact on our consolidated results of operations, financial position or liquidity.

22.       Segment information

A.            Basis for segment information

In the first quarter of 2011, we implemented revised internal financial measurements in line with changes to our organizational structure that were announced during 2010.  Our previous structure used a matrix organization comprised of multiple profit and cost center divisions.  There were twenty-five operating segments, twelve of which were reportable segments.  These segments were led by vice-presidents that were managed by Caterpillar’s Executive Office (comprised of our CEO and Group Presidents), which served as our Chief Operating Decision Maker.  As part of the strategy revision, Group Presidents were given accountability for a related set of end-to-end businesses that they manage, a significant change for the company.  The CEO allocates resources and manages performance at the Group President level.  As such, the CEO now serves as our Chief Operating Decision Maker and operating segments are primarily based on the Group President reporting structure.

Three of our operating segments, Construction Industries, Resource Industries and Power Systems, are led by Group Presidents.  One operating segment, Financial Products, is led by a Group President who has responsibility for Corporate Services.  Corporate Services is a cost center primarily responsible for the performance of certain support functions globally and to provide centralized services; it does not meet the definition of an operating segment.  One Group President leads three smaller operating segments that are included in All Other operating segments.

We revised our reportable segments in line with the changes to our organizational structure that were announced during 2010.  The 2008, 2009 and 2010 financial information has been retrospectively revised to reflect the change in reportable segments.

B.            Description of segments

We have seven operating segments, of which four are reportable segments.  Following is a brief description of our reportable segments and the business activities included in all other operating segments:

Construction Industries:  A segment primarily responsible for supporting customers using machinery in infrastructure and building construction applications.  Responsibilities include business strategy, product design, product management and development, manufacturing, marketing, sales and product support.  The product portfolio includes backhoe loaders, small wheel loaders, small track-type tractors, skid steer loaders, multi-terrain loaders, mini excavators, compact wheel loaders, select work tools, small, medium and large track excavators, wheel excavators, medium wheel loaders, medium track-type tractors, track-type loaders, motor graders, pipelayers and related parts.  In addition, Construction Industries has responsibility for Power Systems and components in Japan and an integrated manufacturing cost center that supports Machinery and Power Systems businesses.  Inter-segment sales are a source of revenue for this segment.

Resource Industries:  A segment primarily responsible for supporting customers using machinery in mining and quarrying applications.  Responsibilities include business strategy, product design, product management and development, manufacturing, marketing, sales and product support.  The product portfolio includes large track-type tractors, large mining trucks, underground mining equipment, tunnel boring equipment, large wheel loaders, quarry and construction trucks, articulated trucks, wheel tractor scrapers, wheel dozers, compactors, select work tools, forestry products, paving products, machinery components, electronics and control systems and related parts.  In addition, Resource Industries manages areas that provide services to other parts of the company, including integrated manufacturing, research and development and coordination of the Caterpillar Production System.  Inter-segment sales are a source of revenue for this segment.

Power Systems:  A segment primarily responsible for supporting customers using reciprocating engines, turbines and related parts across industries serving electric power, industrial, petroleum and marine applications as well as rail-related businesses.  Responsibilities include business strategy, product design, product management and development, manufacturing, marketing, sales and product support of reciprocating engine powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the marine and petroleum industries; reciprocating engines supplied to the industrial industry as well as Caterpillar machinery; the business strategy, product design, product management and development, manufacturing, marketing, sales and product support of turbines and turbine related services; the business strategy, product design, product management and development, manufacturing, remanufacturing, maintenance, marketing, sales, leasing and service of diesel-electric locomotives and components and other rail-related products and services.  Inter-segment sales are a source of revenue for this segment.

Financial Products Segment:  Provides financing to customers and dealers for the purchase and lease of Caterpillar and other equipment, as well as some financing for Caterpillar sales to dealers.  Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans. The division also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

All Other:  Primarily includes activities such as: the remanufacturing of Cat engines and components and remanufacturing services for other companies as well as the business strategy, product design, product management and development, manufacturing, marketing, sales and product support of undercarriage, specialty products, hardened bar stock components and ground engaging tools primarily for Caterpillar products; logistics services for Caterpillar and other companies; the business strategy, product management, product development, marketing, sales and product support of on-highway vocational trucks for North America (U.S. & Canada only); the 50/50 joint venture with Navistar (NC2) which develops, manufactures and distributes on-highway trucks outside North America and India; and distribution services responsible for dealer development and administration, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts.  Inter-segment sales are a source of revenue for this segment.  Results for All Other operating segments are included as reconciling items between reportable segments and consolidated external reporting.

C.            Segment measurement and reconciliations

There are several methodology differences between our segment reporting and our external reporting.  The following is a list of the more significant methodology differences:

•                                          Machinery and Power Systems segment net assets generally include inventories, receivables, property, plant and equipment, goodwill, intangibles and accounts payable.  Liabilities other than accounts payable are generally managed at the corporate level and are not included in segment operations.  Financial Products Segment assets generally include all categories of assets.

•                                          Segment inventories and cost of sales are valued using a current cost methodology.

•                                          Goodwill is amortized using a fixed amount based on a twenty year useful life.  This methodology difference only impacts segment assets; no goodwill amortization expense is included in segment results.

•                                          The present value of future lease payments for certain Machinery and Power Systems operating leases is included in segment assets.  The estimated financing component of the lease payments is excluded.

•                                          Currency exposures for Machinery and Power Systems are generally managed at the corporate level and the effects of changes in exchange rates on results of operations within the year are not included in segment results.  The net difference created in the translation of revenues and costs between exchange rates used for U.S. GAAP reporting and exchange rates used for segment reporting are recorded as a methodology difference.

•                                          Postretirement benefit expenses are split; segments are generally responsible for service and prior service costs, with the remaining elements of net periodic benefit cost included as a methodology difference.

•                                          Machinery and Power Systems segment profit is determined on a pretax basis and excludes interest expense and other income/expense items.  Financial Products Segment profit is determined on a pretax basis and includes other income/expense items.

Reconciling items are created based on accounting differences between segment reporting and our consolidated external reporting. Please refer to pages A-65 to A-70 for financial information regarding significant reconciling items.  Most of our reconciling items are self-explanatory given the above explanations.  For the reconciliation of profit (loss), we have grouped the reconciling items as follows:

•                  Corporate costs:  These costs are related to corporate requirements and strategies that are considered to be for the benefit of the entire organization.

•                  Redundancy costs:  Redundancy costs include pension and other postretirement benefit plan curtailments, settlements and special termination benefits as well as employee separation charges. Most of these costs are reconciling items between profit and consolidated profit before tax. A table, Reconciliation of Redundancy Costs on page A-67, has been included to illustrate how segment profit would have been impacted by the redundancy costs.  See Notes 12 and 25 for more information.

•                  Methodology differences:  See previous discussion of significant accounting differences between segment reporting and consolidated external reporting.

•                  Timing:   Timing differences in the recognition of costs between segment reporting and consolidated external reporting.

Table IV — Segment Information

(Millions of dollars)

Reportable Segments

	External sales and revenues	Inter- segment sales & revenues	Total sales and revenues	Depreciation and amortization	Segment profit (loss)	Segment assets at December 31	Capital expenditures
2010
Construction Industries	$13,572	$674	$14,246	$515	$783	$6,927	$576
Resource Industries	8,667	894	9,561	281	1,789	3,892	339
Power Systems	15,537	1,684	17,221	502	2,288	8,321	567
Machinery and Power Systems	$37,776	$3,252	$41,028	$1,298	$4,860	$19,140	$1,482
Financial Products Segment	2,946	—	2,946	715	429	30,346	960
Total	$40,722	$3,252	$43,974	$2,013	$5,289	$49,486	$2,442

2009
Construction Industries	$8,507	$516	$9,023	$555	$(768)	$6,600	$403
Resource Industries	5,857	414	6,271	313	288	3,773	243
Power Systems	13,389	855	14,244	439	1,660	6,665	531
Machinery and Power Systems	$27,753	$1,785	$29,538	$1,307	$1,180	$17,038	$1,177
Financial Products Segment	3,139	—	3,139	742	399	32,230	976
Total	$30,892	$1,785	$32,677	$2,049	$1,579	$49,268	$2,153

2008
Construction Industries	$16,763	$838	$17,601	$305	$1,246	$6,979	$762
Resource Industries	10,254	696	10,950	284	1,258	4,100	468
Power Systems	18,628	1,553	20,181	409	2,522	7,045	839
Machinery and Power Systems	$45,645	$3,087	$48,732	$998	$5,026	$18,124	$2,069
Financial Products Segment	3,561	—	3,561	755	548	34,578	1,608
Total	$49,206	$3,087	$52,293	$1,753	$5,574	$52,702	$3,677

Reconciliation of Sales and Revenues:

(Millions of dollars)	Machinery and Power Systems	Financial Products	Consolidating Adjustments		Consolidated Total
2010
Total external sales and revenues from reportable segments	$37,776	$2,946	$—		$40,722
All other operating segments	2,156	—	—		2,156
Other	(65)	40	(265	)(1)	(290)
Total sales and revenues	$39,867	$2,986	$(265)		$42,588

2009
Total external sales and revenues from reportable segments	$27,753	$3,139	$—		$30,892
All other operating segments	1,791	—	—		1,791
Other	(4)	29	(312	)(1)	(287)
Total sales and revenues	$29,540	$3,168	$(312)		$32,396

2008
Total external sales and revenues from reportable segments	$45,645	$3,561	$—		$49,206
All other operating segments	2,459	—	—		2,459
Other	(60)	27	(308	)(1)	(341)
Total sales and revenues	$48,044	$3,588	$(308)		$51,324

(1)          Elimination of Financial Products revenues from Machinery and Power Systems.

Reconciliation of Profit Before Taxes:

(Millions of dollars)	Machinery and Power Systems	Financial Products	Consolidated Total
2010
Total profit from reportable segments	$4,860	$429	$5,289
All other operating segments	720	—	720
Cost centers	(11)	—	(11)
Corporate costs	(954)	—	(954)
Timing	(64)	—	(64)
Redundancy charges	(33)	—	(33)
Methodology differences:
Inventory/cost of sales	(134)	—	(134)
Postretirement benefit expense	(640)	—	(640)
Financing costs	(314)	—	(314)
Equity in profit of unconsolidated affiliated companies	24	—	24
Currency	(4)	—	(4)
Other income/expense methodology differences	(131)		(131)
Other methodology differences	(16)	18	2
Total profit before taxes	$3,303	$447	$3,750

2009
Total profit from reportable segments	$1,180	$399	$1,579
All other operating segments	625	—	625
Cost centers	(50)	—	(50)
Corporate costs	(654)	—	(654)
Timing	203	—	203
Redundancy charges	(654)	(10)	(664)
Methodology differences:
Inventory/cost of sales	102	—	102
Postretirement benefit expense	(346)	—	(346)
Financing costs	(348)	—	(348)
Equity in profit of unconsolidated affiliated companies	12	—	12
Currency	255	—	255
Other income/expense methodology differences	(157)	—	(157)
Other methodology differences	6	6	12
Total profit before taxes	$174	$395	$569

2008
Total profit from reportable segments	$5,026	$548	$5,574
All other operating segments	715	—	715
Cost centers	(45)	—	(45)
Corporate costs	(1,016)	—	(1,016)
Timing	(194)	—	(194)
Redundancy charges	(30)	—	(30)
Methodology differences:
Inventory/cost of sales	(19)	—	(19)
Postretirement benefit expense	(35)	—	(35)
Financing costs	(227)	—	(227)
Equity in profit of unconsolidated affiliated companies	(38)	1	(37)
Currency	(50)	—	(50)
Other income/expense methodology differences	(135)	—	(135)
Other methodology differences	(5)	5	—
Total profit before taxes	$3,947	$554	$4,501

Reconciliation of Redundancy costs:

As noted above, redundancy costs are a reconciling item between Segment profit (loss) and Consolidated profit (loss) before tax.  For the year ended December 31, 2009, redundancy costs of $42 million were charged to operating segments.  Had we included the remaining amounts in the segments’ results, the profit (loss) would have been as shown below:

(Millions of dollars)	Segment profit (loss)	Redundancy costs	Segment profit (loss) with redundancy costs
2009
Construction Industries	$(768)	$(256)	$(1,024)
Resource Industries	288	(183)	105
Power Systems	1,660	(139)	1,521
Financial Products Segment	399	(10)	389
All other operating segments	625	(76)	549
Consolidated Total	$2,204	$(664)	$1,540

Reconciliation of Assets:

(Millions of dollars)	Machinery and Power Systems	Financial Products	Consolidating Adjustments	Consolidated Total
2010
Total assets from reportable segments	$19,140	$30,346	$—	$49,486
All other operating segments	2,472	—	—	2,472
Items not included in segment assets:
Cash and short-term investments	1,825	—	—	1,825
Intercompany receivables	618	—	(618)	—
Investment in Financial Products	4,275	—	(4,275)	—
Deferred income taxes	3,745	—	(519)	3,226
Goodwill, intangible assets and other assets	1,511	—	—	1,511
Operating lease methodology difference	(567)	—	—	(567)
Liabilities included in segment assets	8,758	—	—	8,758
Inventory methodology differences	(2,913)	—	—	(2,913)
Other	627	(233)	(172)	222
Total assets	$39,491	$30,113	$(5,584)	$64,020

2009
Total assets from reportable segments	$17,038	$32,230	$—	$49,268
All other operating segments	2,373	—	—	2,373
Items not included in segment assets:
Cash and short-term investments	2,239	—	—	2,239
Intercompany receivables	106	—	(106)	—
Investment in Financial Products	4,514	—	(4,514)	—
Deferred income taxes	4,177	—	(434)	3,743
Goodwill, intangible assets and other assets	1,329	—	—	1,329
Operating lease methodology difference	(578)	—	—	(578)
Liabilities included in segment assets	5,053	—	—	5,053
Inventory methodology differences	(2,780)	—	—	(2,780)
Other	725	(255)	(1,079)	(609)
Total assets	$34,196	$31,975	$(6,133)	$60,038

2008
Total assets from reportable segments	$18,124	$34,578	$—	$52,702
All other operating segments	3,400	—	—	3,400
Items not included in segment assets:
Cash and short-term investments	1,517	—	—	1,517
Intercompany receivables	540	—	(540)	—
Investment in Financial Products	3,788	—	(3,788)	—
Deferred income taxes	4,739	—	(449)	4,290
Goodwill, intangible assets and other assets	1,263	—	—	1,263
Operating lease methodology difference	(425)	—	—	(425)
Liabilities included in segment assets	7,212	—	—	7,212
Inventory methodology differences	(2,750)	—	—	(2,750)
Other	871	(197)	(101)	573
Total assets	$38,279	$34,381	$(4,878)	$67,782

Reconciliation of Depreciation and amortization

(Millions of dollars)	Machinery and Power Systems	Financial Products	Consolidating Adjustments	Consolidated Total
2010
Total depreciation and amortization from reportable segments	$1,298	$715	$—	$2,013
Items not included in segment depreciation and amortization:
All other operating segments	194	—	—	194
Cost centers	97	—	—	97
Other	(16)	8	—	(8)
Total depreciation and amortization	$1,573	$723	$—	$2,296

2009
Total depreciation and amortization from reportable segments	$1,307	$742	$—	$2,049
Items not included in segment depreciation and amortization:
All other operating segments	177	—	—	177
Cost centers	128	—	—	128
Other	(18)	—	—	(18)
Total depreciation and amortization	$1,594	$742	$—	$2,336

2008
Total depreciation and amortization from reportable segments	$998	$755	$—	$1,753
Items not included in segment depreciation and amortization:
All other operating segments	159	—	—	159
Cost centers	133	—	—	133
Other	(65)	—	—	(65)
Total depreciation and amortization	$1,225	$755	$—	$1,980

Reconciliation of Capital expenditures

(Millions of dollars)	Machinery and Power Systems	Financial Products	Consolidating Adjustments	Consolidated Total
2010
Total capital expenditures from reportable segments	$1,482	$960	$—	$2,442
Items not included in segment capital expenditures:
All other operating segments	285	—	—	285
Cost centers	105	—	—	105
Timing	(180)	—	—	(180)
Other	(29)	32	(69)	(66)
Total capital expenditures	$1,663	$992	$(69)	$2,586

2009
Total capital expenditures from reportable segments	$1,177	$976	$—	$2,153
Items not included in segment capital expenditures:
All other operating segments	87	—	—	87
Cost centers	65	—	—	65
Timing	156	—	—	156
Other	15	—	(4)	11
Total capital expenditures	$1,500	$976	$(4)	$2,472

2008
Total capital expenditures from reportable segments	$2,069	$1,608	$—	$3,677
Items not included in segment capital expenditures:
All other operating segments	199	—	—	199
Cost centers	193	—	—	193
Timing	(125)	—	—	(125)
Other	(40)	4	(22)	(58)
Total capital expenditures	$2,296	$1,612	$(22)	$3,886

Enterprise-wide Disclosures:

Information about Geographic Areas:

				Net property, plant and equipment
	External Sales & Revenues(1)			December 31,
(Millions of dollars)	2010	2009	2008	2010		2009		2008
Inside United States	$13,674	$10,560	$17,291	$6,427		$6,260		$6,473
Outside United States	28,914	21,836	34,033	6,112	(2)	6,126	(2)	6,051	(2)
Total	$42,588	$32,396	$51,324	$12,539		$12,386		$12,524

(1) Sales of machinery and power systems are based on dealer or customer location. Revenues from services provided are based on where service is rendered.

(2) Amount includes $1,266 million, $1,432 million and $1,533 million of net property, plant and equipment located in Japan as of December 31, 2010, 2009 and 2008, respectively. Additionally, amount includes $893 million, $943 million and $882 million of net property, plant and equipment located in Canada as of December 31, 2010, 2009 and 2008, respectively.  Also, amount includes $745 million, $731 million and $725 million of net property, plant and equipment located in the United Kingdom as of December 31, 2010, 2009 and 2008, respectively.

23.  Business combinations and alliances

Electro-Motive Diesel, Inc.

In August 2010, we acquired 100 percent of the equity in privately held Electro-Motive Diesel, Inc. (EMD) for approximately $901 million, consisting of $928 million paid at closing less a final net working capital adjustment of $27 million received in the fourth quarter of 2010.   Headquartered in LaGrange, Illinois with additional manufacturing facilities in Canada and Mexico, EMD designs, manufactures and sells diesel-electric locomotives for commercial railroad applications and sells its products to customers throughout the world.  EMD has a significant field population in North America and throughout the world supported by an aftermarket business offering customers replacement parts, maintenance solutions, and a range of value-added services.  EMD is also a global provider of diesel engines for marine propulsion, offshore and land-based oil well drilling rigs, and stationary power generation.  The acquisition supports our strategic plan to grow our presence in the global rail industry.  The EMD acquisition will enable us to provide rail and transit customers a range of locomotive, engine and emissions solutions, as well as aftermarket product and parts support and a full line of rail-related services and solutions.

The transaction was financed with available cash.  Tangible assets acquired of $890 million, recorded at their fair values, primarily were receivables of $186 million, inventories of $549 million and property, plant and equipment of $131 million.  Finite-lived intangible assets acquired of $329 million were primarily related to customer relationships and also included intellectual property and trade names.  The finite-lived intangible assets are being amortized on a straight-line basis over a weighted-average amortization period of approximately 15 years.  An additional intangible asset acquired of $18 million, related to in-process research and development, is considered indefinite-lived until the completion or abandonment of the development activities. Liabilities assumed of $518 million, recorded at their fair values, primarily included accounts payable of $124 million and accrued expenses of $161 million. Additionally, net deferred tax liabilities were $104 million.  Goodwill of $286 million, substantially all of which is non-deductible for income tax purposes, represents the excess of cost over the fair value of the net tangible and intangible assets acquired.  Factors that contributed to a purchase price resulting in the recognition of goodwill include EMD’s strategic fit into our product and services portfolio, aftermarket support opportunities and the acquired assembled workforce. The results of the acquired business for the period from the acquisition date are included in the accompanying consolidated financial statements and are reported in the “Power Systems” segment in Note 22.  Assuming this transaction had been made at the beginning of any period presented, the consolidated pro forma results would not be materially different from reported results.

FCM Rail Ltd.

In May 2010, we acquired 100 percent of the equity in privately held FCM Rail Ltd. (FCM) for approximately $97 million, including the assumption of $59 million in debt.  We paid $32 million at closing and an additional $1 million post-closing adjustment paid in October 2010.  There is also an additional $5 million to be paid by May 2012.  FCM is one of the largest lessors of maintenance-of-way (MOW) equipment in the United States, and is located in Fenton, Michigan.  This acquisition strengthens Progress Rail’s position in the MOW industry by expanding its service offerings.

The transaction was financed with available cash. Tangible assets acquired of $93 million, primarily consisting of property, plant and equipment, were recorded at their fair values.   Finite-lived intangible assets acquired of $10 million related to customer relationships are being amortized on a straight-line basis over 15 years.    Liabilities assumed of $82 million, including $59 million of assumed debt, were recorded at their fair values.  Goodwill of $17 million, non-deductible for income tax purposes, represents the excess of cost over the fair value of net tangible and finite-lived intangible assets acquired. The results of the acquired business for the period from the acquisition date are included in the accompanying consolidated financial statements and reported in the “Power Systems” segment in Note 22. Assuming this transaction had been made at the beginning of any period presented, the consolidated pro forma results would not be materially different from reported results.

GE Transportation’s Inspection Products Business

In March 2010, we acquired the Inspection Products business from GE Transportation’s Intelligent Control Systems division for approximately $46 million, which includes $1 million paid for post-closing adjustments.  The acquired business has operations located primarily in the United States, Germany and Italy that design, manufacture and sell hot wheel and hot box detectors, data acquisition systems, draggers and other related inspection products for the global freight and passenger rail industries. The acquisition supports our strategic initiative to expand the scope and product range of our rail signaling business and will provide a foundation for further global expansion of this business.

The transaction was financed with available cash.  Tangible assets acquired of $12 million and liabilities assumed of $9 million were recorded at their fair values.  Finite-lived intangible assets acquired of $28 million related to customer relationships and intellectual property are being amortized on a straight-line basis over a weighted-average amortization period of approximately 13 years.  Goodwill of $15 million, approximately $8 million of which is deductible for income tax purposes, represents the excess of cost over the fair value of the net tangible and finite-lived intangible assets acquired. The results of the acquired business for the period from the acquisition date are included in the accompanying consolidated financial statements and are reported in the “Power Systems” segment in Note 22.  Assuming this transaction had been made at the beginning of any period presented, the consolidated pro forma results would not be materially different from reported results.

JCS Company, Ltd.

In March 2010, we acquired 100 percent of the equity in privately held JCS Company Ltd. (JCS) for approximately $34 million, consisting of $32 million paid at closing and an additional $2 million post-closing adjustment paid in June 2010.  Based in Pyongtaek, South Korea, JCS is a leading manufacturer of centrifugally cast metal face seals used in many of the idlers and rollers contained in our undercarriage components. JCS is also a large supplier of seals to external customers in Asia and presents the opportunity to expand our customer base. The purchase of this business provides Caterpillar access to proprietary technology and expertise, which we will be able to replicate across our own seal production processes.

The transaction was financed with available cash.  Tangible assets acquired of $22 million and liabilities assumed of $8 million were recorded at their fair values. Finite-lived intangible assets acquired of $12 million related to intellectual property and customer relationships are being amortized on a straight-line basis over a weighted-average amortization period of approximately 9 years. Goodwill of $8 million, non-deductible for income tax purposes, represents the excess of cost over the fair value of net tangible and finite-lived intangible assets acquired.  The results of the acquired business for the period from the acquisition date are included in the accompanying consolidated financial statements and reported in the “All Other” category in Note 22. Assuming this transaction had been made at the beginning of any period presented, the consolidated pro forma results would not be materially different from reported results.

NC2 Joint Venture

In September 2009, we entered into a joint venture with Navistar International Corporation (Navistar), resulting in a new company, NC2 Global LLC (NC2).  NC2 will develop, manufacture, market, distribute and provide product support for heavy and medium duty trucks outside of North America, the Indian subcontinent, Myanmar (Burma) and Malaysia.  Initially, NC2 will focus its activities in Australia, Brazil, and South Africa.  NC2’s product line will feature both conventional and cab-over truck designs and will be sold under both the Caterpillar and International brands.

Under the joint venture operating agreement, Caterpillar and Navistar each contributed $19 million during 2009 and $80 million during 2010.  Our investment in NC2, accounted for by the equity method, is included in Investments in unconsolidated affiliated companies in Statement 2.

Lovat Inc.

In April 2008, we acquired 100 percent of the equity in privately held Lovat Inc. (Lovat) for approximately $49 million.  Based in Toronto, Canada, Lovat is a leading manufacturer of tunnel boring machines used globally in the construction of subway, railway, road, sewer, water main, mine access and high voltage cable and telecommunications tunnels.  Expansion into the tunnel boring business is a strong fit with our strategic direction and the customers we serve around the world.

The transaction was financed with available cash and commercial paper borrowings.  Net tangible assets acquired and liabilities assumed of $10 million were recorded at their fair values.  Finite-lived intangible assets acquired of $17 million related to customer relationships, intellectual property and trade names are being amortized on a straight-line basis over a weighted-average amortization period of approximately 6 years.  Goodwill of $22 million, non-deductible for income tax purposes, represents the excess of cost over the fair value of net tangible and finite-lived intangible assets acquired.  The results of the acquired business for the period from the acquisition date are included in the accompanying consolidated financial statements and reported in the “Resource Industries” segment in Note 22.  Assuming this transaction had been made at the beginning of any period presented, the consolidated pro forma results would not be materially different from reported results.

Gremada Industries Inc.

In July 2008, we acquired certain assets and assumed certain liabilities of Gremada Industries, Inc. (Gremada), a supplier to our remanufacturing business.  The cost of the acquisition was $62 million, consisting of $60 million paid at closing and an additional $2 million post-closing adjustment paid in August 2008.  Gremada is a remanufacturer of transmissions, torque converters, final drives and related components.  This acquisition increases our product and service offerings for our existing customers, while providing a platform for further growth opportunities.

This transaction was financed with available cash and commercial paper borrowings.  Net tangible assets acquired and liabilities assumed of $21 million were recorded at their fair values.  Goodwill of $41 million, deductible for income tax purposes, represents the excess of cost over the fair value of net tangible assets acquired.  The results of the acquired business for the period from the acquisition date are included in the accompanying consolidated financial statements and are reported in the “All Other” category in Note 22.  Assuming this transaction had been made at the beginning of any period presented, the consolidated pro forma results would not be materially different from reported results.

Shin Caterpillar Mitsubishi Ltd. (SCM)

On August 1, 2008, SCM completed the first phase of a share redemption plan whereby SCM redeemed half of MHI’s shares in SCM for $464 million.  This resulted in Caterpillar owning 67 percent of the outstanding shares of SCM and MHI owning the remaining 33 percent.  As part of the share redemption, SCM was renamed Caterpillar Japan Ltd. (Cat Japan).  Both Cat Japan and MHI have options, exercisable beginning August 1, 2013, to require the redemption of the remaining shares owned by MHI, which if exercised, would make Caterpillar the sole owner of Cat Japan.  The share redemption plan is part of our comprehensive business strategy for expansion in the emerging markets of Asia and the Commonwealth of Independent States and will allow Cat Japan’s manufacturing, design and process expertise to be fully leveraged across the global Caterpillar enterprise.

The change in Caterpillar’s ownership interest from 50 percent to 67 percent was accounted for as a business combination.  The $464 million redemption price was assigned to 17 percent of Cat Japan’s assets and liabilities based upon their respective fair values as of the transaction date.  The revaluation resulted in an increase in property, plant and equipment of $78 million and an increase in inventory of $8 million over the book value of these assets.  Finite-lived intangible assets of $54 million were recognized and related primarily to customer relationships, intellectual property and trade names. These intangibles are being amortized on a straight-line basis over a weighted-average amortization period of approximately 9 years.  Deferred tax liabilities of $57 million were also recognized as part of the business combination. Goodwill of $206 million, non-deductible for income tax purposes, represents the excess of the redemption price over the 17 percent of Cat Japan’s net tangible and finite-lived intangible assets that were reported at their fair values.

Because Cat Japan is accounted for on a lag, we consolidated Cat Japan’s August 1, 2008 financial position on September 30, 2008.  We began consolidating Cat Japan’s results of operations in the fourth quarter of 2008. Including the amounts assigned as part of the business combination, the initial consolidation of Cat Japan’s financial position resulted in a net increase in assets of $2,396 million (primarily property, plant and equipment of $1,279 million, inventory of $640 million, receivables of $612 million, and goodwill and intangibles of $260 million partially offset by a $528 million reduction in investment in unconsolidated affiliates) and a net increase in liabilities of $2,045 million (including $1,388 million in debt).  Cat Japan’s functional currency is the Japanese yen.

The remaining 33 percent of Cat Japan owned by MHI has been reported as redeemable noncontrolling interest and classified as mezzanine equity (temporary equity) in Statement 2. On September 30, 2008, the redeemable noncontrolling interest was reported at its estimated future redemption value of $464 million with the difference between the $351 million book value of the 33 percent interest and the redemption value reported as a $113 million reduction of Profit employed in the business.  See Note 24 for information on the subsequent reporting of the redeemable noncontrolling interest.

Cat Japan is included in the “Construction Industries” segment in Note 22.  Assuming this transaction had been made at the beginning of any period presented, the consolidated pro forma results would not be materially different from reported results.

24.  Redeemable Noncontrolling Interest — Caterpillar Japan Ltd.

On August 1, 2008, Shin Caterpillar Mitsubishi Ltd. (SCM) completed the first phase of a share redemption plan whereby SCM redeemed half of Mitsubishi Heavy Industries (MHI’s) shares in SCM.  This resulted in Caterpillar owning 67 percent of the outstanding shares of SCM and MHI owning the remaining 33 percent.  As part of the share redemption, SCM was renamed Caterpillar Japan Ltd. (Cat Japan).  Both Cat Japan and MHI have options, exercisable beginning August 1, 2013, to require the redemption of the remaining shares owned by MHI, which if exercised, would make Caterpillar the sole owner of Cat Japan. See Note 23 for additional information.

The remaining 33 percent of Cat Japan owned by MHI has been reported as redeemable noncontrolling interest and classified as mezzanine equity (temporary equity) in Statement 2. The redeemable noncontrolling interest is reported at its estimated redemption value.  Any adjustment to the redemption value impacts Profit employed in the business, but does not impact Profit.  If the fair value of the redeemable noncontrolling interest falls below the redemption value, profit available to common stockholders would be reduced by the difference between the redemption value and the fair value.  This would result in lower profit in the profit per common share computation in that period.  Reductions impacting the profit per common share computation may be partially or fully reversed in subsequent periods if the fair value of the redeemable noncontrolling interest increases relative to the redemption value.  Such increases in profit per common share would be limited to cumulative prior reductions.  During 2010, the estimated redemption value decreased, resulting in adjustments to the carrying value of the redeemable noncontrolling interest. Profit employed in the business increased by $27 million due to these adjustments.  During 2009, the estimated redemption value decreased, resulting in adjustments to the carrying value of the redeemable noncontrolling interest. Profit employed in the business increased by $81 million due to these adjustments. There was no change to the estimated redemption value in 2008.  As of December 31, 2010, 2009 and 2008, the fair value of the redeemable noncontrolling interest remained greater than the estimated redemption value.

We estimate the fair value of the redeemable noncontrolling interest using a discounted five year forecasted cash flow with a year-five residual value.  Based on our current expectations for Cat Japan, we expect the fair value of the redeemable noncontrolling interest to remain greater than the redemption value. However, if economic conditions deteriorate and Cat Japan’s business forecast is negatively impacted, it is possible that the fair value of the redeemable noncontrolling interest may fall below the estimated redemption value. Should this occur, profit would be reduced in the profit per common share computation by the difference between the redemption value and the fair value.  Lower long-term growth rates, reduced long-term profitability as well as changes in interest rates, costs, pricing, capital expenditures and general market conditions may reduce the fair value of the redeemable noncontrolling interest.

With the consolidation of Cat Japan’s results of operations, 33 percent of Cat Japan’s comprehensive income or loss is attributed to the redeemable noncontrolling interest, impacting its carrying value.  Because the redeemable noncontrolling interest must be reported at its estimated future redemption value, the impact from attributing the comprehensive income or loss is offset by adjusting the carrying value to the redemption value.  This adjustment impacts Profit employed in the business, but not Profit.  In 2010, the carrying value had increased by $55 million due to Cat Japan’s comprehensive income.  This resulted in an offsetting adjustment of $55 million to decrease the carrying value to the redemption value and a corresponding increase to Profit employed in the business.  In 2009 and 2008, the carrying value had decreased by $53 million and $2 million, respectively, due to Cat Japan’s comprehensive loss. This resulted in an offsetting adjustment of $53 million in 2009 and $2 million in 2008 to increase the carrying value to the redemption value and a corresponding reduction to Profit employed in the business.   As Cat Japan’s functional currency is the Japanese yen, changes in exchange rates affect the reported amount of the redeemable noncontrolling interest.  At December 31, 2010, 2009 and 2008, the redeemable noncontrolling interest was $461 million, $477 million and $524 million, respectively.

25.  Employee separation charges

In 2008, we recognized employee separation charges of $30 million in Other operating (income) expenses in Statement 1 related to various voluntary and involuntary separation programs.  These programs, impacting 3,085 employees worldwide, were in response to a sharp decline in sales volume due to the global recession.

In 2009, continued cost reduction efforts worldwide resulted in additional separation charges of $481 million, recognized in Other operating (income) expenses in Statement 1.  These efforts related to the following separation programs:

U.S. Voluntary Separation Program - During December 2008, we announced a voluntary separation program for certain support and management employees based in the United States.  Eligible employees had until January 12, 2009 to sign up for the program, and generally until January 31, 2009 to make a final decision.  Participating employees received severance pay based on current salary level and years of service.  During 2009, 2,182 employees accepted the program, all of which were separated from Caterpillar by the end of 2009.

Other U.S. Separation Programs — During 2009, we initiated plans to reduce U.S. based positions through a variety of programs.  These programs represent both voluntary and involuntary separation plans.  During 2009, 6,611 employees accepted or were subject to these programs.

Non-U.S. Separation Programs - During 2009, we initiated several other separation programs outside the U.S.  These programs, designed specific to the laws and regulations of the individual countries, represent voluntary and involuntary plans.  During 2009, 7,075 employees accepted or were subject to the various programs.

In 2010, we recognized employee separation charges of $33 million in Other operating (income) expenses in Statement 1 primarily related to involuntary separations due to the streamlining of our corporate structure as announced in the second quarter.  In addition, see Note 2 for information regarding stock-based compensation cost associated with the modification of equity awards for employees affected by the separations.

Our accounting for separations is dependent upon how the particular program is designed.  For voluntary programs, eligible separation costs are recognized at the time of employee acceptance.  For involuntary programs, eligible costs are recognized when management has approved the program, the affected employees have been properly identified and the costs are estimable.

The following table summarizes the 2008, 2009 and 2010 separation activity by geographic region:

	Machinery and Power Systems
(Millions of dollars)	North America	Latin America	EAME	Asia Pacific	Financial Products(1)	Total
Increase in liability (separation charges)	$4	$9	$17	$—	$—	$30
Reduction in liability (payments and other adjustments)	—	(7)	(12)	—	—	(19)
Liability balance at December 31, 2008	$4	$2	$5	$—	$—	$11

Increase in liability (separation charges)	$323	$15	$102	$31	$10	$481
Reduction in liability (payments and other adjustments)	(313)	(17)	(78)	(25)	(10)	(443)
Liability balance at December 31, 2009	$14	$—	$29	$6	$—	$49

Increase in liability (separation charges)	$17	$—	$8	$7	$1	$33
Reduction in liability (payments and other adjustments)	(26)	—	(23)	(11)	—	(60)
Liability balance at December 31, 2010	$5	$—	$14	$2	$1	$22

(1) Includes $8 million for North America and $2 million for EAME in 2009 and $1 million for EAME in 2010.

The remaining liability balances as of December 31, 2010 represent costs for employees that have either not yet separated from the Company or their full severance has not yet been paid.  The majority of these remaining costs are expected to be paid in 2011.

The number of employees affected by the separations in 2010 was not significant.  The following table summarizes the number of employees that accepted or were subject to the 2008 and 2009 programs:

	2009	2008
Impacted employees at beginning of period	1,505	—
Impacted employees during the period	15,868	3,085
Employee separations during the period	(16,970)	(1,580)
Impacted employees remaining at the end of period	403	1,505

In addition to the 2009 separation charges noted above, we reported $225 million of costs associated with certain pension and other postretirement benefit plans, which were also recognized in Other operating (income) expenses in Statement 1.  See Note 12 for additional information.

The majority of the separation charges, made up primarily of cash severance payments, pension and other postretirement benefit costs, and stock-based compensation costs noted above were not assigned to operating segments.  They are included in the reconciliation of total profit from reportable segments to total profit before taxes.  See Note 22 for additional details surrounding this reconciliation.

26.  Selected quarterly financial results (unaudited)

	2010 Quarter
(Dollars in millions except per share data)	1st	2nd	3rd	4th
Sales and revenues	$8,238	$10,409	$11,134	$12,807
Less: Revenues	(687)	(686)	(682)	(666)
Sales	7,551	9,723	10,452	12,141
Cost of goods sold	5,894	7,372	7,752	9,349
Gross margin	1,657	2,351	2,700	2,792
Profit (loss) (1)	$233	$707	$792	$968
Profit (loss) per common share	$0.37	$1.12	$1.25	$1.52
Profit (loss) per common share—diluted (2)	$0.36	$1.09	$1.22	$1.47

	2009 Quarter
	1st	2nd	3rd	4th
Sales and revenues	$9,225	$7,975	$7,298	$7,898
Less: Revenues	(715)	(721)	(715)	(705)
Sales	8,510	7,254	6,583	7,193
Cost of goods sold	7,027	5,752	5,255	5,852
Gross margin	1,483	1,502	1,328	1,341
Profit (loss) (1)	$(112)	$371	$404	$232
Profit (loss) per common share	$(0.19)	$0.61	$0.65	$0.37
Profit (loss) per common share—diluted (2),(3)	$(0.19)	$0.60	$0.64	$0.36

(1) Profit (loss) attributable to common stockholders.

(2) Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

(3) In the first quarter 2009, the assumed exercise of stock-based compensation awards was not considered because the impact would be anti-dilutive.

Five-year Financial Summary

(Dollars in millions except per share data)

	2010	2009	2008	2007	2006

Years ended December 31,
Sales and revenues	$42,588	$32,396	$51,324	$44,958	$41,517
Sales	$39,867	$29,540	$48,044	$41,962	$38,869
Percent inside the United States	32%	31%	33%	37%	46%
Percent outside the United States	68%	69%	67%	63%	54%
Revenues	$2,721	$2,856	$3,280	$2,996	$2,648
Profit(4), (6)	$2,700	$895	$3,557	$3,541	$3,537
Profit per common share(1), (6)	$4.28	$1.45	$5.83	$5.55	$5.37
Profit per common share—diluted(2), (6)	$4.15	$1.43	$5.66	$5.37	$5.17
Dividends declared per share of common stock	$1.740	$1.680	$1.620	$1.380	$1.150
Return on average common stockholders’ equity(3), (5), (6)	27.4%	11.9%	46.8%	44.4%	45.9%
Capital expenditures:
Property, plant and equipment	$1,575	$1,504	$2,320	$1,682	$1,531
Equipment leased to others	$1,011	$968	$1,566	$1,340	$1,082
Depreciation and amortization	$2,296	$2,336	$1,980	$1,797	$1,602
Research and development expenses	$1,905	$1,421	$1,728	$1,404	$1,347
As a percent of sales and revenues	4.5%	4.4%	3.4%	3.1%	3.2%
Wages, salaries and employee benefits	$9,187	$7,416	$9,076	$8,331	$7,512
Average number of employees	98,504	99,359	106,518	97,444	90,160
December 31,
Total assets(6)	$64,020	$60,038	$67,782	$56,132	$51,449
Long-term debt due after one year:
Consolidated	$20,437	$21,847	$22,834	$17,829	$17,680
Machinery and Power Systems	$4,505	$5,652	$5,736	$3,639	$3,694
Financial Products	$15,932	$16,195	$17,098	$14,190	$13,986
Total debt:
Consolidated	$28,418	$31,631	$35,535	$28,429	$27,296
Machinery and Power Systems	$5,204	$6,387	$7,824	$4,006	$4,277
Financial Products	$23,214	$25,244	$27,711	$24,423	$23,019

(1)   Computed on weighted-average number of shares outstanding.

(2)          Computed on weighted-average number of shares outstanding diluted by assumed exercise of stock-based compensation awards, using the treasury stock method.

(3)          Represents profit divided by average stockholders’ equity (beginning of year stockholders’ equity plus end of year stockholders’ equity divided by two).

(4)   Profit attributable to common stockholders.

(5)           Effective January 1, 2009, we changed the manner in which we accounted for noncontrolling interests.  Prior periods have been revised, as applicable.

(6)   In 2007 we changed the manner in which we accounted for uncertain tax positions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

We reported sales and revenues of $42.588 billion for 2010, an increase of 31 percent from $32.396 billion in 2009.  Profit in 2010 was $2.700 billion, an increase of 202 percent from 2009 profit of $895 million.  Profit per share of $4.15 was up from $1.43 in 2009.  Excluding redundancy costs, profit per share in 2009 was $2.18.

Fourth-quarter sales and revenues were $12.807 billion, an increase of 62 percent compared with $7.898 billion in the fourth quarter of 2009.  Fourth-quarter profit of $968 million was 317 percent higher than profit of $232 million in the fourth quarter of 2009.  Profit per share of $1.47 was up from $0.36 per share in the fourth quarter of 2009.   Excluding redundancy costs, profit for the fourth quarter of 2009 was $0.41 per share.

As the global economy continued to improve, the demand for Caterpillar products increased with fourth-quarter sales and revenues up 62 percent.  During 2010, we substantially ramped up production, improved factory efficiency, drove Machinery and Power Systems (M&PS) operating cash flow to an all-time record, launched a number of capacity additions and new product programs to prepare us for the future and announced several acquisitions.

Highlights for 2010 include:

•                  2010 sales and revenues of $42.588 billion were 31 percent higher than 2009.  The improvement is a result of economic growth in the developing world and improvement from low levels of machine demand in 2009 in developed countries.  Machinery and Power Systems sales increased 35 percent, and Financial Products revenues declined 5 percent.

•                  In 2010, dealers increased new machine inventories about $800 million, while new engine inventories were about flat.  In 2009, dealers reduced new machine inventories $3.4 billion and new engine inventories $600 million.

•                  Profit per share was $4.15 in 2010, an increase from $1.43 per share or $2.18 per share excluding redundancy costs in 2009.

•                  Manufacturing costs improved $909 million from 2009.  Excluding pre-tax LIFO inventory decrement benefits of $300 million in 2009, manufacturing costs improved $1.209 billion.

•                  Machinery and Power Systems operating cash flow was a record $5.638 billion in 2010, compared with $3.147 billion in 2009.

•                  Machinery and Power Systems debt-to-capital ratio was 34.8 percent at the end of 2010, compared to 47.2 percent at year-end 2009.

•                  Portfolio performance metrics at Cat Financial continued to improve.  For example, past dues declined to 3.87 percent at the end of 2010 from 5.54 percent at the end of 2009.

During the first quarter of 2011, we revised our reportable segments in line with changes to our organizational structure that were announced during 2010.  Management’s Discussion and Analysis has been revised principally to provide commentary by reportable segment (Construction Industries, Resource Industries, Power Systems and Financial Products Segment) instead of principal line of business (Machinery, Engines, Financial Products).  The 2010, 2009, 2008, fourth-quarter 2010 and fourth-quarter 2009 financial information has been retrospectively revised to reflect the change in reportable segments.

*Glossary of terms included on pages A-97 to A-99; first occurrence of terms shown in bold italics.

2010 COMPARED WITH 2009

CONSOLIDATED SALES AND REVENUES

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between 2009 (at left) and 2010 (at right).  Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and revenues for 2010 were $42.588 billion, up $10.192 billion, or 31 percent, from 2009.  Sales volume was up $8.814 billion primarily due to higher end-user demand for Construction Industries and Resource Industries products and the absence of dealer new machine inventory reductions that occurred in 2009.  While sales for new equipment and aftermarket parts improved, the increase for new equipment was more significant.  Price realization improved $954 million, and currency had a negative impact on sales of $14 million.  Electro-Motive Diesel (EMD), which was acquired in the third quarter of 2010, added $573 million.  Financial Products revenues decreased $135 million primarily due to lower average earning assets.

Economic recoveries in most countries encouraged users to increase machine purchases, either to expand fleets or slow their deterioration.  The improvement in volume required our factories to increase machine shipments in 2010 by the largest amount, in both dollars and percent, in more than 30 years.  Recovery in machine sales is further along in developing economies where recessions were less severe and governments acted aggressively to promote growth.  Dealer deliveries in Asia/Pacific were a record high in 2010, and those in Latin America were near record highs.  Developed economies responded slowly to economic downturns, and high unemployment remains a problem for the United States, Europe and Japan.

Dealers added about $800 million to inventories in 2010.  In 2009 dealers reduced new machine inventories about $3.4 billion.   However, in months of supply, dealer inventories were lower at the end of 2010 than both year-end 2009 and the historical average.

Power Systems’ sales increased 16 percent from 2009, primarily because of higher sales of engines for electric power and industrial applications partially offset by lower sales of engines for marine and petroleum applications.

CONSOLIDATED OPERATING PROFIT

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between 2009 (at left) and 2010 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  The bar entitled Other/M&PS Redundancy includes consolidating adjustments and Machinery and Power Systems other operating (income) expenses, which include Machinery and Power Systems redundancy costs.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Operating profit in 2010 was $3.963 billion compared to $577 million in 2009.  The improvement was primarily the result of higher sales volume, which included the impact of an unfavorable change in product mix of more than $1 billion.  In addition, price realization improved, and manufacturing costs were lower.  The improvements were partially offset by higher selling, general and administrative (SG&A) and research and development (R&D) expenses and a $208 million unfavorable impact from currency.

The negative change in product mix in 2010 compared to 2009 was primarily due to three key factors.  First, product mix within Machinery and Power Systems segments was negative as sales growth was higher in lower margin machines and engines than higher margin products.  Second, Power Systems had a higher operating margin than Construction Industries and Resource Industries.  Construction Industries and Resource Industries combined sales grew 55 percent compared with a 16 percent increase for Power Systems.  Lastly, aftermarket parts sales were a lower percent of total sales in 2010 compared to 2009 which negatively impacted product mix as aftermarket parts have higher operating margins than new equipment.

Manufacturing costs improved $909 million primarily due to variable labor and burden efficiencies and lower warranty and material costs, partially offset by the absence of $300 million of LIFO inventory decrement benefits.

SG&A and R&D expenses increased by $986 million primarily due to provisions for incentive pay and increased costs to support new product development programs, including those related to emissions requirements.

Redundancy costs were $706 million in 2009.

The amount of incremental operating profit we earn on incremental sales and revenues is an important performance metric.  Excluding EMD, sales and revenues increased $9.619 billion from 2009 to 2010.  Excluding redundancy costs and LIFO decrement benefits in 2009 and EMD operating profit of $62 million in 2010, operating profit increased $2.918 billion.  The resulting incremental operating profit rate is 30 percent.

OTHER PROFIT/LOSS ITEMS

•                  Interest expense excluding Financial Products decreased $46 million from 2009 primarily due to a reduction in debt.

•                  Other income/expense was income of $130 million compared with income of $381 million in 2009.  The decrease was primarily driven by an unfavorable impact from currency gains and losses.  Machinery and Power Systems currency derivative losses were near $50 million in 2010 compared with gains of more than $200 million in 2009.

•                  The provision for income taxes of $968 million for 2010 reflects a tax rate of 25 percent, excluding the discrete items discussed below, which is less than the U.S. corporate tax rate of 35 percent primarily due to profits in tax jurisdictions with rates lower than the U.S. rate.

The provision for income taxes for 2010 also includes a deferred tax charge of $90 million due to the enactment of U.S. health care legislation, effectively making government subsidies received for Medicare equivalent prescription drug coverage taxable.  This deferred tax charge was partially offset by a $34 million benefit related to the recognition of refund claims for prior tax years and a $26 million benefit for the release of a valuation allowance against the deferred tax assets of certain non-U.S. entities due to tax planning actions implemented in 2010.

In 2009, income taxes were a benefit of $270 million, driven primarily by a favorable geographic mix of profits and losses from a tax perspective along with tax benefits related to prior-year tax returns of $133 million.

•                  Equity in profit/loss of unconsolidated affiliated companies negatively impacted profit by $12 million compared to 2009.  The change is primarily related to start-up expenses from NC2 Global LLC, our joint venture with Navistar.

•                  Profit/loss attributable to noncontrolling interests negatively impacted profit by $126 million compared to 2009, primarily due to improved financial performance of Caterpillar Japan Ltd. (Cat Japan).  Caterpillar owns two-thirds of Cat Japan, meaning one-third of its profits or losses are attributable to our partner, Mitsubishi Heavy Industries.

Segment Information

Sales and Revenues by Geographic Region

(Millions of dollars)	Total	% Change	North America	% Change	Latin America	% Change	EAME	% Change	Asia/ Pacific	% Change
2010
Construction Industries(1)	$13,572	60%	$4,108	62%	$2,048	88%	$2,941	43%	$4,475	58%
Resource Industries(2)	8,667	48%	2,866	37%	1,809	57%	1,737	30%	2,255	77%
Power Systems(3)	15,537	16%	6,376	25%	1,900	44%	4,393	—%	2,868	12%
All Other Segments (4)	2,156	20%	1,208	29%	108	44%	538	(11)%	302	73%
Corporate Items and Eliminations	(65)		(36)		(8)		(14)		(7)
Machinery & Power Systems Sales	39,867	35%	14,522	36%	5,857	61%	9,595	14%	9,893	44%

Financial Products Segment	2,946	(6)%	1,773	(10)%	308	9%	427	(14)%	438	11%
Corporate Items and Eliminations	(225)		(202)		(11)		—		(12)
Financial Products Revenues	2,721	(5)%	1,571	(8)%	297	11%	427	(14)%	426	12%

Consolidated Sales and Revenues	$42,588	31%	$16,093	30%	$6,154	58%	$10,022	13%	$10,319	43%

2009
Construction Industries(1)	$8,507		$2,532		$1,087		$2,057		$2,831
Resource Industries(2)	5,857		2,085		1,155		1,341		1,276
Power Systems(3)	13,389		5,093		1,319		4,405		2,572
All Other Segments(4)	1,791		936		75		605		175
Corporate Items and Eliminations	(4)		(1)		(1)		(1)		(1)
Machinery & Power Systems Sales	29,540		10,645		3,635		8,407		6,853

Financial Products Segment	3,139		1,968		282		495		394
Corporate Items and Eliminations	(283)		(254)		(14)		—		(15)
Financial Products Revenues	2,856		1,714		268		495		379

Consolidated Sales and Revenues	$32,396		$12,359		$3,903		$8,902		$7,232

(1)          Does not include inter-segment sales of $674 million and $516 million in 2010 and  2009, respectively.

(2)          Does not include inter-segment sales of $894 million and $414 million in 2010 and  2009, respectively.

(3)          Does not include inter-segment sales of $1.684 billion and $855 million in 2010 and  2009, respectively.

(4)          Does not include inter-segment sales of $2.808 billion and $2.153 billion in 2010 and  2009, respectively.

Sales and Revenues by Segment

(Millions of dollars)	2009	Sales Volume	Price Realization	Currency	Acquisitions	Other	2010	$ Change	% Change

Construction Industries	$8,507	$4,561	$373	$131	$—	$—	$13,572	$5,065	60%
Resource Industries	5,857	2,457	386	(33)	—	—	8,667	2,810	48%
Power Systems	13,389	1,460	214	(99)	573		15,537	2,148	16%
All Other Segments	1,791	335	43	(13)	—	—	2,156	365	20%
Corporate Items and Eliminations	(4)	1	(62)	—	—	—	(65)	(61)
Machinery & Power Systems Sales	29,540	8,814	954	(14)	573	—	39,867	10,327	35%

Financial Products Segment	3,139	—	—	—	—	(193)	2,946	(193)	(6)%
Corporate Items and Eliminations	(283)	—	—	—	—	58	(225)	58
Financial Products Revenues	2,856	—	—	—	—	(135)	2,721	(135)	(5)%

Consolidated Sales and Revenues	$32,396	$8,814	$954	$(14)	$573	$(135)	$42,588	$10,192	31%

Operating Profit by Segment

(Millions of dollars)	2010	2009	$ Change	% Change
Construction Industries	$783	$(768)	$1,551	N/A (1)
Resource Industries	1,789	288	1,501	521%
Power Systems	2,288	1,660	628	38%
All Other Segments	720	625	95	15%
Corporate Items and Eliminations	(1,793)	(1,348)	(445)
Machinery & Power Systems	3,787	457	3,330	729%
Financial Products Segment	429	399	30	8%
Corporate Items and Eliminations	(42)	(18)	(24)
Financial Products	387	381	6	2%
Consolidating Adjustments	(211)	(261)	50
Consolidated Operating Profit	$3,963	$577	$3,386	587%

(1)  Because 2009 was a loss for Construction Industries, the percent change is not meaningful.

Construction Industries

Construction Industries’ sales were $13.572 billion in 2010, an increase of $5.065 billion, or 60 percent, from 2009.  The improvement in sales was a result of significantly higher sales volume in all geographic regions and across all major products.  In addition to volume, sales were higher as a result of improved price realization and the impact of currency.

Economic improvements in most countries encouraged users to increase machine purchases, either to expand fleets or slow their deterioration.  Nearly all countries kept interest rates low, and financial conditions improved.  As a result, significant sales increases occurred in all geographic regions.

Most Asia/Pacific governments maintained accommodative interest rate and budget policies implemented in response to the financial crisis.  As a result, economic recoveries were among the strongest in the world, which raised demand for construction.  China, the world’s largest user of construction equipment, accounted for roughly half of the region’s volume growth.  While the Chinese government took actions to slow the economy, industrial production still increased 16 percent.  Housing spending increased 33 percent.  Nonresidential spending was up 19 percent.

Construction Industries’ profit was $783 million in 2010 compared with a loss of $768 million in 2009.  The increase in profit was due to higher sales volume, which includes the impact of an unfavorable mix of products, improved manufacturing costs and favorable price realization.  These improvements were partially offset by higher R&D expenses due to additional investment in new product development programs related to emissions requirements and the negative impact of currency.

Resource Industries

Resource Industries’ sales were $8.667 billion in 2010, an increase of $2.810 billion, or 48 percent, from 2009.  The sales growth was driven by higher sales volume and improved price realization.

Resource Industries sales benefited from low interest rates and higher commodity prices.  For example, Australian thermal coal prices increased 38 percent, and copper, gold and tin prices reached record highs.  Higher prices lifted mining output in many countries, which increased demand for our equipment.

Resource Industries’ profit was $1.789 billion in 2010 compared with $288 million in 2009.  The profit improvement was largely driven by higher sales volume.  In addition, lower manufacturing costs and favorable price realization contributed to the higher profit.  These improvements were partially offset by higher R&D expenses due to additional investment in new product development programs related to emissions requirements.

Power Systems

Power Systems’ sales were $15.537 billion in 2010, an increase of $2.148 billion, or 16 percent, from 2009.  The sales growth was driven by higher sales volume and price realization. EMD, which was acquired in the third quarter of 2010, added $573 million.

Power Systems’ sales for electric power applications, industrial applications and rail improved while sales for marine and petroleum applications declined.  Demand for electric power improved as a result of better economic growth, and sales of industrial engines to customers that manufacture agricultural and construction equipment also improved.  Sales for marine applications decreased in all geographic regions due to weak industry demand.  Sales for petroleum applications decreased in all geographic regions except Latin America, which benefited from one large turbine order.

Power Systems’ sales were up in all geographic regions except EAME.  The increased sales in North America were due to higher rail sales and increased sales of engines for industrial and electric power applications.  The acquisition of EMD added sales of $260 million in North America.  Sales in EAME declined slightly as lower sales for petroleum and marine applications were partially offset by increased sales of engines for industrial applications and EMD sales of $160 million.  Sales in Latin America increased primarily due to two large turbine orders for petroleum and electric power applications and increased industry demand for electric power applications.  Asia/Pacific sales increased due to higher sales for electric power and industrial applications partially offset by sales for marine and petroleum applications.  The acquisition of EMD added sales of $145 million in Asia/Pacific.

Power Systems’ profit was $2.288 billion in 2010 compared with $1.660 billion in 2009.  The profit improvement was largely driven by higher sales volume, which includes the impact of an unfavorable mix of products.  In addition, favorable price realization and lower manufacturing costs contributed to the higher profit.  These improvements were partially offset by higher SG&A and R&D expenses due to provisions for incentive pay and additional investment in new product development programs related to emissions requirements.  EMD added $62 million.

Financial Products Segment

Financial Products’ revenues were $2.946 billion in 2010, a decrease of $193 million, or 6 percent, from 2009.  The decrease was primarily due to a $223 million unfavorable impact from lower average earning assets and a $30 million decrease in Cat Insurance revenues, partially offset by a $53 million favorable change from returned or repossessed equipment and the absence of $34 million in write-downs on retained interests related to the securitized asset portfolio in 2009.

Financial Products’ profit was $429 million in 2010 compared with $399 million in 2009. The increase was primarily due to a $53 million favorable change from returned or repossessed equipment, the absence of $34 million in write-downs on retained interests related to the securitized asset portfolio in 2009, a $28 million favorable impact from net currency exchange gains and losses and a $27 million favorable impact from increased net yield on average earning assets, partially offset by a $79 million unfavorable impact from lower average earning assets and a $36 million increase in SG&A expenses (excluding the provision for credit losses).

At the end of 2010, past dues at Cat Financial were 3.87 percent, which decreased from 5.54 percent at the end of 2009.  Write-offs, net of recoveries, were $237 million for 2010, down from $253 million for 2009.

As of December 31, 2010, Cat Financial’s allowance for credit losses totaled $363 million or 1.57 percent of net finance receivables, compared with $377 million or 1.64 percent at the end of 2009.  The trend reflects improving portfolio performance metrics and the write-off of accounts previously identified as potential credit losses in the allowance account.

Corporate Items and Eliminations

Expense for corporate items and eliminations was $1.835 billion in 2010, an increase of $469 million from 2009.  Corporate items and eliminations include corporate-level expenses, timing differences as some expenses are reported in segment results on a cash basis, retirement benefit costs other than service cost and inter-segment eliminations.

The increase was primarily due to the absence of $300 million of LIFO inventory decrement benefits, increased retirement benefit costs not allocated to segments, higher corporate-level expenses and an increase in the provision for warranty due to higher sales volume. The absence of $664 million of 2009 redundancy costs not allocated to segments partially offset this increase.

FOURTH QUARTER 2010 COMPARED WITH FOURTH QUARTER 2009

CONSOLIDATED SALES AND REVENUES

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between the fourth quarter of 2009 (at left) and the fourth quarter of 2010 (at right).  Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and revenues for the fourth quarter of 2010 were $12.807 billion, up $4.909 billion, or 62 percent, from the fourth quarter of 2009.  The improvement was largely a result of $4.330 billion higher sales volume.  While sales for new equipment and after-market parts improved, the more significant increase was for new equipment.  Price realization improved $333 million, and EMD, which was acquired in the third quarter of 2010, added $357 million.  Currency impacts were $72 million unfavorable, and Financial Products revenues declined slightly.

The improvement in sales volume occurred across the world in all geographic regions and in most segments.  About $1.5 billion of the increase in volume was a result of dealers adding about $700 million of new machine inventory in the fourth quarter of 2010 compared with a reduction of about $800 million during the fourth quarter of 2009.

Low interest rates and better economic growth encouraged users to increase purchases and dealers to begin to rebuild some inventory.  Economic recoveries were uneven, with developing countries recovering better than the developed economies.    Strong recoveries in the developing economies led to increased demand for metals and energy.  This drove metals and coal prices higher and in turn drove our sales higher.  Mining production and deliveries into mining increased in all regions.

Power Systems sales increased 49 percent compared with the fourth quarter of 2009, primarily because of higher sales of engines for electric power, petroleum and industrial applications and the acquisition of EMD.

CONSOLIDATED OPERATING PROFIT

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between the fourth quarter of 2009 (at left) and the fourth quarter of 2010 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  The bar entitled Other/M&PS Redundancy includes consolidating adjustments and Machinery and Power Systems other operating (income) expenses, which include Machinery and Power Systems redundancy costs.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Operating profit in the fourth quarter of 2010 was $1.291 billion compared with $128 million in the fourth quarter of 2009. The improvement was primarily the result of higher sales volume, which included the impact of an unfavorable change in product mix of more than $400 million and better price realization.  The improvements were partially offset by higher selling, general and administrative (SG&A) and research and development (R&D) expenses and unfavorable manufacturing costs.

The negative change in product mix in the fourth quarter of 2010 compared with the fourth quarter of 2009 was primarily due to three key factors.  First, aftermarket parts sales were a lower percent of total sales in the fourth quarter of 2010 compared with the fourth quarter of 2009 which negatively impacted product mix as aftermarket parts have higher operating margins than new equipment.  Second, product mix within Machinery and Power Systems segments were negative as sales growth was higher in lower margin machines and engines than higher margin products.  Lastly, Power Systems had a higher operating margin than Construction Industries and Resource Industries.  Construction Industries and Resource Industries combined sales grew 91 percent compared with a 49 percent increase for Power Systems.

Manufacturing costs were up $115 million primarily due to higher period manufacturing costs related to increased volume, provisions for incentive pay and the absence of $70 million of LIFO inventory decrement benefits.  Continued improvements in variable labor efficiency partially offset these factors.

SG&A and R&D expenses increased by $362 million primarily due to increased costs to support new product development programs, including those related to emissions requirements, and due to provisions for incentive pay.

Currency had a $47 million negative impact on operating profit as the negative impact on sales more than offset the benefit to costs.  Redundancy costs were $65 million in the fourth quarter of 2009.

OTHER PROFIT/LOSS ITEMS

•                  Interest expense excluding Financial Products decreased $13 million from the fourth quarter of 2009 due to lower line of credit fees resulting from a reduction of global credit facilities and a reduction in debt.

•                  Other income/expense was income of $16 million compared with income of $88 million in the fourth quarter of 2009.  The decrease was primarily driven by an unfavorable impact from currency gains and losses.  Machinery and Power Systems currency derivative losses were about $25 million in the fourth quarter of 2010 compared with gains of about $65 million in the fourth quarter of 2009.

•                  The provision for income taxes of $233 million in the fourth quarter of 2010 reflects a tax rate of 25 percent, which is less than the U.S. corporate tax rate of 35 percent primarily due to profits in tax jurisdictions with rates lower than the U.S. rate.  The provision for income taxes in the fourth quarter of 2010 also includes a $75 million benefit related to the decrease from the third-quarter estimated annual tax rate of 28 percent.  The decrease is primarily due to renewal of U.S. tax benefits, including the research and development tax credit, in the fourth quarter along with a more favorable than expected geographic mix of profits from a tax perspective.  In 2009, income taxes were a benefit of $91 million, driven primarily by a favorable geographic mix of profits and losses from a tax perspective.

•                  Profit/loss attributable to noncontrolling interests negatively impacted profit by $46 million compared to 2009, primarily due to improved financial performance of Cat Japan.   Caterpillar owns two-thirds of Cat Japan, meaning one-third of its profits or losses are attributable to our partner, Mitsubishi Heavy Industries, Ltd.

Segment Information

Sales and Revenues by Geographic Region

(Millions of dollars)	Total	% Change	North America	% Change	Latin America	% Change	EAME	% Change	Asia/ Pacific	% Change
Fourth Quarter 2010
Construction Industries(1)	$4,103	87%	$1,334	178%	$601	68%	$906	72%	$1,262	52%
Resource Industries(2)	2,807	97%	899	75%	511	45%	648	152%	749	151%
Power Systems(3)	4,664	49%	1,936	78%	584	84%	1,337	27%	807	21%
All Other Segments (4)	583	27%	328	44%	21	(28)%	139	(3)%	95	56%
Corporate Items and Eliminations	(16)		(12)		—		(3)		(1)
Machinery & Power Systems Sales	12,141	69%	4,485	94%	1,717	62%	3,027	53%	2,912	57%

Financial Products Segment	726	(5)%	428	(8)%	81	7%	103	(15)%	114	16%
Corporate Items and Eliminations	(60)		(54)		(3)		—		(3)
Financial Products Revenues	666	(6)%	374	(10)%	78	7%	103	(15)%	111	17%

Consolidated Sales and Revenues	$12,807	62%	$4,859	78%	$1,795	59%	$3,130	49%	$3,023	55%

Fourth Quarter 2009
Construction Industries(1)	$2,194		$479		$358		$528		$829
Resource Industries(2)	1,423		515		353		257		298
Power Systems(3)	3,122		1,089		318		1,049		666
All Other Segments(4)	460		227		29		143		61
Corporate Items and Eliminations	(6)		(2)		(1)		(2)		(1)
Machinery & Power Systems Sales	7,193		2,308		1,057		1,975		1,853

Financial Products Segment	762		467		76		121		98
Corporate Items and Eliminations	(57)		(51)		(3)		—		(3)
Financial Products Revenues	705		416		73		121		95

Consolidated Sales and Revenues	$7,898		$2,724		$1,130		$2,096		$1,948

(1)          Does not include inter-segment sales of $193 million and $185 million in fourth-quarter 2010 and fourth-quarter 2009, respectively.

(2)          Does not include inter-segment sales of $342 million and $73 million in fourth-quarter 2010 and fourth-quarter 2009, respectively.

(3)          Does not include inter-segment sales of $555 million and $222 million in fourth-quarter 2010 and fourth-quarter 2009, respectively.

(4)          Does not include inter-segment sales of $762 million and $561 million in fourth-quarter 2010 and fourth-quarter 2009, respectively.

Sales and Revenues by Segment

(Millions of dollars)	Fouth Quarter 2009	Sales Volume	Price Realization	Currency	Acquisitions	Other	Fourth Quarter 2010	$ Change	% Change

Construction Industries	$2,194	$1,762	$135	$12	$—	$—	$4,103	$1,909	87%
Resource Industries	1,423	1,259	141	(16)	—	—	2,807	1,384	97%
Power Systems	3,122	1,201	43	(59)	357		4,664	1,542	49%
All Other Segments	460	115	17	(9)	—	—	583	123	27%
Corporate Items and Eliminations	(6)	(7)	(3)	—	—	—	(16)	(10)
Machinery & Power Systems Sales	7,193	4,330	333	(72)	357	—	12,141	4,948	69%

Financial Products Segment	762	—	—	—	—	(36)	726	(36)	(5)%
Corporate Items and Eliminations	(57)	—	—	—	—	(3)	(60)	(3)
Financial Products Revenues	705	—	—	—	—	(39)	666	$(39)	(6)%

Consolidated Sales and Revenues	$7,898	$4,330	$333	$(72)	$357	$(39)	$12,807	$4,909	62%

Operating Profit by Segment

(Millions of dollars)	Fourth Quarter 2010	Fourth Quarter 2009	$ Change	% Change
Construction Industries	$287	$(112)	$399	N/A (1)
Resource Industries	606	51	555	1,088%
Power Systems	708	262	446	170%
All Other Segments	140	118	22	19%
Corporate Items and Eliminations	(497)	(200)	(297)
Machinery & Power Systems	1,244	119	1,125	945%
Financial Products Segment	105	72	33	46%
Corporate Items and Eliminations	(3)	(9)	6
Financial Products	102	63	39	62%
Consolidating Adjustments	(55)	(54)	(1)
Consolidated Operating Profit	$1,291	$128	$1,163	909%

(1)  Because fourth-quarter 2009 was a loss for Construction Industries, the percent change is not meaningful.

Construction Industries

Construction Industries’ sales were $4.103 billion in the fourth quarter of 2010, an increase of $1.909 billion, or 87 percent, from the fourth quarter of 2009.  The improvement in sales was a result of significantly higher sales volume in all geographic regions and across all major products.  In addition, price realization improved.

Low interest rates and better economic growth encouraged users to increase purchases and dealers to begin to rebuild some inventory.  Although construction remained depressed in North America, significantly higher sales reflected improved financial conditions and user decisions to slow fleet deteriorations.

Construction Industries’ profit was $287 million in the fourth quarter of 2010 compared with a loss of $112 million in the fourth quarter of 2009.  The increase in profit was due to higher sales volume, which includes the impact of an unfavorable mix of products, and improved price realization.  These improvements were partially offset by higher R&D expenses due to additional investment in new product development programs related to emissions requirements.  Manufacturing costs and SG&A expenses were about flat despite the large increase in volume.

Resource Industries

Resource Industries’ sales were $2.807 billion in the fourth quarter of 2010, an increase of $1.384 billion, or 97 percent, from the fourth quarter of 2009.  The sales growth was driven by higher sales volume and improved price realization.

Resource Industries sales benefited from low interest rates and higher commodity prices.  Higher metals prices, particularly for copper, gold and iron ore, encouraged producers to increase production and machine purchases.

Resource Industries’ profit was $606 million in the fourth quarter of 2010 compared with $51 million in the fourth quarter of 2009.  The increase in profit was due to higher sales volume and improved price realization.  These improvements were partially offset by higher R&D expenses due to additional investment in new product development programs related to emissions requirements.  Manufacturing costs and SG&A expenses were about flat despite the large increase in volume.

Power Systems

Power Systems’ sales were $4.664 billion in the fourth quarter of 2010, an increase of $1.542 billion, or 49 percent, from the fourth quarter of 2009.  The sales growth was driven by higher sales volume.  EMD, which was acquired in the third quarter of 2010, added $357 million.

Power Systems sales increased 49 percent compared with the fourth quarter of 2009, primarily because of higher sales of engines for electric power, petroleum and industrial applications and the acquisition of EMD.  Demand for electric power improved as a result of economic growth.  Worldwide demand for energy and higher oil prices are encouraging customers to invest, and we are seeing stronger demand for engines and turbines for petroleum applications.  Sales of industrial engines to customers for agricultural and construction applications also improved.

Power Systems sales were up in all geographic regions.  The increased sales in North America were due to higher sales for petroleum and electric power applications.  The acquisition of EMD added sales of $183 million in North America.  Sales in Latin America increased primarily due to two large turbine orders for petroleum and electric power applications and increased industry demand for electric power applications.  Sales in EAME increased primarily due to higher demand for industrial engines for agricultural and construction applications.  Sales in Asia/Pacific were about flat excluding the acquisition of EMD, which added $105 million.

Power Systems’ profit was $708 million in the fourth quarter of 2010 compared with $262 million in the fourth quarter of 2009.  The profit improvement was largely driven by higher sales and favorable price realization.  These improvements were partially offset by higher manufacturing, SG&A and R&D expenses due to provisions for incentive pay and additional investment in new product development programs related to emissions requirements.  EMD added $43 million.

Financial Products Segment

Financial Products’ revenues were $726 million, a decrease of $36 million, or 5 percent, from the fourth quarter of 2009.  The decrease was due to a $34 million unfavorable impact from lower average earning assets, a $14 million unfavorable impact from lower interest rates on new and existing finance receivables and an $11 million decrease in Cat Insurance revenues, partially offset by a $23 million favorable change from returned or repossessed equipment.

Financial Products’ profit was $105 million in fourth quarter of 2010 compared with $72 million in the fourth quarter of 2009. The increase was due to a $34 million decrease in the provision for credit losses at Cat Financial and a $23 million favorable change from returned or repossessed equipment, partially offset by a $13 million unfavorable impact from lower average earning assets and $11 million due to incentive pay.

During the fourth quarter, Cat Financial’s overall portfolio quality reflected continued improvement in global economic conditions. Write-offs, net of recoveries, were $61 million for the fourth quarter of 2010, down from $78 million in the third quarter.

Corporate Items and Eliminations

Expense for corporate items and eliminations was $500 million in the fourth quarter of 2010, an increase of $291 million from the fourth quarter of 2009.  Corporate items and eliminations include corporate-level expenses, timing differences as some expenses are reported in segment results on a cash basis, retirement benefit costs other than service cost and inter-segment eliminations.

The increase was primarily due to an increase in the provision for warranty due to higher sales volume, higher corporate-level expenses, increased retirement benefit costs not allocated to segments and the absence of $70 million of LIFO inventory decrement benefits.   The absence of fourth-quarter 2009 redundancy costs partially offset this increase.

2009 COMPARED WITH 2008

CONSOLIDATED SALES AND REVENUES

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between 2008 (at left) and 2009 (at right).  Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and revenues for 2009 were $32.396 billion, down $18.928 billion, or 37 percent, from 2008.  The decrease was primarily due to lower sales volume of $19.864 billion.  While sales for new equipment and aftermarket parts both declined, the decrease for new equipment was more significant.  Price realization improved $910 million, and currency had a negative impact on sales of $425 million, primarily due to a weaker euro and British pound.  The consolidation of Cat Japan added $875 million to sales.   In addition, Financial Products revenues decreased $424 million.

The decline in sales volume occurred across the world in all geographic regions and in all segments.  The severe worldwide recession caused construction spending to decline in many countries, and mining companies reduced output.  As a result, end users significantly reduced purchases of equipment.  Dealers reacted to the decline in end-user demand by reducing reported inventories more than $3.4 billion, contributing further to lower sales volume.  Dealer machine inventories were well below year-end 2008 in both dollars and months of supply.  Months of supply were near the historical average.

Power Systems’ sales were down in all geographic regions as a result of the worldwide recession.  However, the decline would have been more significant if not for sales of late cycle products like turbines and large reciprocating engines.

CONSOLIDATED OPERATING PROFIT

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between 2008 (at left) and 2009 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.  The bar entitled Other/M&PS Redundancy includes the operating profit impact of consolidating adjustments and Machinery and Power Systems other operating (income) expenses, which include Machinery and Power Systems redundancy costs.

Operating profit in 2009 was $577 million compared with an operating profit of $4.448 billion in 2008.  Lower sales volume was the primary reason for the decline.  Sales volume includes the impact of a favorable mix of products.  While sales for new equipment and after-market parts declined, the most significant decline was for new equipment.  Price realization improved $910 million.

Manufacturing costs improved $646 million.  Significant inventory reduction resulted in $300 million ($0.39 per share) of LIFO inventory decrement benefits.  Excluding decrement benefits, manufacturing costs decreased $346 million.  Selling, general and administrative (SG&A) and research and development (R&D) expenses declined $1.314 billion as a result of significant cost-cutting measures.

Currency had a $376 million favorable impact on operating profit as the benefit to costs more than offset the negative impact on sales.

Redundancy costs were $706 million.  Cat Japan unfavorably impacted operating profit by $348 million.

OTHER PROFIT/LOSS ITEMS

•                  Interest expense excluding Financial Products increased $115 million due to higher average debt.  As a result of the weak economic environment and uncertain capital markets, we have held more cash than usual.

•                  Other income/expense was income of $381 million compared with income of $327 million in 2008.  The increase was primarily due to the favorable impact from net foreign exchange gains and losses.

•                  The provision for income taxes reflects a significantly more favorable effective tax rate than in 2008.  The improvement was driven primarily by a more favorable geographic mix of profits and losses from a tax perspective, along with tax benefits related to prior-year tax returns of $133 million and a larger percentage benefit from U.S. permanent differences and credits including the research and development tax credit.  The prior-year tax benefits primarily resulted from the U.S. settlement of tax years 1995 to 1999 and the true-up of estimated amounts used in the 2008 tax provision to the U.S. tax return as filed.  The 2008 provision for income taxes included $456 million of benefits primarily related to the repatriation of non-U.S. earnings with available foreign tax credits in excess of the U.S. tax liability on the dividend.

•                  Equity in profit/(loss) of unconsolidated affiliated companies was a loss of $12 million compared with income of $37 million in 2008.  The decrease was primarily related to the absence of equity profit in 2008 after the consolidation of Cat Japan.

•                  Profit/loss attributable to noncontrolling interests (formerly minority interest) favorably impacted profit by $96 million from 2008, primarily due to adding back 33 percent of Cat Japan’s losses attributable to Mitsubishi Heavy Industries.

Segment Information

Sales and Revenues by Geographic Region

(Millions of dollars)	Total	% Change	North America	% Change	Latin America	% Change	EAME	% Change	Asia/ Pacific	% Change
2009
Construction Industries(1)	$8,507	(49)%	$2,532	(56)%	$1,087	(53)%	$2,057	(62)%	$2,831	(11)%
Resource Industries(2)	5,857	(43)%	2,085	(46)%	1,155	(24)%	1,341	(52)%	1,276	(38)%
Power Systems(3)	13,389	(28)%	5,093	(31)%	1,319	(28)%	4,405	(31)%	2,572	(14)%
All Other Segments (4)	1,791	(27)%	936	(18)%	75	188%	605	(33)%	175	(54)%
Corporate Items and Eliminations	(4)		(1)		(1)		(1)		(1)
Machinery & Power Systems Sales	29,540	(39)%	10,645	(42)%	3,635	(36)%	8,407	(46)%	6,853	(20)%

Financial Products Segment	3,139	(12)%	1,968	(13)%	282	(18)%	495	(16)%	394	5%
Corporate Items and Eliminations	(283)		(254)		(14)		—		(15)
Financial Products Revenues	2,856	(13)%	1,714	(14)%	268	(18)%	495	(16)%	379	5%

Consolidated Sales and Revenues	$32,396	(37)%	$12,359	(39)%	$3,903	(35)%	$8,902	(45)%	$7,232	(19)%

2008
Construction Industries(1)	$16,763		$5,809		$2,305		$5,461		$3,188
Resource Industries(2)	10,254		3,886		1,528		2,769		2,071
Power Systems(3)	18,628		7,395		1,828		6,417		2,988
All Other Segments(4)	2,459		1,145		26		906		382
Corporate Items and Eliminations	(60)		(21)		(7)		(22)		(10)
Machinery & Power Systems Sales	48,044		18,214		5,680		15,531		8,619

Financial Products Segment	3,561		2,253		342		590		376
Corporate Items and Eliminations	(281)		(252)		(14)		—		(15)
Financial Products Revenues	3,280		2,001		328		590		361

Consolidated Sales and Revenues	$51,324		$20,215		$6,008		$16,121		$8,980

(1)          Does not include inter-segment sales of $516 million and $838 million in 2009 and 2008, respectively.

(2)          Does not include inter-segment sales of $414 million and $696 million in 2009 and 2008, respectively.

(3)          Does not include inter-segment sales of $855 million and $1.553 billion in 2009 and 2008, respectively.

(4)          Does not include inter-segment sales of $2.153 billion and $2.690 billion in 2009 and 2008, respectively.

Sales and Revenues by Segment

(Millions of dollars)	2008	Sales Volume	Price Realization	Currency	Acquisitions	Other	2009	$ Change	% Change

Construction Industries	$16,763	$(9,178)	$127	$(80)	$875	$—	$8,507	$(8,256)	(49)%
Resource Industries	10,254	(4,556)	189	(30)	—	—	5,857	(4,397)	(43)%
Power Systems	18,628	(5,532)	543	(250)	—	—	13,389	(5,239)	(28)%
All Other Segments	2,459	(657)	54	(65)	—	—	1,791	(668)	(27)%
Corporate Items and Eliminations	(60)	59	(3)	—	—	—	(4)	56
Machinery & Power Systems Sales	48,044	(19,864)	910	(425)	875	—	29,540	(18,504)	(39)%

Financial Products Segment	3,561	—	—	—	—	(422)	3,139	(422)	(12)%
Corporate Items and Eliminations	(281)	—	—	—	—	(2)	(283)	(2)
Financial Products Revenues	3,280	—	—	—	—	(424)	2,856	(424)	(13)%

Consolidated Sales and Revenues	$51,324	$(19,864)	$910	$(425)	$875	$(424)	$32,396	$(18,928)	(37)%

Operating Profit by Segment

(Millions of dollars)	2009	2008	$ Change	% Change
Construction Industries	$(768)	$1,246	$(2,014)	(162)%
Resource Industries	288	1,258	(970)	(77)%
Power Systems	1,660	2,522	(862)	(34)%
All Other Segments	625	715	(90)	(13)%
Corporate Items and Eliminations	(1,348)	(1,619)	271
Machinery & Power Systems	457	4,122	(3,665)	(89)%
Financial Products Segment	399	548	(149)	(27)%
Corporate Items and Eliminations	(18)	31	(49)
Financial Products	381	579	(198)	(34)%
Consolidating Adjustments	(261)	(253)	(8)
Consolidated Operating Profit	$577	$4,448	$(3,871)	(87)%

Construction Industries

Construction Industries’ sales were $8.507 billion in 2009, a decrease of $8.256 billion, or 49 percent, from 2008.  The decline in sales was a result of significantly lower sales volume in all geographic regions and across most major products.  Price realization improved $127 million, and currency had a negative impact on sales of $80 million.  The consolidation of Cat Japan added $875 million to sales.

Declines in sales volume were most severe in EAME, North America and Latin America.  In EAME, the worldwide credit crisis and recession impacted all regions, causing construction spending to weaken.  In North America, housing starts and nonresidential building construction orders declined significantly.  The worldwide recession caused sales for construction equipment to decline in Latin America.  The sales decline was less significant in Asia/Pacific as Asian governments and central banks reacted aggressively to the worldwide economic downturn.  Most economies in Asia/Pacific started recovering in the second quarter, which helped limit declines in demand.

Construction Industries’ loss was $768 million in 2009 compared with a profit of $1.246 billion in 2008.  Sharply lower sales volume and losses at Cat Japan were partially offset by lower period manufacturing, SG&A and R&D expenses and improved price realization.

Resource Industries

Resource Industries’ sales were $5.857 billion in 2009, a decrease of $4.397 billion, or 43 percent, from 2008.  The sales decrease was driven primarily by lower sales volume.   Price realization improved $189 million.

The severe worldwide recession caused mining companies to reduce output and lower demand for our products.  Metals prices dropped sharply in late 2008, prompting mines to reduce production and curtail new investments.  Subsequent price recoveries led to some improvements later in the year but not enough to offset a poor first half.  In addition, coal prices decreased, and coal production decreased.

Resource Industries’ profit was $288 million in 2009 compared with $1.258 billion in 2008.  Sharply lower sales volume was partially offset by lower SG&A and R&D expenses and improved price realization.

Power Systems

Power Systems’ sales were $13.389 billion in 2009, a decrease of $5.239 billion, or 28 percent, from 2008.

Most of the decrease was a result of lower sales volume across all geographic regions and all applications due to weak economic conditions.  The sales decline would have been more significant if not for sales of late cycle products like turbines and large reciprocating engines.  Worldwide turbine sales were at record levels in 2009.  The Power Systems’ sales decline was less significant in Asia/Pacific as Asian governments and central banks reacted aggressively to the worldwide economic downturn.  Price realization improved $543 million, and currency had a negative impact on sales of $250 million.

Power Systems’ profit was $1.660 billion in 2009 compared with $2.522 billion in 2008.  Lower sales volume was partially offset by improved price realization, lower SG&A and R&D expenses and the favorable impact of currency.

Financial Products Segment

Financial Products’ revenues were $3.139 billion, a decrease of $422 million, or 12 percent, from 2008. The decrease was primarily due to a $127 million unfavorable impact from lower average earning assets, a $92 million unfavorable impact from lower interest rates on new and existing finance receivables, a $77 million unfavorable change from returned or repossessed equipment, the absence of a $12 million gain related to the sale of receivables in 2008 and an unfavorable impact from miscellaneous net revenue items.

Financial Products’ profit was $399 million in 2009 compared with $548 million in 2008. The decrease was primarily due to a $77 million unfavorable change from returned or repossessed equipment, a $60 million impact from net currency exchange gains and losses, a $46 million unfavorable impact from lower average earning assets, a $41 million unfavorable impact from decreased net yield on average earning assets and a $39 million increase in the provision for credit losses at Cat Financial, partially offset by a $71 million favorable impact from mark-to-market adjustments on interest rate derivative contracts and a $71 million decrease in SG&A expenses (excluding the provision for credit losses).

At the end 2009, past dues at Cat Financial were 5.54 percent, which increased from 3.88 percent at the end of 2008.  Write-offs, net of recoveries, were $253 million for 2009, up from $121 million in 2008. The $132 million increase was driven by adverse economic conditions primarily in North America and, to a lesser extent, in Europe.

As of December 31, 2009, Cat Financial’s allowance for credit losses totaled $377 million or 1.64 percent of net finance receivables, compared with $395 million or 1.44 percent of net finance receivables at year-end 2008.  The decrease of $18 million in allowance for credit losses resulted from a $64 million decrease due to a reduction in the overall net finance receivable portfolio, partially offset by a $46 million increase in the allowance rate.

Corporate Items and Eliminations

Expense for corporate items and eliminations was $1.366 billion in 2009, a decrease of $222 million from 2008.  Corporate items and eliminations include corporate-level expenses, timing differences as some expenses are reported in segment results on a cash basis, retirement benefit costs other than service cost, redundancy costs not allocated to segments, LIFO inventory decrement benefits and inter-segment eliminations.

The decrease was primarily due to lower corporate-level expenses, a decrease in the provision for warranty due to lower sales volume and LIFO inventory decrement benefits of $300 million.  These items were partially offset by $664 million of 2009 redundancy costs and higher retirement benefit costs.

Employee Separation Charges

In 2008, we recognized employee separation charges of $30 million in Other operating (income) expenses in the Consolidated Results of Operations related to various voluntary and involuntary separation programs.  These programs, impacting 3,085 employees worldwide, were in response to a sharp decline in sales volume due to the global recession.

In 2009, continued cost reduction efforts worldwide resulted in additional separation charges of $481 million, recognized in Other operating (income) expenses in the Consolidated Results of Operations.  These efforts related to the following separation programs:

U.S. Voluntary Separation Program - During December 2008, we announced a voluntary separation program for certain support and management employees based in the United States.  Eligible employees had until January 12, 2009 to sign up for the program, and generally until January 31, 2009 to make a final decision.  Participating employees received severance pay based on current salary level and years of service.  During 2009, 2,182 employees accepted the program, all of which were separated from Caterpillar by the end of 2009.

Other U.S. Separation Programs — During 2009, we initiated plans to reduce U.S. based positions through a variety of programs.  These programs represent both voluntary and involuntary separation plans.  During 2009, 6,611 employees accepted or were subject to these programs.

Non-U.S. Separation Programs - During 2009, we initiated several other separation programs outside the U.S.  These programs, designed specific to the laws and regulations of the individual countries, represent voluntary and involuntary plans.  During 2009, 7,075 employees accepted or were subject to the various programs.

In 2010, we recognized employee separation charges of $33 million in Other operating (income) expenses in the Consolidated Results of Operations primarily related to involuntary separations due to the streamlining of our corporate structure as announced in the second quarter.

Our accounting for separations is dependent upon how the particular program is designed.  For voluntary programs, eligible separation costs are recognized at the time of employee acceptance.  For involuntary programs, eligible costs are recognized when management has approved the program, the affected employees have been properly identified and the costs are estimable.

The following table summarizes the 2008, 2009 and 2010 separation activity by geographic region:

	Machinery and Power Systems
(Millions of dollars)	North America	Latin America	EAME	Asia Pacific	Financial Products(1)	Total
Increase in liability (separation charges)	$4	$9	$17	$—	$—	$30
Reduction in liability (payments and other adjustments)	—	(7)	(12)	—	—	(19)
Liability balance at December 31, 2008	$4	$2	$5	$—	$—	$11

Increase in liability (separation charges)	$323	$15	$102	$31	$10	$481
Reduction in liability (payments and other adjustments)	(313)	(17)	(78)	(25)	(10)	(443)
Liability balance at December 31, 2009	$14	$—	$29	$6	$—	$49

Increase in liability (separation charges)	$17	$—	$8	$7	$1	$33
Reduction in liability (payments and other adjustments)	(26)	—	(23)	(11)	—	(60)
Liability balance at December 31, 2010	$5	$—	$14	$2	$1	$22

(1)Includes $8 million for North America and $2 million for EAME in 2009 and $1 million for EAME in 2010.

The remaining liability balances as of December 31, 2010 represent costs for employees that have either not yet separated from the Company or their full severance has not yet been paid.  The majority of these remaining costs are expected to be paid in 2011.

The number of employees affected by the separations in 2010 was not significant.  The following table summarizes the number of employees that accepted or were subject to the 2008 and 2009 programs:

	2009	2008
Impacted employees at beginning of period	1,505	—
Impacted employees during the period	15,868	3,085
Employee separations during the period	(16,970)	(1,580)
Impacted employees remaining at the end of period	403	1,505

In addition to the 2009 separation charges noted above, we reported $225 million of costs associated with certain pension and other postretirement benefit plans, which were also recognized in Other operating (income) expenses in the Consolidated Results of Operations.

Electro-Motive Diesel, Inc.

In August 2010, we acquired 100 percent of the equity in privately held Electro-Motive Diesel, Inc. (EMD) for approximately $901 million, consisting of $928 million paid at closing less a final net working capital adjustment of $27 million received in the fourth quarter of 2010.   Headquartered in LaGrange, Illinois with additional manufacturing facilities in Canada and Mexico, EMD designs, manufactures and sells diesel-electric locomotives for commercial railroad applications and sells its products to customers throughout the world.  EMD has a significant field population in North America and throughout the world supported by an aftermarket business offering customers replacement parts, maintenance solutions, and a range of value-added services.  EMD is also a global provider of diesel engines for marine propulsion, offshore and land-based oil well drilling rigs, and stationary power generation.  The acquisition supports our strategic plan to grow our presence in the global rail industry.  The EMD acquisition will enable us to provide rail and transit customers a range of locomotive, engine and emissions solutions, as well as aftermarket product and parts support and a full line of rail-related services and solutions.

The transaction was financed with available cash.  Tangible assets acquired of $890 million, recorded at their fair values, primarily were receivables of $186 million, inventories of $549 million and property, plant and equipment of $131 million.  Finite-lived intangible assets acquired of $329 million were primarily related to customer relationships and also included intellectual property and trade names.  The finite-lived intangible assets are being amortized on a straight-line basis over a weighted-average amortization period of approximately 15 years.  An additional intangible asset acquired of $18 million, related to in-process research and development, is considered indefinite-lived until the completion or abandonment of the development activities. Liabilities assumed of $518 million, recorded at their fair values, primarily included accounts payable of $124 million and accrued expenses of $161 million. Additionally, net deferred tax liabilities were $104 million.  Goodwill of $286 million, substantially all of which is non-deductible for income tax purposes, represents the excess of cost over the fair value of the net tangible and intangible assets acquired.  Factors that contributed to a purchase price resulting in the recognition of goodwill include EMD’s strategic fit into our product and services portfolio, aftermarket support opportunities and the acquired assembled workforce.  Assuming this transaction had been made at the beginning of any period presented, the consolidated pro forma results would not be materially different from reported results.

GLOSSARY OF TERMS

1.              All Other Segments — Primarily includes activities such as: the remanufacturing of Cat engines and components and remanufacturing services for other companies as well as the business strategy, product design, product management and development, manufacturing, marketing, sales and product support of undercarriage, specialty products, hardened bar stock components and ground engaging tools primarily for Caterpillar products; logistics services for Caterpillar and other companies; the business strategy, product management, product development, marketing, sales and product support of on-highway vocational trucks for North America (U.S. & Canada only); the 50/50 joint venture with Navistar (NC2) which develops, manufactures and distributes on-highway trucks outside North America and India; and distribution services responsible for dealer development and administration, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts.

2.              Caterpillar Japan Ltd. (Cat Japan) — A Caterpillar subsidiary formerly known as Shin Caterpillar Mitsubishi Ltd. (SCM).  SCM was a 50/50 joint venture between Caterpillar and Mitsubishi Heavy Industries Ltd. (MHI) until SCM redeemed one half of MHI’s shares on August 1, 2008.  Caterpillar now owns 67 percent of the renamed entity.  We began consolidating Cat Japan in the fourth quarter of 2008.

3.              Consolidating Adjustments — Eliminations of transactions between Machinery and Power Systems and Financial Products.

4.              Construction Industries — A segment primarily responsible for supporting customers using machinery in infrastructure and building construction applications.  Responsibilities include business strategy, product design, product management and development, manufacturing, marketing, sales and product support.  The product portfolio includes backhoe loaders, small wheel loaders, small track-type tractors, skid steer loaders, multi-terrain loaders, mini excavators, compact wheel loaders, select work tools, small, medium and large track excavators, wheel excavators, medium wheel loaders, medium track-type tractors, track-type loaders, motor graders, pipelayers and related parts.  In addition, Construction Industries has responsibility for Power Systems and components in Japan and an integrated manufacturing cost center that supports Machinery and Power Systems businesses.

5.              Currency — With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar.  With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar.  Currency includes the impact on sales and operating profit for the Machinery and Power Systems categories only; currency impacts on Financial Products revenues and operating profit are included in the Financial Products portions of the respective analyses.  With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results.

6.              Debt-to-Capital Ratio — A key measure of financial strength used by both management and our credit rating agencies.  The metric is a ratio of Machinery and Power Systems debt (short-term borrowings plus long-term debt) and redeemable noncontrolling interest to the sum of Machinery and Power Systems debt, redeemable noncontrolling interest and stockholders’ equity.

7.              EAME — A geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

8.              Earning Assets — Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.

9.              Financial Products Segment — Provides financing to customers and dealers for the purchase and lease of Caterpillar and other equipment, as well as some financing for Caterpillar sales to dealers.  Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans. The division also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

10.  Latin America — Geographic region including Central and South American countries and Mexico.

11.       Machinery and Power Systems (M&PS) — Represents the aggregate total of Construction Industries, Resource Industries, Power Systems, and All Other segments and related corporate items and eliminations.

12.       Machinery and Power Systems Other Operating (Income) Expenses — Comprised primarily of gains/losses on disposal of long-lived assets, long-lived asset impairment charges, pension curtailment charges and employee redundancy costs.

13.       Manufacturing Costs — Manufacturing costs exclude the impacts of currency and represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs.  Variable manufacturing costs are defined as having a direct relationship with the volume of production.  This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process.  Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume.  Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

14.       Power Systems — A segment primarily responsible for supporting customers using reciprocating engines, turbines and related parts across industries serving electric power, industrial, petroleum and marine applications as well as rail-related businesses.  Responsibilities include business strategy, product design, product management and development, manufacturing, marketing, sales and product support of reciprocating engine powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the marine and petroleum industries; reciprocating engines supplied to the industrial industry as well as Caterpillar machinery; the business strategy, product design, product management and development, manufacturing, marketing, sales and product support of turbines and turbine related services; the business strategy, product design, product management and development, manufacturing, remanufacturing, maintenance, marketing, sales, leasing and service of diesel-electric locomotives and components and other rail-related products and services.

15.       Price Realization — The impact of net price changes excluding currency and new product introductions.  Consolidated price realization includes the impact of changes in the relative weighting of sales between geographic regions.

16.       Resource Industries — A segment primarily responsible for supporting customers using machinery in mining and quarrying applications.  Responsibilities include business strategy, product design, product management and development, manufacturing, marketing, sales and product support.  The product portfolio includes large track-type tractors, large mining trucks, underground mining equipment, tunnel boring equipment, large wheel loaders, quarry and construction trucks, articulated trucks, wheel tractor scrapers, wheel dozers, compactors, select work tools, forestry products, paving products, machinery components, electronics and control systems and related parts.  In addition, Resource Industries manages areas that provide services to other parts of the company, including integrated manufacturing, research and development and coordination of the Caterpillar Production System.

17.       Sales Volume — With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for Machinery and Power Systems as well as the incremental revenue impact of new product introductions, including emissions-related product updates.  With respect to operating profit, sales volume represents the impact of changes in the quantities sold for Machinery and Power Systems combined with product mix as well as the net operating profit impact of new product introductions, including emissions-related product updates.  Product mix represents the net operating profit impact of changes in the relative weighting of Machinery and Power Systems sales with respect to total sales.

LIQUIDITY AND CAPITAL RESOURCES

Sources of funds

We generate significant capital resources from operating activities, which are the primary source of funding for our Machinery and Power Systems operations.  Funding for these businesses is also provided by commercial paper and long-term debt issuances.  Financial Products operations are funded primarily from commercial paper, term debt issuances and collections from their existing portfolio.  Throughout 2010, we experienced favorable liquidity conditions in both our Machinery and Power Systems and Financial Products operations.  On a consolidated basis, we ended 2010 with $3.6 billion of cash, a decrease of $1.3 billion from year-end 2009.  Our cash balances are held in numerous locations throughout the world.  We expect to meet our U.S. funding needs without repatriating non-U.S. cash and incurring incremental U.S. taxes.

Consolidated operating cash flow for 2010 was $5.01 billion, down from $6.50 billion in 2009.   Improving economic conditions in 2010 compared with recessionary conditions a year ago have resulted in significant changes in the components of operating cash flow from 2009 to 2010.  Operating cash flow in 2010 benefited from profit of consolidated and affiliated companies of $2.76 billion and an increase in accounts payable, reflecting higher levels of material purchases for production to meet increasing demand.  Offsetting these items were higher receivables resulting from improved sales volume, and an increase in inventory, also related to higher production.  Operating cash flow in 2009 benefited from significant declines in receivables and inventory, partially offset by lower accounts payable and changes in other working capital items.  See further discussion of operating cash flow under Machinery and Power Systems and Financial Products.

Total debt as of December 31, 2010, was $28.42 billion, a decrease of $3.21 billion from year-end 2009.  Debt related to Machinery and Power Systems decreased $1.18 billion in 2010.  Debt related to Financial Products decreased $2.03 billion reflecting declining portfolio balances and a lower cash position at Cat Financial.

We have three global credit facilities with a syndicate of banks totaling $7.23 billion (Credit Facility) available in the aggregate to both Caterpillar and Cat Financial to support their commercial paper programs in the event those programs become unavailable and for general liquidity purposes.  Based on management’s allocation decision, which can be revised from time to time, the portion of the Credit Facility available to Cat Financial as of December 31, 2010 was $5.73 billion.

•                            The 364-day facility of $3.52 billion expires in September 2011.

•                            The five-year facility of $1.62 billion expires in September 2012.

•                            The four-year facility of $2.09 billion expires in September 2014.

At December 31, 2010, Caterpillar’s consolidated net worth was $15.56 billion, which was above the $9.00 billion required under the Credit Facility.  The consolidated net worth is defined as the consolidated stockholder’s equity including preferred stock but excluding the pension and other postretirement benefits balance within Accumulated other comprehensive income (loss).

At December 31, 2010, Cat Financial’s covenant interest coverage ratio was 1.34 to 1.  This is above the 1.15 to 1 minimum ratio of (1) profit excluding income taxes, interest expense and net gain/(loss) from interest rate derivatives to (2) interest expense calculated at the end of each calendar quarter for the rolling four quarter period then most recently ended.

In addition, at December 31, 2010, Cat Financial’s covenant leverage ratio was 7.02 to 1.  This is below the maximum ratio of debt to net worth of 10 to 1, calculated (1) on a monthly basis as the average of the leverage ratios determined on the last day of each of the six preceding calendar months and (2) at each December 31 required by the Credit Facility.

In the event Caterpillar or Cat Financial does not meet one or more of their respective financial covenants under the Credit Facility in the future (and are unable to obtain a consent or waiver), the bank group may terminate the commitments allocated to the party that does not meet its covenants.  Additionally, in such event, certain of Cat Financial’s other lenders under other loan agreements where similar financial covenants or cross default provisions are applicable, may, at their election, choose to pursue remedies under those loan agreements, including accelerating the repayment of outstanding borrowings.  At December 31, 2010, there were no borrowings under the Credit Facility.

Our total credit commitments as of December 31, 2010 were:

	December 31, 2010
(Millions of dollars)	Consolidated	Machinery and Power Systems	Financial Products
Credit lines available:
Global credit facilities	$7,230	$1,500	$5,730
Other external	4,658	853	3,805
Total credit lines available	11,888	2,353	9,535
Less: Global credit facilities supporting commercial paper	(2,710)	—	(2,710)
Less: Utilized credit	(2,217)	(135)	(2,082)
Available credit	$6,961	$2,218	$4,743

Other consolidated credit lines with banks as of December 31, 2010 totaled $4.66 billion.  These committed and uncommitted credit lines, which may be eligible for renewal at various future dates or have no specified expiration date, are used primarily by our subsidiaries for local funding requirements.  Caterpillar or Cat Financial may guarantee subsidiary borrowings under these lines.

On November 14, 2010, Caterpillar entered into a bridge facility commitment letter related to the planned acquisition of Bucyrus International, Inc.  The commitment letter provided for an aggregate principal amount of $8.6 billion under a one-year unsecured term loan credit facility (Bridge Facility).  On December 3, 2010, Caterpillar entered into a Bridge Loan Agreement that contains the negotiated terms and conditions originally contemplated in the commitment letter.  The principal amount available to Caterpillar under the Bridge Loan Agreement is not included in the credit commitments table shown above.  Caterpillar paid certain customary fees and expenses in connection with the Bridge Facility, and pays certain customary fees and expenses in connection with the Bridge Loan Agreement.  In 2010, Caterpillar paid $46 million in fees related to the Bridge Facility and the Bridge Loan Agreement.  We estimate payments of approximately $20 million in additional fees related to the Bridge Loan Agreement in 2011.  These fees will be amortized over the term of the Bridge Loan Agreement.  At December 31, 2010, there were no borrowings under the Bridge Loan Agreement.

In the event that Caterpillar or Cat Financial, or any of their debt securities, experiences a credit rating downgrade, it would likely result in an increase in our borrowing costs and make access to certain credit markets more difficult.  While we expect continued growth in the global economy, in the event conditions deteriorate such that access to debt markets becomes unavailable, our Machinery and Power Systems operations would rely on cash flow from operations, use of existing cash balances, borrowings from Cat Financial and access to our Credit Facility.  Our Financial Products operations would rely on cash flow from its existing portfolio, utilization of existing cash balances, access to our Credit Facility and other credit line facilities of Cat Financial and potential borrowings from Caterpillar.  In addition, Caterpillar maintains a support agreement with Cat Financial, which requires Caterpillar to remain the sole owner of Cat Financial and may, under certain circumstances, require Caterpillar to make payments to Cat Financial should Cat Financial fail to maintain certain financial ratios.

Machinery and Power Systems

Net cash provided by operating activities was $5.64 billion in 2010 compared with $3.15 billion in 2009.  The change was primarily due to increased profit and a $600 million dividend from Cat Financial in the first quarter of 2010.  Profit of consolidated and affiliated companies in 2010 was $2.75 billion compared with $811 million for the same period a year ago.  Improving economic conditions in 2010 compared with recessionary conditions a year ago have resulted in significant changes in the components of working capital from 2009 to 2010.  During 2010, we experienced increased demand and a production ramp-up, resulting in an increase in accounts payable and customer advances, which was more than offset by increases in inventory and receivables.  In 2009, we were executing our strategic “trough” plans as demand and production were decreasing.  This resulted in significant decreases in inventory and receivables, which were partially offset by decreases in accounts payable and accrued expenses.  Net cash used for investing activities in 2010 was $3.18 billion compared with $836 million for the same period in 2009.  The change was primarily due to the use of cash for the acquisition of Electro-Motive Diesel (EMD) and loans to Cat Financial in 2010, compared with net payments from Cat Financial in 2009.  Net cash used for financing activities in 2010 was $2.86 billion, primarily a result of payments on long-term debt and dividend payments.  During the same period in 2009, net cash used for financing activities was $1.58 billion, as proceeds from loans with Cat Financial of $963 million were more than offset by payments on short-term borrowings and dividends.

Our priorities for the use of cash are maintaining a strong financial position that helps protect our credit rating, providing capital to support growth, appropriately funding employee benefit plans, paying dividends and repurchasing common stock with excess cash.

Strong financial position — A key measure of Machinery and Power Systems financial strength used by both management and our credit rating agencies is Machinery and Power Systems’ debt-to-capital ratio.  Debt-to-capital is defined as short-term borrowings, long-term debt due within one year, redeemable noncontrolling interest and long-term debt due after one year (debt) divided by the sum of debt (including redeemable noncontrolling interest) and stockholders’ equity.  Debt also includes borrowings from Financial Products.  The debt-to-capital ratio for Machinery and Power Systems was 34.8 percent at December 31, 2010, slightly below our target range of 35 to 45 percent, compared with 47.2 percent at December 31, 2009.  Lower debt levels along with higher profits during 2010 have contributed to the reduction in the debt-to-capital ratio.  In addition to the debt-to-capital ratios, certain rating agencies have increased their focus on the extent to which Caterpillar and Cat Financial have cash and cash equivalents and unused credit lines available to meet short-term debt requirements.  Caterpillar and Cat Financial have been taking this focus into account when planning for liquidity needs.  This focus has resulted in higher cash balances for Caterpillar and Cat Financial.

Capital to support growth — Capital expenditures during 2010 were $1.66 billion, an increase of $163 million compared with 2009.  We expect capital expenditures to be about $3 billion in 2011, an increase of more than 80 percent compared with 2010.  During 2010, we completed investments and acquisitions (net of cash acquired) for $1.09 billion, including the acquisition of EMD for $901 million.  In 2011, we anticipate closing the acquisitions of Motoren-Werke Mannheim (MWM) for approximately euro 580 million and Bucyrus for approximately $8.6 billion.  The Bucyrus transaction value consists of a payment to Bucyrus shareholders of approximately $7.6 billion and the assumption of net debt of approximately $1.0 billion.  The acquisition of MWM is expected to be funded by available cash. The Bucyrus acquisition is expected to be funded by a combination of available cash, new debt issuances, and up to $2 billion in new equity issuances.

Appropriately funded employee benefit plans — At the end of 2010, our worldwide pension plans were 81 percent funded, up from 76 percent at the end of 2009.  We contributed $977 million to our pension plans in 2010.  Strong asset returns that were well above our benchmarks contributed to the increase in funded status.  We expect to make about $1 billion in contributions in 2011.  From June 2009 to October 2010, the company funded the 401(k) employer match with company stock.  This equated to a contribution of $94 million (1.5 million shares) in 2010.

Paying dividends — Dividends paid totaled $1.08 billion in 2010, representing 42 cents per share paid in the first and second quarters and 44 cents per share paid in the third and fourth quarters.  Each quarter, our Board of Directors reviews the company’s dividend for the applicable quarter.  The Board evaluates the financial condition of the company and considers the economic outlook, corporate cash flow, the company’s liquidity needs, and the health and stability of global credit markets to determine whether to maintain or change the quarterly dividend.  On June 9, 2010, we increased the quarterly cash dividend 5 percent to 44 cents per share.

Common stock repurchases — Pursuant to the February 2007 Board-authorized stock repurchase program, which expires on December 31, 2011, $3.8 billion of the $7.5 billion authorized was spent through 2008.  The stock repurchase program has been suspended since the first quarter of 2009.  Due to the size of acquisitions that we expect to close, particularly Bucyrus, we do not expect to buy back stock in 2011.  Basic shares outstanding as of December 31, 2010 were 639 million.

Financial Products

Financial Products operating cash flow was $878 million, compared with $1.10 billion for 2009.  The decrease in operating cash flow was primarily related to the absence of cash proceeds from liquidated interest rate swaps.  Net cash provided by investing activities in 2010 was $1.02 billion, compared with $3.37 billion in 2009. This change is primarily the result of higher additions to finance receivables and lower proceeds from the sale of finance receivables at Cat Financial, partially offset by higher collections and the net impact of intercompany borrowings.  Net cash used for financing activities in 2010 was $2.69 billion, compared with $3.08 billion in 2009, primarily related to the net impact of intercompany borrowings, partially offset by a $600 million dividend payment to Caterpillar Inc.

During 2010, Cat Financial’s overall portfolio quality reflected continued improvement in global economic conditions.  At the end of 2010, past dues were 3.87 percent, down from 4.88 percent at the end of the third quarter of 2010 and 5.54 percent at the end of 2009.  We expect past dues to continue to trend lower during 2011.

Bad debt write-offs, net of recoveries, were $61 million for the fourth quarter of 2010, down from $78 million in the third quarter.  Write-offs, net of recoveries, were $237 million for full—year 2010, compared with $253 million for 2009.  Full-year 2010 write-offs, net of recoveries, were 1.04 percent of average annual retail portfolio, compared with 1.03 percent in 2009.

At year-end 2010, the allowance for credit losses was 1.57 percent of net finance receivables, compared with 1.61 percent at the end of the third quarter of 2010 and 1.64 percent at the end of 2009.  The trend reflects improving portfolio performance metrics and the write-off of accounts previously identified as potential credit losses in the allowance account.  Cat Financial’s allowance for credit losses totaled $363 million at December 31, 2010, compared with $377 million at December 31, 2009.

Cat Financial experienced favorable liquidity conditions in all key global funding markets during 2010. Commercial Paper (CP) market liquidity and pricing continued to be favorable, with CP outstanding totaling $2.7 billion at year-end supported by the Credit Facility.  During 2010, Cat Financial issued ¥10 billion in Japanese yen, € 415 million in euro, A$250 million in Australian dollar, C$200 million in Canadian dollar, ¥1 billion in Chinese yuan and $1.9 billion in medium-term notes.  Throughout 2010, Cat Financial’s CP, term debt issuance and year-to-date portfolio cash receipts have provided sufficient liquidity for operations.

Dividends paid per common share
Quarter	2010	2009	2008
First	$.420	$.420	$.360
Second	.420	.420	.360
Third	.440	.420	.420
Fourth	.440	.420	.420
	$1.720	$1.680	$1.560

Contractual obligations

The company has committed cash outflow related to long-term debt, operating lease agreements, postretirement obligations, purchase obligations, interest on long-term debt and other long-term contractual obligations. Minimum payments for these obligations are:

(Millions of dollars)	2011	2012	2013	2014	2015	After 2015	Total
Long-term debt:
Machinery and Power Systems (excluding capital leases)	$441	$55	$352	$—	$—	$4,017	$4,865
Machinery and Power Systems-capital leases	54	26	14	8	5	28	135
Financial Products	3,430	4,825	4,243	2,015	887	3,962	19,362
Total long-term debt	3,925	4,906	4,609	2,023	892	8,007	24,362
Operating leases	284	228	177	156	124	379	1,348
Postretirement obligations(1)	1,165	870	900	1,160	1,110	3,250	8,455
Purchase obligations:
Accounts payable(2)	5,856	—	—	—	—	—	5,856
Purchase orders(3)	9,156	1	—	—	—	—	9,157
Other contractual obligations(4)	269	184	186	183	46	59	927
Total purchase obligations	15,281	185	186	183	46	59	15,940
Interest on long-term debt(5)	1,039	869	731	580	520	5,950	9,689
Other long-term obligations(6)	198	135	96	55	34	13	531
Total contractual obligations	$21,892	$7,193	$6,699	$4,157	$2,726	$17,658	$60,325

(1)   Amounts represent expected contributions to our pension and other postretirement benefit plans through 2020, offset by expected Medicare Part D subsidy receipts.

(2)   Amount represents invoices received and recorded as liabilities in 2010, but scheduled for payment in 2011. These represent short-term obligations made in the ordinary course of business.

(3)   Amount represents contractual obligations for material and services on order at December 31, 2010 but not yet delivered. These represent short-term obligations made in the ordinary course of business.

(4)   Amounts represent long-term commitments entered into with key suppliers for minimum purchases quantities.

(5)   Amounts represent estimated contractual interest payments on long-term debt, including capital lease interest payments.

(6)   Amounts represent contractual obligations primarily related to software license contracts, IT consulting contracts and outsourcing contracts for benefit plan administration and software system support.

The total amount of gross unrecognized tax benefits for uncertain tax positions, including positions impacting only the timing of tax benefits, was $789 million at December 31, 2010.  Payment of these obligations would result from settlements with taxing authorities. Due to the difficulty in determining the timing of settlements, these obligations are not included in the table above.  We do not expect a significant tax payment related to these obligations within the next year.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts. The more significant estimates include: residual values for leased assets, fair values for goodwill impairment tests, impairment of available-for-sale securities, warranty liability, stock-based compensation, reserves for product liability and insurance losses, postretirement benefits, post-sale discounts, credit losses and income taxes. We have incorporated many years of data into the determination of each of these estimates and we have not historically experienced significant adjustments. These assumptions are reviewed at least annually with the Audit Committee of the Board of Directors. Following are the methods and assumptions used in determining our estimates and an indication of the risks inherent in each.

Residual values for leased assets — The residual values for Cat Financial’s leased assets, which are based upon the estimated wholesale market value of leased equipment at the time of the expiration of the lease, are based on a careful analysis of historical wholesale market sales prices, projected forward on a level trend line without consideration for inflation or possible future pricing action.  At the inception of the lease, residual values are derived from consideration of the following critical factors: market size and demand, any known significant market/product trends, total expected hours of usage, machine configuration, application, location, model changes, quantities and past re-marketing experience, third-party residual guarantees and contractual customer purchase options.  During the term of the leases, residual amounts are monitored.  If estimated market values reflect a non-temporary impairment due to economic factors, obsolescence or other adverse circumstances, the residuals are adjusted to the lower estimated values by a charge to earnings.  For equipment on operating leases, the charge is recognized through depreciation expense.  For finance leases, it is recognized through a reduction of finance revenue.

Fair values for goodwill impairment tests — We test goodwill for impairment annually, at the reporting unit level, and whenever events or circumstances make it likely that an impairment may have occurred, such as a significant adverse change in the business climate or a decision to sell all or a portion of a reporting unit.  We perform our annual goodwill impairment test as of October 1 and monitor for interim triggering events on an ongoing basis.

Goodwill is reviewed for impairment utilizing a two-step process.  The first step requires us to compare the fair value of each reporting unit to the respective carrying value, which includes goodwill.  If the fair value of the reporting unit exceeds its carrying value, the goodwill is not considered impaired.  If the carrying value is greater than the fair value, there is an indication that an impairment may exist and the second step is required.  In step two, the implied fair value of the goodwill is calculated as the excess of the fair value of a reporting unit over the fair values assigned to its assets and liabilities.  If the implied fair value of goodwill is less than the carrying value of the reporting unit’s goodwill, the difference is recognized as an impairment loss.

The impairment test process requires valuation of the respective reporting unit, which we primarily determine using an income approach based on a discounted five year forecasted cash flow with a year-five residual value. The residual value is computed using the constant growth method, which values the forecasted cash flows in perpetuity. The income approach is supported by a reconciliation of our calculated fair value for Caterpillar to the company’s market capitalization. The assumptions about future cash flows and growth rates are based on each reporting unit’s long-term forecast and are subject to review and approval by senior management. The discount rate is based on our weighted average cost of capital, which we believe approximates the rate from a market participant’s perspective. The estimated fair value could be impacted by changes in market conditions, interest rates, growth rates, tax rates, costs, pricing and capital expenditures.

The 2010 annual impairment test, completed in the fourth quarter, indicated the fair value of each reporting unit was well above its respective carrying value, including goodwill. Additionally, Caterpillar’s market capitalization has remained significantly above the net book value of the company.  The 2009 annual impairment test indicated the fair value of each of our reporting units was above its respective carrying value, including goodwill, with the exception of our Forest Products reporting unit.  Because the carrying value of Forest Products exceeded its fair value, step two in the impairment test process was required.  We allocated the fair value to the unit’s assets and liabilities and determined the implied fair value of the goodwill was insignificant.  Accordingly, we recognized a $22 million non-cash goodwill impairment charge in 2009 for Forest Products’ entire goodwill amount.  The primary factor contributing to the impairment was the historic decline in demand for purpose built forest product machines caused by the significant reduction in U.S. housing construction, lower prices for pulp, paper and wood product commodities, and reduced capital availability in the forest products industry.

A prolonged economic downturn resulting in lower long-term growth rates and reduced long-term profitability may reduce the fair value of our reporting units. Industry specific events or circumstances that have a negative impact to the valuation assumptions may also reduce the fair value of our reporting units.  Should such events occur and it becomes more likely than not that a reporting unit’s fair value has fallen below its carrying value, we will perform an interim goodwill impairment test(s), in addition to the annual impairment test.  Future impairment tests may result in a goodwill impairment, depending on the outcome of both step one and step two of the impairment review process.  A goodwill impairment would be reported as a non-cash charge to earnings.

Impairment of available-for-sale securities — Available-for-sale securities, primarily at Cat Insurance, are reviewed at least quarterly to identify fair values below cost which may indicate that a security is impaired and should be written down to fair value.

For debt securities, once a security’s fair value is below cost we utilize data gathered by investment managers, external sources and internal research to monitor the performance of the security to determine whether an other-than-temporary impairment has occurred.  These reviews, which include an analysis of whether it is more likely than not that we will be required to sell the security before its anticipated recovery, consist of both quantitative and qualitative analysis and require a degree of management judgment.  Securities in a loss position are monitored and assessed at least quarterly based on severity of loss and may be deemed other-than-temporarily impaired at any time.  Once a security’s fair value has been twenty percent or more below its original cost for six consecutive months, the security will be other-than-temporarily impaired unless there are sufficient facts and circumstances supporting otherwise.

For equity securities in a loss position, determining whether the security is other-than-temporarily impaired requires an analysis of the securities’ historical sector returns and volatility. This information is utilized to estimate the security’s future fair value to assess whether the security has the ability to recover to its original cost over a reasonable period of time as follows:

•        Historical annualized sector returns over a two-year period are analyzed to estimate the security’s fair value over the next two years.

•        The volatility factor for the security is applied to the sector historical returns to further estimate the fair value of the security over the next two years.

In the event the estimated future fair value is less than the original cost, qualitative factors are then considered in determining whether a security is other-than-temporarily impaired, which includes reviews of the following:  significant changes in the regulatory, economic or technological environment of the investee, significant changes in the general market condition of either the geographic area or the industry in which the investee operates, and length of time and the extent to which the fair value has been less than cost.  These qualitative factors are subjective and require a degree of management judgment.

Warranty liability — At the time a sale is recognized, we record estimated future warranty costs.  The warranty liability is determined by applying historical claim rate experience to the current field population and dealer inventory.  Generally, historical claim rates are based on actual warranty experience for each product by machine model/engine size.  Specific rates are developed for each product build month and are updated monthly based on actual warranty claim experience.  Warranty costs may differ from those estimated if actual claim rates are higher or lower than our historical rates.

Stock-based compensation — We use a lattice-based option-pricing model to calculate the fair value of our stock options and SARs.  The calculation of the fair value of the awards using the lattice-based option-pricing model is affected by our stock price on the date of grant as well as assumptions regarding the following:

•        Volatility is a measure of the amount by which the stock price is expected to fluctuate each year during the expected term of the award and is based on historical and current implied volatilities from traded options on Caterpillar stock. The implied volatilities from traded options are impacted by changes in market conditions.  An increase in the volatility would result in an increase in our expense.

•        The expected term represents the period of time that awards granted are expected to be outstanding and is an output of the lattice-based option-pricing model. In determining the expected term of the award, future exercise and forfeiture patterns are estimated from Caterpillar employee historical exercise behavior.  These patterns are also affected by the vesting conditions of the award.  Changes in the future exercise behavior of employees or in the vesting period of the award could result in a change in the expected term.  An increase in the expected term would result in an increase to our expense.

•        The weighted-average dividend yield is based on Caterpillar’s historical dividend yields.  As holders of stock-based awards do not receive dividend payments, this could result in employees retaining the award for a longer period of time if dividend yields decrease or exercising the award sooner if dividend yields increase.  A decrease in the dividend yield would result in an increase in our expense.

•        The risk-free interest rate is based on the U.S. Treasury yield curve in effect at time of grant.  As the risk-free interest rate increases, the expected term increases, resulting in an increase in our expense.

The fair value of our RSUs is determined by reducing the stock price on the date of grant by the present value of the estimated dividends to be paid during the vesting period. The estimated dividends are based on Caterpillar’s weighted-average dividend yields. A decrease in the dividend yield would result in an increase in our expense.

Stock-based compensation expense recognized during the period is based on the value of the number of awards that are expected to vest.  In determining the stock-based compensation expense to be recognized, a forfeiture rate is applied to the fair value of the award.  This rate represents the number of awards that are expected to be forfeited prior to vesting and is based on Caterpillar employee historical behavior.  Changes in the future behavior of employees could impact this rate.  A decrease in this rate would result in an increase in our expense.

Product liability and insurance loss reserve — We determine these reserves based upon reported claims in process of settlement and actuarial estimates for losses incurred but not reported. Loss reserves, including incurred but not reported reserves, are based on estimates and ultimate settlements may vary significantly from such estimates due to increased claims frequency or severity over historical levels.

Postretirement benefits — Primary actuarial assumptions were determined as follows:

•                  The U.S. expected long-term rate of return on plan assets is based on our estimate of long-term passive returns for equities and fixed income securities weighted by the allocation of our plan assets. Based on historical performance, we increase the passive returns due to our active management of the plan assets. A similar process is used to determine the rate for our non-U.S. pension plans. This rate is impacted by changes in general market conditions, but because it represents a long-term rate, it is not significantly impacted by short-term market swings. Changes in our allocation of plan assets would also impact this rate. For example, a shift to more fixed income securities would lower the rate. A decrease in the rate would increase our expense.

•                  The assumed discount rate is used to discount future benefit obligations back to today’s dollars.  The U.S. discount rate is based on a benefit cash flow-matching approach and represents the rate at which our benefit obligations could effectively be settled as of our measurement date, December 31.  The benefit cash flow-matching approach involves analyzing Caterpillar’s projected cash flows against a high quality bond yield curve, calculated using a wide population of corporate Aa bonds available on the measurement date.  The very highest and lowest yielding bonds (top and bottom 10%) are excluded from the analysis.  A similar approach is used to determine the assumed discount rate for our most significant non-U.S. plans. This rate is sensitive to changes in interest rates. A decrease in the discount rate would increase our obligation and future expense.

•                  The expected rate of compensation increase is used to develop benefit obligations using projected pay at retirement. It represents average long-term salary increases. This rate is influenced by our long-term compensation policies. An increase in the rate would increase our obligation and expense.

•                  The assumed health care trend rate represents the rate at which health care costs are assumed to increase and is based  on historical and expected experience. Changes in our projections of future health care costs due to general economic conditions and those specific to health care (e.g., technology driven cost changes) will impact this trend rate. An increase in the trend rate would increase our obligation and expense.

Post-sale discount reserve — We provide discounts to dealers through merchandising programs.  We have numerous programs that are designed to promote the sale of our products.  The most common dealer programs provide a discount when the dealer sells a product to a targeted end user.  The amount of accrued post-sale discounts was $779 million, $662 million and $828 million as of December 31, 2010, 2009 and 2008, respectively.  The reserve represents discounts that we expect to pay on previously sold units and is reviewed at least quarterly.  The reserve is adjusted if discounts paid differ from those estimated.  Historically, those adjustments have not been material.

Credit loss reserve — Management’s ongoing evaluation of the adequacy of the allowance for credit losses considers both impaired and unimpaired finance receivables and takes into consideration past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of underlying collateral and current economic conditions. In estimating probable losses we review accounts that are past due, non-performing, in bankruptcy or otherwise identified as at risk for potential credit loss including accounts which have been modified.  Accounts are identified as at risk for potential credit loss using information available about the customer, such as financial statements, news reports and published credit ratings as well as general information regarding industry trends and the general economic environment.

The allowance for credit losses attributable to specific accounts is based on the most probable source of repayment, which is normally the liquidation of collateral. In determining collateral value we estimate current fair value of collateral and factor in credit enhancements such as additional collateral and third-party guarantees. The allowance for credit losses attributable to the remaining accounts is a general allowance based upon the risk in the portfolio, primarily using probabilities of default and an estimate of associated losses. In addition, qualitative factors not able to be fully captured in previous analysis including industry trends, macroeconomic factors and model imprecision are considered in the evaluation of the adequacy of the allowance for credit losses. These qualitative factors are subjective and require a degree of management judgment.

While management believes it has exercised prudent judgment and applied reasonable assumptions, there can be no assurance that in the future, changes in economic conditions or other factors would not cause changes in the financial health of our customers. If the financial health of our customer deteriorates, the timing and level of payments received could be impacted and therefore, could result in a change to our estimated losses.

Income tax reserve — We are subject to the income tax laws of the many jurisdictions in which we operate.  These tax laws are complex, and the manner in which they apply to our facts is sometimes open to interpretation.  In establishing the provision for income taxes, we must make judgments about the application of these inherently complex tax laws.

Despite our belief that our tax return positions are consistent with applicable tax laws, we believe that taxing authorities could challenge certain positions. Settlement of any challenge can result in no change, a complete disallowance, or some partial adjustment reached through negotiations or litigation. We record tax benefits for uncertain tax positions based upon management’s evaluation of the information available at the reporting date.  To be recognized in the financial statements, a tax benefit must be at least more likely than not of being sustained based on technical merits.  The benefit for positions meeting the recognition threshold is measured as the largest benefit more likely than not of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  Significant judgment is required in making these determinations and adjustments to unrecognized tax benefits may be necessary to reflect actual taxes payable upon settlement.  Adjustments related to positions impacting the effective tax rate affect the provision for income taxes.  Adjustments related to positions impacting the timing of deductions impact deferred tax assets and liabilities.

Our income tax positions and analysis are based on currently enacted tax law.  Future changes in tax law could significantly impact the provision for income taxes, the amount of taxes payable, and the deferred tax asset and liability balances.  Deferred tax assets generally represent tax benefits for tax deductions or credits available in future tax returns.  Certain estimates and assumptions are required to determine whether it is more likely than not that all or some portion of the benefit of a deferred tax asset will not be realized.  In making this assessment, management analyzes and estimates the impact of future taxable income, reversing temporary differences and available prudent and feasible tax planning strategies.  Should a change in facts or circumstances lead to a change in judgment about the ultimate realizability of a deferred tax asset, we record or adjust the related valuation allowance in the period that the change in facts and circumstances occurs, along with a corresponding increase or decrease in the provision for income taxes.

A provision for U.S. income taxes has not been recorded on undistributed profits of our non-U.S. subsidiaries that we have determined to be indefinitely reinvested outside the U.S.  If management intentions or U.S. tax law changes in the future, there may be a significant negative impact on the provision for income taxes to record an incremental tax liability in the period the change occurs. A deferred tax asset is recognized only if we have definite plans to generate a U.S. tax benefit by repatriating earnings in the foreseeable future.

GLOBAL WORKFORCE

Caterpillar worldwide full-time employment was 104,490 at the end of 2010 compared with 93,813 at year-end 2009, an increase of  10,677 full-time employees.  In addition, we increased the flexible workforce by 11,046 for a total increase in the global workforce of 21,723.

The increase was a result of higher sales, led by demand from developing economies that drove significantly higher worldwide production and exports from the United States.  In addition, acquisitions, primarily EMD, added 2,715 people.

Full-Time Employees at Year-End	2010	2009	2008
Inside U.S.	47,319	43,251	53,509
Outside U.S.	57,171	50,562	59,378
Total	104,490	93,813	112,887

By Region:
North America	48,540	43,999	54,284
EAME	22,977	22,790	26,983
Latin America	15,220	10,776	14,403
Asia/Pacific	17,753	16,248	17,217
Total	104,490	93,813	112,887

OTHER MATTERS

ENVIRONMENTAL AND LEGAL MATTERS

The company is regulated by federal, state and international environmental laws governing our use, transport and disposal of substances and control of emissions. In addition to governing our manufacturing and other operations, these laws often impact the development of our products, including, but not limited to, required compliance with air emissions standards applicable to internal combustion engines. Compliance with these existing laws has not had a material impact on our capital expenditures, earnings or global competitive position.

We are engaged in remedial activities at a number of locations, often with other companies, pursuant to federal and state laws.  When it is reasonably probable we will pay remedial costs at a site, and those costs can be reasonably estimated, the costs are charged against our earnings.  In formulating that estimate, we do not consider amounts expected to be recovered from insurance companies or others.  The amount recorded for environmental remediation is not material and is included in the line item Accrued expenses in the Consolidated Statement of Financial Position.

We cannot reasonably estimate costs at sites in the very early stages of remediation.  Currently, we have a few sites in the very early stages of remediation, and there is no more than a remote chance that a material amount for remedial activities at any individual site, or at all sites in the aggregate, will be required.

We have disclosed certain individual legal proceedings in this filing.  Additionally, we are involved in other unresolved legal actions that arise in the normal course of business. The most prevalent of these unresolved actions involve disputes related to product design, manufacture and performance liability (including claimed asbestos and welding fumes exposure), contracts, employment issues, environmental matters or intellectual property rights.  The aggregate range of reasonably possible losses in excess of accrued liabilities, if any, associated with these unresolved legal actions is not material.  In some cases, we cannot reasonably estimate a range of loss because there is insufficient information regarding the matter.  However, there is no more than a remote chance that any liability arising from these matters would be material.  Although it is not possible to predict with certainty the outcome of these unresolved legal actions, we believe that these actions will not individually or in the aggregate have a material adverse effect on our consolidated results of operations, financial position or liquidity.

On May 14, 2007, the U.S. Environmental Protection Agency (EPA) issued a Notice of Violation to Caterpillar Inc., alleging various violations of Clean Air Act Sections 203, 206 and 207.  EPA claims that Caterpillar violated such sections by shipping engines and catalytic converter after-treatment devices separately, introducing into commerce a number of uncertified and/or misbuilt engines, and failing to timely report emissions-related defects.  Caterpillar is currently engaged in negotiations with EPA and the U.S. Department of Justice to resolve these issues.  On July 9, 2010, the Department of Justice issued a penalty demand to Caterpillar seeking a civil penalty of $3.2 million and implementation of injunctive relief involving expanded use of certain technologies.  Caterpillar continues to cooperate with EPA and the Department of Justice and, while penalties will likely exceed $100,000, management does not believe that this issue will have a material adverse impact on our consolidated results of operations, financial position or liquidity.

On February 8, 2009, an incident at Caterpillar’s Joliet, Illinois facility resulted in the release of approximately 3,000 gallons of wastewater into the Des Plaines River.  In coordination with state and federal authorities, appropriate remediation measures have been taken.  On February 23, 2009, the Illinois Attorney General filed a Complaint in Will County Circuit Court containing seven counts of violations of state environmental laws and regulations.  Caterpillar recently settled this matter with the State of Illinois, resolving all allegations in the Complaint.  This settlement does not have a material adverse impact on our consolidated results of operations, financial position, or liquidity. In addition, on March 5, 2009, the EPA served Caterpillar with a Notice of Intent to file a Civil Administrative Action (notice), indicating the EPA’s intent to seek civil penalties for alleged violations of the Clean Water Act and Oil Pollution Act.  On January 25, 2010, the EPA issued a revised notice seeking civil penalties in the amount of $167,800, and Caterpillar responded to the revised notice and is engaged in follow up discussions with the EPA. At this time, we do not believe this remaining proceeding will have a material adverse impact on our consolidated results of operations, financial position or liquidity.

In May 2010, an incident at Caterpillar’s Gosselies, Belgium facility resulted in the release of wastewater into the Perupont River.  In coordination with local authorities, appropriate remediation measures have been taken.  In January 2011, Caterpillar learned that the public prosecutor for the Belgian administrative district of Charleroi had referred the matter to an examining magistrate of the civil court of Charleroi for further investigation.  Caterpillar is cooperating with the Belgian authorities on this investigation.  At this time, it is uncertain whether penalties will be assessed, and any penalties could potentially exceed $100,000.  Management does not believe this matter will have a material adverse impact on our consolidated results of operations, financial position or liquidity.

RETIREMENT BENEFITS

In September 2006, the FASB issued guidance on employers’ accounting for defined benefit pension and other postretirement plans, which requires the recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet.  Also, the measurement date — the date at which the benefit obligation and plan assets are measured — is required to be the company’s fiscal year-end. We adopted the balance sheet recognition provisions at December 31, 2006, and adopted the year-end measurement date effective January 1, 2008 using the one measurement approach.  Under the one measurement approach, net periodic benefit cost for the period between any early measurement date and the end of the fiscal year that the measurement provisions are applied is allocated proportionately between amounts to be recognized as an adjustment of Profit employed in the business and net periodic benefit cost for the fiscal year.  Previously, we used a November 30th measurement date for our U.S. pension and other postretirement benefit plans and September 30th for our non-U.S. plans.  The adoption of the year-end measurement date provisions of this guidance increased January 1, 2008 assets by $8 million, increased liabilities by $24 million and reduced stockholders’ equity by $16 million.  The adoption of this guidance did not impact our results of operations.

We recognized pension expense of $677 million in 2010 as compared to $620 million in 2009. The increase in expense was primarily the result of increased amortization of net actuarial losses due to significant asset losses in 2008, lower discount rates at the end of 2009 and $28 million of curtailment costs due a U.S. pension plan change (discussed below), partially offset by the absence of $169 million of curtailment, settlement and special termination benefit costs due to voluntary and involuntary separation programs (discussed below) recognized in 2009.  Accounting guidance on retirement benefits requires companies to discount future benefit obligations back to today’s dollars using a discount rate that is based on high-quality fixed-income investments. A decrease in the discount rate increases the pension benefit obligation, while an increase in the discount rate decreases the pension benefit obligation.  This increase or decrease in the pension benefit obligation is recognized in Accumulated other comprehensive income (loss) and subsequently amortized into earnings as an actuarial gain or loss.  The guidance also requires companies to use an expected long-term rate of return on plan assets for computing current year pension expense.  Differences between the actual and expected asset returns are also recognized in Accumulated other comprehensive income (loss) and subsequently amortized into earnings as actuarial gains and losses. At the end of 2010, total actuarial losses recognized in Accumulated other comprehensive income (loss) were $6.07 billion, as compared to $6.33 billion in 2009. The majority of the actuarial losses are due to lower discount rates, losses from other demographic and economic assumptions over the past several years and plan asset losses.  The $264 million decrease from 2009 to 2010 was primarily the result of better than expected asset returns and amortization into earnings of net actuarial losses during 2010, partially offset by a decrease in the discount rate.

In 2010, we recognized other postretirement benefit expense of $200 million compared to $277 million in 2009. The decrease in expense is primarily due to curtailment losses of $56 million recognized in 2009 as a result of employee separation programs and the impact of amendments to our U.S. support and management other postretirement benefit plan on 2010 expense (both discussed below).  Actuarial losses recognized in Accumulated other comprehensive income (loss) for other postretirement benefit plans were $1.20 billion at the end of 2010 as compared to $659 million at the end of 2009. These losses mainly reflect changes in our health care trend assumption and several years of declining discount rates, partially offset by gains from lower than expected health care costs. The losses were $536 million higher at the end of 2010 as compared to 2009 due to a decrease in the discount rate and changes in our health care trend and other demographic assumptions.

Actuarial losses for both pensions and other postretirement benefits will be impacted in future periods by actual asset returns, actual health care inflation, discount rate changes, actual demographic experience and other factors that impact these expenses. These losses, reported in Accumulated other comprehensive income (loss), will be amortized as a component of net periodic benefit cost on a straight-line basis over the average remaining service period of active employees expected to receive benefits under the benefit plans. At the end of 2010, the average remaining service period of active employees was 11 years for our U.S. pension plans, 15 years for our non-U.S. pension plans and 7 years for other postretirement benefit plans. We expect our amortization of net actuarial losses to increase approximately $150 million in 2011 as compared to 2010, primarily due to asset losses during 2008 and a decrease in the discount rate during 2010.  We expect our total pension and other postretirement benefits expense to increase approximately $100 million in 2011.

During 2009, voluntary and involuntary separation programs impacted employees participating in certain U.S. and non-U.S. pension and other postretirement benefit plans.  Due to the significance of these events, certain plans were re-measured as of January 31, 2009, March 31, 2009 and December 31, 2009.  Re-measurements for U.S. separation programs resulted in curtailment losses of $127 million to pension and $55 million to other postretirement benefit plans.  Special termination benefits of $6 million were also recognized for a U.S. pension early retirement program.  Re-measurements for non-U.S. separation programs resulted in pension settlement losses of $34 million, special termination benefits of $2 million to pension and curtailment losses of $1 million to other postretirement benefit plans.

In March 2009, we amended our U.S. support and management other postretirement benefit plan.  Beginning in 2010, certain retirees age 65 and older enrolled in individual health plans that work with Medicare, such as Medicare Advantage and Medicare Supplement plans, and no longer participate in a Caterpillar-sponsored group health plan.  In addition, Caterpillar began funding a tax-advantaged Health Reimbursement Arrangement (HRA) to assist the retirees with medical expenses.  The plan amendment required a plan re-measurement as of March 31, 2009, which resulted in a decrease in our Liability for postretirement benefits of $432 million and an increase in Accumulated other comprehensive income (loss) of $272 million net of tax.  The plan was further amended in December 2009 to define the HRA benefit that active employees will receive once they are retired and reach age 65.  The plan was re-measured at year-end 2009 and the December amendment resulted in a decrease in our Liability for postretirement benefits of $101 million and an increase in Accumulated other comprehensive income (loss) of $64 million net of tax.  These decreases will be amortized into earnings on a straight-line basis over approximately 7 years, the average remaining service period of active employees in the plan.  The amendments reduced other postretirement benefits expense by approximately $110 million and $60 million in 2010 and 2009, respectively.

In March 2010, the Patient Protection and Affordable Care Act (the PPACA) and the Health Care and Education Reconciliation Act of 2010 (H.R. 4872) which amends certain provisions of the PPACA were signed into law. The Medicare Part D retiree drug subsidies effectively become taxable beginning in 2013.

In August 2010, we announced changes in our U.S. support and management pension plans. Beginning January 1, 2011, retirement benefits for U.S. support and management employees will transition from defined benefit pension plans to defined contribution plans. The transition date is determined for each employee based upon age and years of service or proximity to retirement. Pension benefit accruals will freeze on either December 31, 2010 or December 31, 2019 at which time the employees will move to the new retirement benefit. This benefit will provide employees with a frozen pension benefit and a 401(k) plan that will include a matching contribution and a new annual employer contribution. The plan change required a re-measurement as of August 31, 2010, which resulted in an increase in our Liability for postretirement benefits of $1.32 billion and a decrease in Accumulated other comprehensive income (loss) of $831 million net of tax. The increase in the liability was due to a decline in the discount rate and lower than expected asset returns at the re-measurement date.  Curtailment expense of $28 million was also recognized in 2010 as a result of the plan change.

For our U.S. pension plans, our year-end 2010 asset allocation was 74 percent equity securities, 23 percent debt securities and 3 percent other.  The target allocation for 2011 is 70 percent equity securities and 30 percent debt securities. The year-end 2010 asset allocation for our non-U.S. pension plans was 54 percent equity securities, 33 percent debt securities, 6 percent real estate and 7 percent other. The 2011 target allocation for our non-U.S. pension plans is 62 percent equity securities, 31 percent debt securities, 6 percent real estate and 1 percent other. Our target asset allocations reflect our investment strategy of maximizing the rate of return on plan assets and the resulting funded status, within an appropriate level of risk. The U.S. plans are rebalanced to plus or minus five percentage points of the target asset allocation ranges on a monthly basis. The frequency of rebalancing for the non-U.S. plans varies depending on the plan.

The use of certain derivative instruments is permitted where appropriate and necessary for achieving overall investment policy objectives.  The U.S. plans utilize futures contracts to offset current equity positions in order to rebalance the total portfolio to the target asset allocation.  During 2008, approximately 5% of the U.S. pension plans’ assets were rebalanced from equity to fixed income positions through the use of futures contracts. The plans do not engage in futures contracts for speculative purposes.

During 2010, we made contributions of $919 million to our U.S. defined benefit pension plans and $58 million to our non-U.S. pension plans.  We made contributions of $886 million to our U.S. defined benefit plans in 2009, including a voluntary contribution of 18.2 million shares ($650 million) in Caterpillar stock, held as treasury stock.  Cash contributions of $263 million were made to our non-U.S. pension plans in 2009.  We expect to make approximately $1 billion of contributions during 2011, most of which are voluntary. We believe we have adequate liquidity resources to fund both U.S. and non-U.S. pension plans.

Actuarial assumptions have a significant impact on both pension and other postretirement benefit expenses. The effects of a one percentage point change in our primary actuarial assumptions on 2010 benefit costs and year-end obligations are included in the table below.

Postretirement Benefit Plan Actuarial Assumptions Sensitivity

Following are the effects of a one percentage-point change in our primary pension and other postretirement benefit actuarial assumptions (included in the following table) on 2010 pension and other postretirement benefits costs and obligations:

	2010 Benefit Cost		Year-end Benefit Obligation
(Millions of dollars)	One percentage- point increase	One percentage- point decrease	One percentage- point increase	One percentage- point decrease
Pension benefits:
Assumed discount rate	$(138)	$155	$(1,975)	$2,251
Expected rate of compensation increase	49	(48)	366	(349)
Expected long-term rate of return on plan assets	(118)	118	—	—
Other postretirement benefits:
Assumed discount rate	(18)	15	(512)	570
Expected rate of compensation increase	—	—	1	(1)
Expected long-term rate of return on plan assets	(11)	11	—	—
Assumed health care cost trend rate	27	(22)	304	(259)

Primary Actuarial Assumptions

	U.S. Pension Benefits			Non-U.S. Pension Benefits			Other Postretirement Benefits
	2010	2009	2008	2010	2009	2008	2010	2009	2008
Weighted-average assumptions used to determine benefit obligations, end of year:
Discount rate	5.1%	5.7%	6.1%	4.6%	4.8%	4.5%	5.0%	5.6%	6.0%
Rate of compensation increase	4.5%	4.5%	4.5%	4.2%	4.2%	3.8%	4.4%	4.4%	4.4%

Weighted-average assumptions used to determine net cost:
Discount rate	5.4%	6.3%	5.8%	4.8%	4.7%	5.3%	5.6%	6.3%	5.8%
Expected return on plan assets	8.5%	8.5%	9.0%	7.0%	6.6%	7.6%	8.5%	8.5%	9.0%
Rate of compensation increase	4.5%	4.5%	4.5%	4.2%	3.8%	4.0%	4.4%	4.4%	4.4%

Health care cost trend rates at year-end:
Health care trend rate assumed for next year							7.9%	7.0%	7.4%
Rate that the cost trend rate gradually declines to							5.0%	5.0%	5.0%
Year that the cost trend rate reaches ultimate rate							2019	2016	2016

SENSITIVITY

Foreign Exchange Rate Sensitivity

Machinery and Power Systems use foreign currency forward and option contracts to manage unmatched foreign currency cash inflow and outflow. Our objective is to minimize the risk of exchange rate movements that would reduce the U.S. dollar value of our foreign currency cash flow. Our policy allows for managing anticipated foreign currency cash flow for up to five years. Based on the anticipated and firmly committed cash inflow and outflow for our Machinery and Power Systems operations for the next 12 months and the foreign currency derivative instruments in place at year-end, a hypothetical 10 percent weakening of the U.S. dollar relative to all other currencies would adversely affect our expected 2011 cash flow for our Machinery and Power Systems operations by approximately $421 million. Last year similar assumptions and calculations yielded a potential $240 million adverse impact on 2010 cash flow.  We determine our net exposures by calculating the difference in cash inflow and outflow by currency and adding or subtracting outstanding foreign currency derivative instruments. We multiply these net amounts by 10 percent to determine the sensitivity.

Since our policy for Financial Products operations is to hedge the foreign exchange risk when the currency of our debt portfolio does not match the currency of our receivable portfolio, a 10 percent change in the value of the U.S. dollar relative to all other currencies would not have a material effect on our consolidated financial position, results of operations or cash flow. Neither our policy nor the effect of a 10 percent change in the value of the U.S. dollar has changed from that reported at the end of last year.

The effect of the hypothetical change in exchange rates ignores the effect this movement may have on other variables, including competitive risk. If it were possible to quantify this competitive impact, the results would probably be different from the sensitivity effects shown above. In addition, it is unlikely that all currencies would uniformly strengthen or weaken relative to the U.S. dollar. In reality, some currencies may weaken while others may strengthen. Our primary exposure (excluding competitive risk) is to exchange rate movements in the Australian dollar, British pound, Japanese yen and euro.

Interest Rate Sensitivity

For our Machinery and Power Systems operations, we have the option to use interest rate swaps to lower the cost of borrowed funds by attaching fixed-to-floating interest rate swaps to fixed-rate debt, and by entering into forward rate agreements on future debt issuances.  A hypothetical 100 basis point adverse move in interest rates along the entire interest rate yield curve would adversely affect 2011 pretax earnings of Machinery and Power Systems by $66 million. Last year, similar assumptions and calculations yielded a potential $13 million adverse impact on 2010 pretax earnings. This effect is caused by the interest rate fluctuations on our short-term debt and forward and fixed-to-floating interest rate swaps.

For our Financial Products operations, we use interest rate derivative instruments primarily to meet our match-funding objectives and strategies. We have a match-funding policy whereby the interest rate profile (fixed or floating rate) of our debt portfolio is matched to the interest rate profile of our earning asset portfolio (finance receivables and operating leases) within certain parameters. In connection with that policy, we use interest rate swap agreements to modify the debt structure. Match funding assists us in maintaining our interest rate spreads, regardless of the direction interest rates move.

In order to properly manage sensitivity to changes in interest rates, Financial Products measures the potential impact of different interest rate assumptions on pretax earnings. All on-balance sheet positions, including derivative financial instruments, are included in the analysis. The primary assumptions included in the analysis are that there are no new fixed rate assets or liabilities, the proportion of fixed rate debt to fixed rate assets remains unchanged and the level of floating rate assets and debt remain constant. Based on the December 31, 2010 balance sheet under these assumptions, the analysis estimates the impact of a 100 basis point immediate and sustained parallel rise in interest rates to be an $18 million annual decrease to pretax earnings.  Last year, similar assumptions and calculations yielded a potential $8 million adverse impact on 2010 pretax earnings.

This analysis does not necessarily represent our current outlook of future market interest rate movement, nor does it consider any actions management could undertake in response to changes in interest rates. Accordingly, no assurance can be given that actual results would be consistent with the results of our estimate.

NON-GAAP FINANCIAL MEASURES

The following definitions are provided for “non-GAAP financial measures” in connection with Item 10(e) of Regulation S-K issued by the Securities and Exchange Commission.  These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore are unlikely to be comparable to the calculation of similar measures for other companies.  Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

Profit Per Share Excluding Redundancy Costs

During the fourth quarter of 2009, redundancy costs related to employment reductions in response to the global recession were $65 million or $0.05 per share.  2009 redundancy costs were $706 million or $0.75 per share.  We believe it is important to separately quantify the profit-per-share impact of redundancy costs in order for our 2009 results to be meaningful to our readers.  Reconciliation of profit per share excluding redundancy costs to the most directly comparable GAAP measure, profit per share is as follows:

	Fourth Quarter 2009	2009
Profit per share	$.36	$1.43
Per share redundancy costs	$.05	$.75
Profit per share excluding redundancy costs	$.41	$2.18

Supplemental Consolidating Data

We are providing supplemental consolidating data for the purpose of additional analysis.  The data has been grouped as follows:

Consolidated—Caterpillar Inc. and its subsidiaries.

Machinery and Power Systems—The Machinery and Power Systems data contained in the schedules on pages A-114 to A-116 are “non-GAAP financial measures” as defined by the Securities and Exchange Commission in Regulation G. These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP, and therefore, are unlikely to be comparable with the calculation of similar measures for other companies. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures. Caterpillar defines Machinery and Power Systems as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Machinery and Power Systems information relates to our design, manufacturing, marketing and parts distribution operations. Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment. The nature of these businesses is different, especially with regard to the financial position and cash flow items. Caterpillar management utilizes this presentation internally to highlight these differences. We also believe this presentation will assist readers in understanding our business.

Financial Products— primarily our finance and insurance subsidiaries, Cat Financial and Cat Insurance.

Consolidating Adjustments—eliminations of transactions between Machinery and Power Systems and Financial Products.

Pages A-114 to A-116 reconcile Machinery and Power Systems with Financial Products on the equity basis to Caterpillar Inc. consolidated financial information.

Supplemental Data for Results of Operations

For The Years Ended December 31

				Supplemental consolidating data
	Consolidated			Machinery & Power Systems(1)			Financial Products			Consolidating Adjustments
(Millions of dollars)	2010	2009	2008	2010	2009	2008	2010	2009	2008	2010		2009		2008
Sales and revenues:
Sales of Machinery and Power Systems	$39,867	$29,540	$48,044	$39,867	$29,540	$48,044	$—	$—	$—	$—		$—		$—
Revenues of Financial Products	2,721	2,856	3,280	—	—	—	2,986	3,168	3,588	(265	)(2)	(312	)(2)	(308	)(2)
Total sales and revenues	42,588	32,396	51,324	39,867	29,540	48,044	2,986	3,168	3,588	(265)		(312)		(308)

Operating costs:
Cost of goods sold	30,367	23,886	38,415	30,367	23,886	38,415	—	—	—	—		—		—
Selling, general and administrative expenses	4,248	3,645	4,399	3,689	3,085	3,812	603	579	616	(44	)(3)	(19	)(3)	(29	)(3)
Research and development expenses	1,905	1,421	1,728	1,905	1,421	1,728	—	—	—	—		—		—
Interest expense of Financial Products	914	1,045	1,153	—	—	—	916	1,048	1,162	(2	)(4)	(3	)(4)	(9	)(4)
Other operating (income) expenses	1,191	1,822	1,181	119	691	(33)	1,080	1,160	1,231	(8	)(3)	(29	)(3)	(17	)(3)
Total operating costs	38,625	31,819	46,876	36,080	29,083	43,922	2,599	2,787	3,009	(54)		(51)		(55)

Operating profit	3,963	577	4,448	3,787	457	4,122	387	381	579	(211)		(261)		(253)

Interest expense excluding Financial Products	343	389	274	407	475	270	—	—	—	(64	)(4)	(86	)(4)	4	(4)
Other income (expense)	130	381	327	(77)	192	95	60	14	(25)	147	(5)	175	(5)	257	(5)

Consolidated profit before taxes	3,750	569	4,501	3,303	174	3,947	447	395	554	—		—		—
Provision (benefit) for income taxes	968	(270)	953	882	(342)	822	86	72	131	—		—		—
Profit of consolidated companies	2,782	839	3,548	2,421	516	3,125	361	323	423	—		—		—
Equity in profit (loss) of unconsolidated affiliated companies	(24)	(12)	37	(24)	(12)	38	—	—	(1)	—		—		—
Equity in profit of Financial Products’subsidiaries	—	—	—	350	307	409	—	—	—	(350	)(6)	(307	)(6)	(409	)(6)

Profit of consolidated and affiliated companies	2,758	827	3,585	2,747	811	3,572	361	323	422	(350)		(307)		(409)

Less: Profit (loss) attributable to noncontrolling interests	58	(68)	28	47	(84)	15	11	16	13	—		—		—

Profit (7)	$2,700	$895	$3,557	$2,700	$895	$3,557	$350	$307	$409	$(350)		$(307)		$(409)

(1)	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
(2)	Elimination of Financial Products’ revenues earned from Machinery and Power Systems.
(3)	Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.
(4)	Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.
(5)	Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.
(6)	Elimination of Financial Products’ profit due to equity method of accounting.
(7)	Profit attributable to common stockholders.

Supplemental Data for Financial Position

At December 31

			Supplemental consolidating data
	Consolidated		Machinery & Power Systems(1)		Financial Products		Consolidating Adjustments
(Millions of dollars)	2010	2009	2010	2009	2010	2009	2010		2009
Assets
Current assets:
Cash and short-term investments	$3,592	$4,867	$1,825	$2,239	$1,767	$2,628	$—		$—
Receivables - trade and other	8,494	5,611	5,893	3,705	482	1,464	2,119	(2),(3)	442	(2),(3)
Receivables - finance	8,298	8,301	—	—	11,158	9,872	(2,860	)(3)	(1,571	)(3)
Deferred and refundable income taxes	931	1,216	823	1,094	108	122	—		—
Prepaid expenses and other current assets	908	862	371	385	550	503	(13	)(4)	(26	)(4)
Inventories	9,587	6,360	9,587	6,360	—	—	—		—
Total current assets	31,810	27,217	18,499	13,783	14,065	14,589	(754)		(1,155)

Property, plant and equipment — net	12,539	12,386	9,662	9,308	2,877	3,078	—		—
Long-term receivables - trade and other	793	971	271	381	236	182	286	(2),(3)	408	(2),(3)
Long-term receivables - finance	11,264	12,279	—	—	11,586	12,717	(322	)(3)	(438	)(3)
Investments in unconsolidated affiliated companies	164	105	156	97	8	8	—		—
Investments in Financial Products subsidiaries	—	—	4,275	4,514	—	—	(4,275	)(5)	(4,514	)(5)
Noncurrent deferred and refundable income taxes	2,493	2,714	2,922	3,083	90	65	(519	)(6)	(434	)(6)
Intangible assets	805	465	795	464	10	1	—		—
Goodwill	2,614	2,269	2,597	2,269	17	—	—		—
Other assets	1,538	1,632	314	297	1,224	1,335	—		—
Total assets	$64,020	$60,038	$39,491	$34,196	$30,113	$31,975	$(5,584)		$(6,133)

Liabilities
Current liabilities:
Short-term borrowings	$4,056	$4,083	$306	$1,433	$4,452	$3,676	$(702	)(7)	$(1,026	)(7)
Accounts payable	5,856	2,993	5,717	2,862	177	229	(38	)(8)	(98	)(8)
Accrued expenses	2,880	2,641	2,422	2,055	470	613	(12	)(9)	(27	)(9)
Accrued wages, salaries and employee benefits	1,670	797	1,642	790	28	7	—		—
Customer advances	1,831	1,217	1,831	1,217	—	—	—		—
Dividends payable	281	262	281	262	—	—	—		—
Other current liabilities	1,521	1,281	1,142	808	393	494	(14	)(6)	(21	)(6)
Long-term debt due within one year	3,925	5,701	495	302	3,430	5,399	—		—
Total current liabilities	22,020	18,975	13,836	9,729	8,950	10,418	(766)		(1,172)
Long-term debt due after one year	20,437	21,847	4,543	5,687	15,932	16,195	(38	)(7)	(35	)(7)
Liability for postemployment benefits	7,584	7,420	7,584	7,420	—	—	—		—
Other liabilities	2,654	2,496	2,203	2,060	956	848	(505	)(6)	(412	)(6)
Total liabilities	52,695	50,738	28,166	24,896	25,838	27,461	(1,309)		(1,619)
Commitments and contingencies
Redeemable noncontrolling interest	461	477	461	477	—	—	—		—
Stockholders’ equity
Common stock	3,888	3,439	3,888	3,439	902	883	(902	)(5)	(883	)(5)
Treasury stock	(10,397)	(10,646)	(10,397)	(10,646)	—	—	—		—
Profit employed in the business	21,384	19,711	21,384	19,711	3,027	3,282	(3,027	)(5)	(3,282	)(5)
Accumulated other comprehensive income (loss)	(4,051)	(3,764)	(4,051)	(3,764)	263	279	(263	)(5)	(279	)(5)
Noncontrolling interests	40	83	40	83	83	70	(83	)(5)	(70	)(5)
Total stockholders’ equity	10,864	8,823	10,864	8,823	4,275	4,514	(4,275)		(4,514)
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$64,020	$60,038	$39,491	$34,196	$30,113	$31,975	$(5,584)		$(6,133)

(1)	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
(2)	Elimination of receivables between Machinery and Power Systems and Financial Products.
(3)	Reclassification of Machinery and Power Systems’ trade receivables purchased by Cat Financial and Cat Financial’s wholesale inventory receivables.
(4)	Elimination of Machinery and Power Systems’ insurance premiums that are prepaid to Financial Products.
(5)	Elimination of Financial Products’ equity which is accounted for on Machinery and Power Systems on the equity basis.
(6)	Reclassification reflecting required netting of deferred tax assets/liabilities by taxing jurisdiction.
(7)	Elimination of debt between Machinery and Power Systems and Financial Products.
(8)	Elimination of payables between Machinery and Power Systems and Financial Products.
(9)	Elimination of prepaid insurance in Financial Products’ accrued expenses.

Supplemental Data for Statement of Cash Flow

For the Years Ended December 31

			Supplemental consolidating data
	Consolidated		Machinery & Power Systems(1)		Financial Products		Consolidating Adjustments
(Millions of dollars)	2010	2009	2010	2009	2010	2009	2010		2009
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$2,758	$827	$2,747	$811	$361	$323	$(350	)(2)	$(307	)(2)
Adjustments for non-cash items:
Depreciation and amortization	2,296	2,336	1,573	1,594	723	742	—		—
Undistributed profit of Financial Products	—	—	—	(307)	—	—	—		307	(3)
Other	469	137	457	4	(120)	(87)	132	(4)	220	(4)
Financial Products’ dividend in excess of profit	—	—	250	—	—	—	(250	)(9)	—
Changes in assets and liabilities, net of acquisitions:
Receivables - trade and other	(2,320)	4,014	(1,264)	1,929	44	67	(1,100	)(4),(5)	2,018	(4),(5)
Inventories	(2,667)	2,501	(2,665)	2,501	—	—	(2	)(4)	—
Accounts payable	2,570	(1,878)	2,533	(1,748)	(25)	(140)	62	(4)	10	(4)
Accrued expenses	117	(505)	98	(447)	4	(57)	15	(4)	(1	)(4)
Accrued wages, salaries and employee benefits	847	(534)	826	(527)	21	(7)	—		—
Customer advances	604	(646)	604	(646)	—	—	—		—
Other assets—net	358	235	316	31	(30)	218	72	(4)	(14	)(4)
Other liabilities—net	(23)	12	163	(48)	(100)	44	(86	)(4)	16	(4)
Net cash provided by (used for) operating activities	5,009	6,499	5,638	3,147	878	1,103	(1,507)		2,249

Cash flow from investing activities:
Capital expenditures—excluding equipment leased to others	(1,575)	(1,504)	(1,579)	(1,500)	(7)	(4)	11	(4)	—
Expenditures for equipment leased to others	(1,011)	(968)	(84)	—	(985)	(972)	58	(4)	4	(4)
Proceeds from disposals of leased assets and property, plant and equipment	1,469	1,242	145	150	1,376	1,092	(52	)(4)	—
Additions to finance receivables	(8,498)	(7,107)	—	—	(28,320)	(20,387)	19,822	(5)	13,280	(5)
Collections of finance receivables	8,987	9,288	—	—	27,919	23,934	(18,932	)(5)	(14,646	)(5)
Proceeds from sale of finance receivables	16	100	—	—	16	987	—		(887	)(5)
Net intercompany borrowings	—	—	(574)	416	931	(963)	(357	)(6)	547	(6)
Investments and acquisitions (net of cash acquired)	(1,126)	(19)	(1,093)	(19)	(33)	—	—		—
Proceeds from sale of available-for-sale securities	228	291	10	6	218	285	—		—
Investments in available-for-sale securities	(217)	(349)	(12)	(5)	(205)	(344)	—		—
Other—net	132	(128)	7	116	105	(258)	20	(7)	14	(7),(8)
Net cash provided by (used for) investing activities	(1,595)	846	(3,180)	(836)	1,015	3,370	570		(1,688)

Cash flow from financing activities:
Dividends paid	(1,084)	(1,029)	(1,084)	(1,029)	(600)	—	600	(10)	—
Distribution to noncontrolling interests	—	(10)	—	(10)	—	—	—		—
Common stock issued, including treasury shares reissued	296	89	296	89	20	20	(20	)(7)	(20	)(7)
Excess tax benefit from stock-based compensation	153	21	153	21	—	—	—		—
Acquisitions of noncontrolling interests	(132)	(6)	(132)	(6)	—	(6)	—		6	(8)
Net intercompany borrowings	—	—	(931)	963	574	(416)	357	(6)	(547	)(6)
Proceeds from debt issued (original maturities greater than three months)	8,324	12,291	216	458	8,108	11,833	—		—
Payments on debt (original maturities greater than three months)	(12,461)	(12,687)	(1,298)	(918)	(11,163)	(11,769)	—		—
Short-term borrowings (original maturities three months or less)—net	291	(3,884)	(78)	(1,147)	369	(2,737)	—		—
Net cash provided by (used for) financing activities	(4,613)	(5,215)	(2,858)	(1,579)	(2,692)	(3,075)	937		(561)
Effect of exchange rate changes on cash	(76)	1	(14)	(10)	(62)	11	—		—
Increase (decrease) in cash and short-term investments	(1,275)	2,131	(414)	722	(861)	1,409	—		—
Cash and short-term investments at beginning of period	4,867	2,736	2,239	1,517	2,628	1,219	—		—
Cash and short-term investments at end of period	$3,592	$4,867	$1,825	$2,239	$1,767	$2,628	$—		$—

(1)	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
(2)	Elimination of Financial Products’ profit after tax due to equity method of accounting.
(3)	Elimination of non-cash adjustment for the undistributed earnings from Financial Products.
(4)	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
(5)	Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.
(6)	Elimination of net proceeds and payments to/from Machinery and Power Systems and Financial Products.
(7)	Elimination of change in investment and common stock related to Financial Products.
(8)	Elimination of Financial Products’ acquisition of Machinery and Power Systems’ noncontrolling interest in a Financial Products subsidiary.
(9)	Elimination of Financial Products’ dividend to Machinery and Power Systems in excess of Financial Products’ profit.
(10)	Elimination of dividend from Financial Products to Machinery and Power Systems.